STOCK PURCHASE AGREEMENT

by and among

WARNACO INC.,

FINGEN APPAREL N.V.,

FINGEN S.P.A.,

EURO CORMAR S.P.A.,

and

CALVIN KLEIN, INC.

DATED AS OF DECEMBER 20, 2005

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Interpretation	13

ARTICLE II

PURCHASE AND SALE OF SHARES

ARTICLE III

CLOSING

Section 3.1	Closing	19
Section 3.2	Closing Deliveries	19
Section 3.3	Transfer of the Italian Purchased Shares	21

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FINGEN SELLERS

i

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CKI

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Organization and Existence	49
Section 6.2	Authorization	50
Section 6.3	Noncontravention	50
Section 6.4	Financing	50
Section 6.5	Brokers	50

ARTICLE VII

COVENANTS

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1	Conditions of the Parties' Obligations to Effect the Closing	60
Section 8.2	Additional Conditions to Obligation of the Sellers to Effect the Closing	61
Section 8.3	Additional Conditions to Obligation of the Purchaser to Effect the Closing	61

ARTICLE IX

INDEMNIFICATION; SELLERS' REPRESENTATIVE

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1	Termination	68
Section 10.2	Effect of Termination	68

ARTICLE XI

MISCELLANEOUS

TABLE OF SCHEDULES

Schedule I	Working Capital
Schedule II	Business Licensing Contracts
Schedule III	Collection Business Licensing Contracts
Schedule IV	Subsidiaries of Jeanswear N.V.
Schedule V	Permitted Encumbrances
Schedule VI	September 30, 2005 Working Capital
Schedule 2.1	Purchased Shares
Schedule 2.2(a)(i)	Allocation Schedule
Schedule 2.2(a)(ii)	Examples of Adjustments
Schedule 3.2(a)(viii)	Material Consents
Schedule 3.2(a)(ix)	Material Filings
Schedule 7.4(b)	Transition Services
Schedule 7.6	Termination of Affiliate Contracts
Schedule 7.9(b)	Trademarks
Schedule 8.1(b)	Governmental Consents

Fingen Sellers Disclosure Schedule
CKI Disclosure Schedule
Purchaser Disclosure Schedule

TABLE OF EXHIBITS

Exhibit A	Form of CKI Release Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Deeds of Transfer
Exhibit D	Forms of Each CK Jeanswear License
Exhibit E	CMI Business Plan
Exhibit F	Form CMI Transfer Agreement

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 20, 2005 (this ‘‘Agreement’’), by and among Warnaco Inc., a Delaware corporation (the ‘‘Purchaser’’), Fingen Apparel N.V., a limited liability company organized and existing under the laws of the Netherlands (‘‘Fingen Apparel’’), Fingen S.p.A., a joint stock company organized and existing under the laws of Italy (‘‘Fingen S.p.A.’’), Euro Cormar S.p.A., a joint stock company organized and existing under the laws of Italy (‘‘Euro Cormar’’), and Calvin Klein, Inc., a New York corporation (‘‘CKI’’ and, together with, Fingen Apparel, Fingen S.p.A. and Euro Cormar, the ‘‘Sellers’’).

WHEREAS, the Sellers collectively own, beneficially and of record, all of the Purchased Shares (as hereinafter defined);

WHEREAS, Fingen S.p.A. owns, beneficially and of record, all of the CMI Shares (as hereinafter defined);

WHEREAS, the Sellers desire to sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, acquire and accept, all of the Purchased Shares upon the terms and subject to the conditions set forth herein (the ‘‘Acquisition’’);

WHEREAS, Fingen S.p.A. desires to transfer and deliver to the Purchaser, and the Purchaser desires to accept, all of the CMI Shares (as hereinafter defined) upon the terms and subject to the conditions set forth in the CMI Transfer Agreement (as hereinafter defined) (the ‘‘CMI Transfer’’); and

WHEREAS, at the Closing, the Sellers and the Purchaser shall enter into the Escrow Agreement (as hereinafter defined), pursuant to which, among other things, the Purchaser shall deposit the Escrow Amount (as hereinafter defined) into the Escrow Account (as hereinafter defined) in accordance with Section 2.2(c) hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein:

‘‘AAA’’ means American Arbitration Association.

‘‘Accounting Firm’’ shall have the meaning set forth in Section 2.4(b).

‘‘Acquisition’’ shall have the meaning set forth in the recitals.

‘‘Action’’ means any action, notice, claim, complaint, charge, dispute, proceeding, suit, hearing, litigation, arbitration, audit or investigation (whether civil, criminal, administrative, judicial or regulatory), or any appeal therefrom.

‘‘Actual Closing Date Cash’’ means the amount of the Companies' cash and cash equivalents (including interest earned on cash deposits) as at the close of business on the day immediately prior to the Closing Date and as set forth in the Final Adjustment Statement.

‘‘Actual Closing Date Working Capital’’ means the Closing Date Working Capital as set forth in the Final Adjustment Statement; provided, that, for purposes of Section 2.4(c), Actual Closing Date Working Capital, to the extent in excess of €67,500,000, shall be disregarded.

‘‘Actual Excess Amount’’ shall have the meaning set forth in Schedule I.

‘‘Actual Net Indebtedness Amount’’ shall have the meaning set forth in Schedule I.

‘‘Actual Sellers Third Party Indebtedness’’ means the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers) as at the close of business on the day immediately prior to the Closing Date and as set forth in the Final Adjustment Statement.

‘‘A.E.S. Advanced Euro Service’’ means A.E.S. Advanced Euro Service S.r.l., a limited liability company organized and existing under the laws of Italy.

‘‘A.E.S. Advanced Euro Service Shares’’ means the issued and outstanding shares of capital stock, or other equity interest in, A.E.S. Advanced Euro Service.

‘‘Affiliate’’ means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, ‘‘control’’ (including the terms ‘‘controlled by’’ and ‘‘under common control with’’) with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person.

‘‘Agreement’’ shall have the meaning set forth in the preamble.

‘‘Allocation Schedule’’ shall have the meaning set forth in Section 2.2(a).

‘‘Ancillary Agreements’’ means, collectively, the CKI Release Agreement, the Escrow Agreement, each of the Deeds of Transfer, each of the CK Jeanswear Licenses and the CMI Transfer Agreement.

‘‘Applicable GAAP’’ means, with respect to any specified financial information of a Person, accounting principles generally accepted in the jurisdiction applicable to such financial information.

‘‘Applicable Guarantor’’ shall have the meaning set forth in Section 4.6(a).

‘‘Assets’’ means any and all properties, assets and rights of any kind, nature and description, whether real, personal or mixed, tangible or intangible.

‘‘Assumed Euro Cormar Business Liabilities’’ shall have the meaning set forth in Section 4.12(c)(ii).

‘‘Base Purchase Price’’ shall have the meaning set forth in Section 2.2(a).

‘‘Business’’ means the Companies' business of manufacturing, marketing, sourcing, advertising (as approved by CKI), promoting, sub-licensing (as approved by CKI) and selling at wholesale and retail, jeanswear apparel and bridge sportswear apparel (and accessories related to each of the foregoing), in each case, under the CK/CALVIN KLEIN, CALVIN KLEIN, CALVIN KLEIN JEANS and CK/CALVIN KLEIN JEANS marks, including through the operation of retail stores (including full price and outlet stores) throughout Europe, Asia, the Middle East and elsewhere, as conducted pursuant to the licensing Contracts set forth in Schedule II; provided, that, for purposes of this Agreement, the Collection Business shall not be deemed to be a portion of the Business.

‘‘Business Day’’ means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or in Amsterdam, The Netherlands.

‘‘Cap’’ shall have the meaning set forth in Section 9.7(a).

‘‘Cash Objection Item’’ shall have the meaning set forth in Section 2.4(a).

‘‘Certified Closing Date Cash’’ means the amount of the Companies' cash and cash equivalents (including interest earned on cash deposits) as at the close of business on the day immediately prior to the Closing Date and as set forth in the Sellers Third Party Indebtedness and Cash Letter.

‘‘Certified Excess Amount’’ shall have the meaning set forth in Schedule I.

‘‘Certified Net Indebtedness Amount’’ shall have the meaning set forth in Schedule I.

‘‘Certified Sellers Third Party Indebtedness Amount’’ means the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers) as at the close of business on the day immediately prior to the Closing Date and as set forth in the Sellers Third Party Indebtedness and Cash Letter.

‘‘Chair’’ shall have the meaning set forth in Section 11.8(b).

‘‘CKI’’ shall have the meaning set forth in the preamble.

‘‘CKI Affiliate Contracts’’ shall have the meaning set forth in Section 5.26(a).

‘‘CKI Disclosure Schedule’’ shall have the meaning set forth in the opening paragraph of Article V.

‘‘CKI Pro Rata Share’’ means 22.25%.

‘‘CKI Release Agreement’’ means the release agreement substantially in the form of Exhibit A hereto, by and among the Purchaser, each of the Companies and CKI.

‘‘CKI Share Conversion’’ means the conversion of CKI's share ownership interest as of the date hereof in Jeanswear Asia and Jeanswear Europe into a share ownership interest in Jeanswear N.V.

‘‘CKI Transfer Liability’’ means any Liability relating to the CKI Share Conversion.

‘‘CK Jeanswear Licenses’’ shall have the meaning set forth in Section 7.15.

‘‘Closing’’ shall have the meaning set forth in Section 3.1.

‘‘Closing Date’’ shall have the meaning set forth in Section 3.1.

‘‘Closing Date Working Capital’’ shall have the meaning set forth in Schedule I.

‘‘Closing Purchase Price’’ shall have the meaning set forth in Section 2.2(a).

‘‘CMI’’ means Confezioni Moda Italia S.r.l., a limited liability company organized and existing under the laws of Italy.

‘‘CMI Business Plan’’ shall have the meaning set forth in Section 7.1(d).

‘‘CMI Shares’’ means the issued and outstanding shares of capital stock of, or other equity interest in, CMI.

‘‘CMI Transfer’’ shall have the meaning set forth in the recitals.

‘‘CMI Transfer Agreement’’ shall have the meaning set forth in Section 7.19.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

‘‘Collection Business’’ means CMI's business of manufacturing, marketing, sourcing, advertising (as approved by CKI), promoting, sub-licensing (as approved by CKI) and selling at wholesale, women's premier ready to wear apparel lines, men's premier designer clothing and furnishings, and men's and women's accessories and leather goods worldwide, in each case, under the CALVIN KLEIN COLLECTION trademark as conducted pursuant to the terms of the licensing Contracts set forth in Schedule III; provided, that, for purposes of this Agreement, the Business shall not be deemed a portion of the Collection Business.

‘‘Companies’’ means, collectively, each Jeanswear N.V. Company and each Retail Company.

‘‘Company Balance Sheet’’ shall have the meaning set forth in Section 4.5(a).

‘‘Company Benefit Plans’’ shall have the meaning set forth in Section 4.22(d).

‘‘Company Business Employee Contracts’’ shall have the meaning set forth in Section 4.22(a).

‘‘Company Business Employees’’ means all of the employees of each Company.

‘‘Company Consultant Contracts’’ shall have the meaning set forth in Section 4.22(g)(i).

‘‘Company Consultants’’ means all agents, consultants and independent contractors who render services in favor or on behalf of any Company.

‘‘Company Financial Statements’’ shall have the meaning set forth in Section 4.5(a).

‘‘Company IP Agreements’’ means all Contracts to which any Company is a party or otherwise bound (whether oral or written) that contain provisions: (a) granting to any Person any rights in the Intellectual Property of any Company; (b) granting to any Company any rights in Intellectual Property (except for commercially available off-the-shelf software); (c) consenting to another Person's use of any Companies' Intellectual Property; (d) transferring ownership of any Intellectual Property rights to or from any Company; and (e) imposing any restrictions or limitations on the use by any Company of any Intellectual Property (except for commercially available off-the-shelf software).

‘‘Company Lease’’ shall have the meaning set forth in Section 4.20(b).

‘‘Company Leased Real Property’’ means all leasehold or subleasehold estates and similar rights to possess or occupy any land, buildings, structures, improvements, fixtures or other interest in any real property held by any Company.

‘‘Company Material Contracts’’ shall have the meaning set forth in Section 4.25(a).

‘‘Company Permits’’ shall have the meaning set forth in Section 4.15(e)(i).

‘‘Company Service Provider’’ means any third party service provider acting on behalf of, or otherwise retained by, any Company, including the manufacturers and contractors engaged in the manufacturing of products for any of the Companies.

‘‘Company Statutory Financial Filing’’ means, with respect to any Company, any financial information (including any balance sheet, statement of income, statement of cash flows or similar financial statement) required by Law to be supplied to any Governmental Entity by, or on behalf of, such Company, including any amendments to such information.

‘‘Consent’’ means any consent, approval, license, permit, waiver, Order or authorization of any Person.

‘‘Contract’’ means any agreement, contract, arrangement, understanding, license, obligation, promise, commitment or undertaking that is legally binding.

‘‘Copyrights’’ means all copyrights and copyrightable subject matter, including copyrights of Software (if any) and registrations and applications for any of the foregoing, and rights to sue for all Infringements thereof, including past Infringements.

‘‘Customs’’ shall have the meaning set forth in Section 4.19.

‘‘Deeds of Transfer’’ shall have the meaning set forth in Section 3.3(a).

‘‘Designated Accounting Firm’’ shall have the meaning set forth in Section 2.4(b).

‘‘Designated Escrow Amount’’ shall have the meaning set forth in Section 9.5(d).

‘‘Designated Indigo Blue Shares’’ means all Indigo Blue Shares, other than the Indigo Blue Shares held by Fingen S.p.A. as of the date hereof.

‘‘Designated Intercompany Contracts’’ shall have the meaning set forth in Section 5.26(b).

‘‘Designated Matters’’ shall have the meaning set forth in Section 9.7(d).

‘‘Designated Representations and Warranties’’ means each of the representations and warranties of CKI set forth in Article V (other than those set forth in Sections 5.2(d), 5.3, 5.4, 5.26(a) and 5.27, in each case, to the extent such Sections are solely applicable to CKI or its Affiliates).

‘‘Dispute Notice’’ shall have the meaning set forth in Section 2.4(a).

‘‘Disputes’’ shall have the meaning set forth in Section 11.8(a).

‘‘Disclosure Schedules’’ means, collectively, the Fingen Sellers Disclosure Schedule, the CKI Disclosure Schedule and the Purchaser Disclosure Schedule.

‘‘Distribution D’’ means Distribution D GmbH, a limited liability company organized and existing under the laws of Germany.

‘‘Domain Names’’ means any alphanumeric designation which is registered with, or assigned by, any domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet (as set forth in 15 U.S.C. § 1127).

‘‘Encumbrance’’ means any security interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, adverse claim, conditional sales contract, collateral security arrangement, equitable interest, right of first refusal, preemptive right, veto right (e.g., "diritto di gradimento’’) or similar restrictions, including any restriction on the use, voting, transfer, disposition, receipt of income or other exercise of any attributes of ownership.

‘‘Environmental Law’’ means any Law as in effect on the date hereof relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants (including electromagnetic emissions), contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

‘‘Escrow Account’’ means the Escrow Account (as such term is defined in the Escrow Agreement).

‘‘Escrow Agent’’ means the Escrow Agent (as such term is defined in the Escrow Agreement).

‘‘Escrow Agreement’’ means the escrow agreement substantially in the form of Exhibit B hereto, by and among the Purchaser, each of the Sellers and the Escrow Agent; provided, that such form of the Escrow Agreement is subject to such changes as the Escrow Agent may reasonably request.

‘‘Escrow Amount’’ shall have the meaning set forth in Section 2.2(c).

‘‘Estimated Closing Date Working Capital’’ shall have the meaning set forth in Section 2.3.

‘‘Estimated Working Capital Statement’’ shall have the meaning set forth in Section 2.3.

‘‘Euro Cormar’’ shall have the meaning set forth in the preamble.

‘‘Euro Cormar Business Assets’’ shall have the meaning set forth in Section 4.12(c)(i).

‘‘Euro Cormar Business Employees’’ shall have the meaning set forth in Section 4.12(c)(iii).

‘‘Euro Cormar Separation’’ shall have the meaning set forth in Section 4.12(b).

‘‘Euro Cormar Separation Documents’’ shall have the meaning set forth in Section 4.12(i).

‘‘Euro Retail’’ means Euro Retail S.r.l., a limited liability company organized and existing under the laws of Italy.

‘‘Euro Retail Shares’’ means the issued and outstanding shares of capital stock, or other equity interest in, Euro Retail.

‘‘Expert Fee’’ means all fees, costs and expenses owing to such expert appointed by the applicable Seller(s) to appraise the Going Concern in connection with the consummation of the Euro Cormar Separation.

‘‘F.A. France’’ means F.A. France SARL, a limited liability company organized and existing under the laws of France.

‘‘FCPA’’ means the Foreign Corrupt Practices Act of 1977, as amended.

‘‘Filing’’ means any registration, declaration or filing with, or notice to, any Person.

‘‘Final Adjustment Statement’’ shall have the meaning set forth in Section 2.4(a) or 2.4(b), as the case may be.

‘‘Final Preliminary Adjustment Statement’’ shall have the meaning set forth in Section 2.4(a).

‘‘Final Release Date’’ shall have the meaning set forth in Section 9.5(d).

‘‘Fingen Apparel’’ shall have the meaning set forth in the preamble.

‘‘Fingen Apparel UK’’ means Fingen Apparel UK Limited, a limited liability company organized and existing under the laws of the United Kingdom.

"Fingen Apparel UK Subsidiary’’ means Jeanswear Services, Ltd., a limited liability company organized and existing under the laws of the United Kingdom.

‘‘Fingen Apparel UK Companies’’ means, collectively, Fingen Apparel UK and the Fingen Apparel UK Subsidiary.

‘‘Fingen Sellers’’ means, collectively, Fingen Apparel, Fingen S.p.A. and Euro Cormar.

‘‘Fingen Sellers Affiliate Contracts’’ shall have the meaning set forth in Section 4.27(a).

‘‘Fingen Sellers Disclosure Schedule’’ shall have the meaning set forth in the opening paragraph of Article IV.

‘‘Fingen Sellers Pro Rata Share’’ means 77.75%.

‘‘Fingen S.p.A.’’ shall have the meaning set forth in the preamble.

‘‘Going Concern’’ shall have the meaning set forth in Section 4.12(b).

‘‘Gold Lightening’’ means Gold Lightening Limited, a limited liability company organized and existing under the laws of Hong Kong.

‘‘Gold Lightening Declaration of Trust’’ shall have the meaning set forth in Section 7.13.

‘‘Gold Lightening Nominee Shares’’ shall have the meaning set forth in Section 7.13.

‘‘Gold Lightening Shares’’ means the issued and outstanding shares of capital stock of, or other equity interest in, Gold Lightening.

‘‘Governmental Entity’’ means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political subdivision of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental or quasi-governmental division, subdivision, department, board, agency, bureau, branch, office, commission, council, board, instrumentality, organization, taxing authority or unit and any court or other tribunal, including, with respect to any Company organized and existing under the laws of Italy, such Company's Register, (c) Person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or (d) arbitration tribunal.

‘‘Grant Thornton’’ means the applicable member firm(s) of Grant Thornton LLP.

‘‘Guaranteed Indebtedness’’ shall have the meaning set forth in Section 4.6(a).

‘‘Hardware’’ means any item of computer equipment or components or other tangible property necessary and useful in connection with any Software.

‘‘Hazardous Material’’ means (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which, as of the date hereof, are defined as, or included in the definition of, ‘‘hazardous substances,’’ ‘‘hazardous wastes,’’ ‘‘hazardous materials,’’ ‘‘extremely hazardous wastes,’’ ‘‘restricted hazardous wastes,’’ ‘‘toxic substances,’’ ‘‘toxic pollutants’’ or words of similar import under any Environmental Law; and (c) any other chemical or other material, substance or emission (including electromagnetic emissions), exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Law.

‘‘Indebtedness’’ means, with respect to any specified Person, any Liability (contingent or otherwise) relating to: (a) indebtedness, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) reimbursement obligations and obligations with respect to letters of credit, bankers' acceptances, bank guarantees, surety bonds and performance bonds, whether or not matured, (c) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business and consistent with such Person's customary trade practices; (d) obligations with respect to interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance agreements, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar Contracts designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices; (e)indebtedness secured by a lien on the property of such Person, whether or not the respective indebtedness so secured is a primary obligation of, or has been assumed by, such Person; (f) capital lease obligations of such Person; and (g) indebtedness of others guaranteed by such Person (including guarantees in the form of an agreement to repurchase or reimburse, letters of credit and guarantees by a Company of performance obligations of another Person (other than any other Company)).

‘‘Indemnified Party’’ means any Person claiming indemnification under any provision of Article IX.

‘‘Indemnifying Party’’ means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

‘‘Indigo Blue’’ means Indigo Blue S.A., a limited liability company organized and existing under the laws of Switzerland.

‘‘Indigo Blue Shares’’ means the issued and outstanding shares of capital stock of, or other equity interest in, Indigo Blue.

‘‘Infringement’’ means an assertion that a given item infringes on, misappropriates, dilutes, unfairly competes with, constitutes unauthorized use of, or otherwise violates rights or interests in, the Intellectual Property of any Person.

‘‘Initial Release Date’’ shall have the meaning set forth in Section 9.5(d).

‘‘Intellectual Property’’ means all Copyrights (including Software), Patents, Rights of Publicity, Trademarks, Domain Names, Trade Secrets and any similar intellectual property rights (including goodwill associated with any of the foregoing).

‘‘Intercompany Contracts’’ shall have the meaning set forth in Section 4.27(b).

‘‘Italian GAAP’’ means the rules of Italian Law applicable to the preparation of financial statements, as integrated by, and interpreted and applied in accordance with, the accounting principles issued by the "Commissione dei Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri,’’ as amended by the "Organismo Italiano di Contabilita’’ on May 30, 2005 as in effect from time to time and applied consistently throughout the periods involved.

‘‘Italian GAAP Financials’’ means the combined balance sheet of the Companies (and Jeanswear Service International Trading) as of September 30, 2005, the related combined statements of income and cash flows for the nine month period then ended, the notes thereto (which notes, among other things, set forth in reasonable detail a qualitative description of the significant accounting differences which would result had the information set forth in such financial statements been prepared in conformity with U.S. GAAP), together with an unqualified opinion thereon from the Italian GAAP Financials Auditors stating that the audit was conducted in accordance with U.S. GAAS. The Italian GAAP Financials will be prepared entirely in English.

‘‘Italian GAAP Financials Auditors’’ shall have the meaning set forth in Section 7.7(a).

‘‘Italian Purchased Companies’’ means, collectively, Euro Retail and A.E.S. Advanced Euro Service.

‘‘Italian Purchased Shares’’ means, collectively, the Euro Retail Shares and the A.E.S. Advanced Euro Service Shares.

‘‘Italian Tax Clearance Certificates’’ shall have the meaning set forth in Section 4.12(h).

‘‘Jeanswear Asia’’ means CK Jeanswear Asia, Ltd., a limited liability company organized and existing under the laws of Hong Kong.

‘‘Jeanswear Asia Declaration of Trust’’ shall have the meaning set forth in Section 7.13.

‘‘Jeanswear Asia Nominee Shares’’ shall have the meaning set forth in Section 7.13.

‘‘Jeanswear Asia Shares’’ means the issued and outstanding shares of capital stock of, or other equity interest in, Jeanswear Asia.

‘‘Jeanswear Europe’’ means CK Jeanswear Europe S.p.A., a joint stock company organized and existing under the laws of Italy.

‘‘Jeanswear Korea’’ means CK Jeanswear Korea Co. Ltd., a limited liability company organized and existing under the laws of Korea.

‘‘Jeanswear N.V.’’ means CK Jeanswear N.V., a limited liability company organized and existing under the laws of the Netherlands.

‘‘Jeanswear N.V. Benefit Plans’’ shall have the meaning set forth in Section 5.21(d).

‘‘Jeanswear N.V. Business Employee Contracts’’ shall have the meaning set forth in Section 5.21(a).

‘‘Jeanswear N.V. Business Employees’’ means all of the employees of each Jeanswear N.V. Company.

‘‘Jeanswear N.V. Companies’’ means, collectively, Jeanswear N.V. and each of its direct and indirect Subsidiaries set forth on Schedule IV.

‘‘Jeanswear N.V. Company Consultant Contracts’’ shall have the meaning set forth in Section 5.21(g)(i).

‘‘Jeanswear N.V. Company Consultants’’ means all agents, consultants and independent contractors who render services in favor or on behalf of any Jeanswear N.V. Company.

‘‘Jeanswear N.V. Company Material Contracts’’ shall have the meaning set forth in Section 5.24(a).

‘‘Jeanswear N.V. Company Permits’’ shall have the meaning set forth in Section 5.14(e)(i).

‘‘Jeanswear N.V. Company Statutory Financial Filing’’ means, with respect to any Jeanswear N.V. Company, any financial information (including any balance sheet, statement of income, statement of cash flows or similar financial statement) required by Law to be supplied to any Governmental Entity by, or on behalf of, such Jeanswear N.V. Company, including any amendments to such information.

‘‘Jeanswear N.V. Declarations of Trust’’ shall have the meaning set forth in Section 7.13.

‘‘Jeanswear N.V. IP Agreements’’ means all Contracts to which any Jeanswear N.V. Company is a party or otherwise bound (whether oral or written) that contain provisions: (a) granting to any Person any rights in the Intellectual Property of any Jeanswear N.V. Company; (b) granting to any Jeanswear N.V. Company any rights in Intellectual Property (except for commercially available off-the-shelf software); (c) consenting to another Person's use of Intellectual Property owned by any Jeanswear N.V. Company; (d) transferring ownership of any Intellectual Property rights to or from Jeanswear N.V. Company; and (e) imposing any restrictions or limitations on the use and/or registration of any Intellectual Property by Jeanswear N.V. Company (except for commercially available off-the-shelf software).

‘‘Jeanswear N.V. Lease’’ shall have the meaning set forth in Section 5.19(b).

‘‘Jeanswear N.V. Leased Real Property’’ means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in any real property held by any Jeanswear N.V. Company.

‘‘Jeanswear N.V. Company Material Contracts’’ shall have the meaning set forth in Section 5.24(a).

‘‘Jeanswear N.V. Sellers’’ means, collectively, Fingen Apparel (in its capacity as the Seller of the Jeanswear N.V. Shares) and CKI.

‘‘Jeanswear N.V. Service Provider’’ means any third party service provider acting on behalf of, or otherwise retained by, any Jeanswear N.V. Company, including the manufacturers and contractors engaged in the manufacturing of products for any of the Jeanswear N.V. Companies.

‘‘Jeanswear N.V. Shares’’ means, collectively, the issued and outstanding shares of capital stock of, or other equity interest in, each Jeanswear N.V. Company.

‘‘Jeanswear N.V. Subsidiary Shares’’ shall have the meaning set forth in Section 5.2(a).

‘‘Jeanswear N.V. Third Party Indebtedness’’ means any Third Party Indebtedness owing by any Jeanswear N.V. Company.

‘‘Jeanswear Services International Trading’’ means Jeanswear Services International Trading Co. Ltd., a limited liability company organized and existing under the laws of the Peoples' Republic of China.

‘‘Jeanswear Services International Trading Liability’’ means any (x) Liability relating to the pre-Closing transfer to any Company of any Assets (including any inventory) of Jeanswear Services International Trading, other than such Liabilities set forth in the Final Adjustment Statement (including the purchase price paid or to be paid for such Assets) and/or (y) Liability relating to such transferred Assets which are not exclusively related to the Business.

‘‘Joint Notice’’ means any Joint Notice (as such term is defined in the Escrow Agreement).

‘‘Knowledge’’ (or similar terms or phrases used herein) means all facts and information which are within the actual knowledge of (a) with respect to the Fingen Sellers, Corrado Fratini, Jacopo Fratini and Cesare Peretti, in each case, following a reasonable investigation and (b) with respect to CKI, (i) Tom Murry, following a reasonable investigation and (ii) John Van Glahn, Pamela Bradford and Deirdre Miles-Graeter; provided, that, in no event, shall Ms. Bradford or Ms. Miles-Graeter be deemed to have actual knowledge of any fact or information other than with respect to licensing Contracts applicable to the Business; provided, further, that, in no event, shall Mr. Van Glahn be deemed to have actual knowledge of any fact or information other than with respect to licensing Contracts and/or financial matters applicable to the Business.

‘‘KPMG’’ means the applicable member firm(s) of KPMG International.

‘‘Law’’ means any law, statute, rule, regulation, ordinance, decision, Order or other pronouncement having the effect of law of any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdictional or political subdivision of any nature of any Governmental Entity.

‘‘Liabilities’’ means any and all liabilities and obligations of any kind or nature, including those arising under common law, statute (or other Law), Contract or otherwise, whether known or unknown, or liquidated or unliquidated.

‘‘Losses’’ means any cost, loss, Liability, claim, damage, interest award, judgment, penalty or expense (including costs of investigation, defense thereof and reasonable accountants', consultants' and attorneys' fees).

‘‘Mahoney Cohen’’ means the applicable member firm(s) of Mahoney Cohen & Co.

‘‘Material Adverse Effect’’ means any circumstance, development, change in, or effect on, the Companies taken as a whole that, individually or in the aggregate with any other related circumstances, developments, changes in, or effects on, the Companies taken as a whole is, or is reasonably expected to be, directly or indirectly, materially adverse to (a) the business or condition (financial or otherwise) or results of operations of the Companies taken as a whole or (b) the ability of any Seller to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, that the following, in each case, will be excluded from the determination of Material Adverse Effect: circumstances, developments, changes, or effects attributable solely to (t) general economic conditions (including events of war impacting the economy in general and including changes in financial or market conditions) but only to the extent not affecting the Companies (taken as a whole) in a disproportionately and materially adverse manner than it affects other Persons similarly situated, (u) general conditions affecting the apparel industry in Europe and Asia but only to the extent not affecting the Companies (taken as a whole) in a disproportionately and materially adverse manner than it affects other Persons in such industry and in such continents, (v) the identity of the Purchaser or the announcement of this Agreement, (w) any action taken by the Sellers with the Purchaser's written consent pursuant to, and as required by, Section 7.1, (x) any action not taken by the Sellers for which action the Sellers ask the Purchaser for its required written consent pursuant to Section 7.1 and the Purchaser fails to give such consent, (y) the financing of the Acquisition and (z) the CK Jeanswear Licenses.

‘‘New Appointments Request’’ shall have the meaning set forth in Section 7.12(b).

‘‘New York Courts’’ shall have the meaning set forth in Section 11.7.

‘‘Objection Item’’ shall have the meaning set forth in Section 2.4(a).

‘‘Objection Statement’’ shall have the meaning set forth in Section 2.4(a).

‘‘Option’’ means, with a respect to any specified Person, any option of another Person to purchase capital stock of, or any other equity interest in, such Person, whether or not vested and exercisable.

‘‘Order’’ means any writ, judgment, decree, injunction, stipulation, award or similar order of any Governmental Entity (in each case, whether preliminary or final).

‘‘Organizational Documents’’ means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted by, or filed in connection with the creation, formation, or organization of, a Person, including any trust; (e) any shareholders or similar agreement applicable to any Company; and (f) any amendment to any of the foregoing.

‘‘Other Accounting Firm’’ shall have the meaning set forth in Section 2.4(b).

‘‘Outside Date’’ shall have the meaning set forth in Section 10.1(e).

‘‘Patents’’ means all patents and patentable subject matter, including business methods, processes and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing and rights to sue for past Infringement thereof.

‘‘Permits’’ means any licenses, permits, certificates, authorizations, consents or orders of, or filings with, or any waiver of the foregoing, issued by any Governmental Entity.

‘‘Permitted Encumbrances’’ means any and all (a) liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Company Financial Statements; (b) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not more than 30 days past due or are being contested in good faith; (c) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (d) zoning restrictions, reservations, easements, rights of way, restrictions on use of real property, other similar Encumbrances and other Encumbrances, minor defects and irregularities in title to, real property of the Fingen Sellers, which, individually or in the aggregate, do not materially and adversely affect the title of the Fingen Sellers or any Company to the real property or which, in the aggregate, are not substantial in amount and do not materially interfere with the ordinary conduct of the Business; (e) any Encumbrances set forth in Schedule V; or (f) such other imperfections in title or Encumbrances which do not interfere with the use, operation or enjoyment, or detract from the value of such property or asset.

‘‘Person’’ means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

‘‘Preliminary Working Capital Statement’’ shall have the meaning set forth in Section 2.4(a).

‘‘Preliminary Adjustment Statement’’ shall have the meaning set forth in Section 2.4(a).

‘‘Preparation Costs’’ shall have the meaning set forth in Section 7.7(c).

‘‘Preparation Costs Reimbursement Amount’’ shall have the meaning set forth in Section 7.7(c).

‘‘Purchased Companies’’ means, collectively, each of the Retail Companies and the Jeanswear N.V. Companies.

‘‘Purchased Shares’’ means, collectively, the issued and outstanding shares of capital stock of, or other equity interest in, each Purchased Company.

‘‘Purchaser’’ shall have the meaning set forth in the preamble.

‘‘Purchaser Disclosure Schedule’’ shall have the meaning set forth in the opening paragraph of Article VI.

‘‘Purchaser Indemnified Parties’’ shall have the meaning set forth in Section 9.2.

‘‘Purchaser Third Party Indebtedness’’ means any Third Party Indebtedness which the Purchaser shall have secured prior to or at, and caused to be delivered to the Companies as at, the Closing in connection with its financing of the Acquisition.

‘‘Release Dates’’ shall have the meaning set forth in Section 9.5(d).

‘‘Representatives’’ means with respect to any specified Person, such Person's officers, managers, directors, supervisory board members or employees.

‘‘Resignation Request’’ shall have the meaning set forth in Section 7.12(a).

‘‘Resolved Amount’’ shall have the meaning set forth in Section 9.5(c).

‘‘Retail Companies’’ means, collectively, Euro Retail, A.E.S. Advanced Euro Service, F.A. France, each of the Fingen Apparel UK Companies, Distribution D and Indigo Blue.

‘‘Retail Sellers’’ means Fingen S.p.A., Fingen Apparel and Euro Cormar.

‘‘Retained Customs Liability’’ means any Liability imposed by Customs on any Company for transactions occurring on or prior to the Closing Date.

‘‘Retained Euro Cormar Liability’’ means any Liability of Euro Cormar and A.E.S. Advanced Euro Services, including the Expert Fee, other than the Assumed Euro Cormar Business Liabilities.

‘‘Retained Euro Retail Liability’’ means any Liability relating to (x) SAFTI S.r.l., a limited liability company organized and existing under the laws of Italy, or FLAIT S.r.l., a limited liability company organized and existing under the laws of Italy, or (y) any pre-Closing transfer(s) of Euro Retail's ownership interest in any such Subsidiary.

‘‘Retained Product Liability’’ means any Liability of any Company relating to the violation by such Company prior to the Closing Date of any applicable Law governing manufacturers' and distributors' Liabilities for safety or defectiveness of products.

‘‘Right’’ means, with respect to any specified Person, securities or obligations convertible into, or exercisable or exchangeable for, or giving any Person any right to subscribe for, redeem or acquire (including rights of first refusal or preemptive rights), or any options, warrants, calls, puts or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of, or other equity interest in, such Person.

‘‘Rights of Publicity’’ means all licensed and owned rights of publicity and privacy, as defined under applicable Law, including the Use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of natural Persons, and rights to sue for past Infringement thereof, throughout the world.

‘‘Sellers’’ shall have the meaning set forth in the preamble.

‘‘Sellers Expenses’’ means the fees and expenses incurred by, or on behalf of, the Sellers in connection with (a) the negotiation, execution and performance of this Agreement, any Ancillary Agreement and any other agreements entered into in connection with, or in anticipation of, the Acquisition or (b) the process and activities undertaken by, or on behalf of, the Sellers in connection with the sale of any Company or any alternatives thereto, including fees and expenses of attorneys (including the fees and expenses of each of Willkie Farr & Gallagher LLP and Avv. Lorenzo Contri).

‘‘Sellers Indemnified Parties’’ shall have the meaning set forth in Section 9.3.

‘‘Sellers Third Party Indebtedness’’ means all Third Party Indebtedness other than any Purchaser Third Party Indebtedness.

‘‘Sellers Third Party Indebtedness and Cash Letter’’ means a letter, dated as of the Closing Date, from the Sellers to the Purchaser (a) setting forth the Sellers' estimate of the amount of (i) Sellers Third Party Indebtedness and (ii) the Companies' cash and cash equivalents (whether unrestricted or otherwise), in the case of subclauses (i) and (ii), as of the close of business on the day immediately prior to the Closing Date and an accounting thereof and (b) computing the Certified Net Indebtedness Amount.

‘‘Sellers Third Party Indebtedness Certificate’’ means a certificate, dated as of the Closing Date, duly executed by an executive officer of each Seller, satisfactory in form to the Purchaser, certifying that true and complete copies of all Contracts relating to any Sellers Third Party Indebtedness are attached thereto.

‘‘Sellers Third Party Indebtedness Objection Item’’ shall have the meaning set forth in Section 2.4(a).

‘‘Separation Fees’’ shall have the meaning set forth in Section 4.12(g).

‘‘Software’’ means all computer programs (whether in source code or object code form) and databases and any documentation related to any of the foregoing (including such computer programs which generate CAD images and specifications).

‘‘Software Cure Cost’’ means any cost, fee or expense reasonably incurred by the Companies to ‘‘cure’’ any material Contract relating to the Software of any Company but only to the extent necessary to cure any defaults or breaches of such Contracts existing at, or prior to, the Closing.

‘‘Subsidiary’’ means any Person in which another Person, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the capital stock (or other equity interests in), or the voting control of, such Person.

‘‘Subsidiary Shares’’ shall have the meaning set forth in Section 4.2(a).

‘‘Target Working Capital Range’’ shall have the meaning set forth in Schedule I.

‘‘Tax Contest’’ shall have the meaning set forth in Section 9.6(b).

‘‘Tax Matters’’ shall have the meaning set forth in Section 9.6(a).

‘‘Taxes’’ means any and all taxes including fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, customs or similar taxes, social charges or transfer taxes (whether or not imposed as a result of the transactions contemplated by this Agreement), imposed by any Governmental Entity, foreign or domestic, including any local taxing authority and any political subdivision, instrumentality, agency or similar body together with any interest, penalties, fines or additions to tax and additional amounts imposed with respect thereto.

‘‘Tax Returns’’ means, with respect to any specified Person, any report, return, document, declaration or other information or filing (including any amendments) with respect to Taxes required by Law to be supplied to any Governmental Entity having taxing authority on such Person, including information returns, where permitted or required, combined or consolidated returns for any group of Persons, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

‘‘Termination of Affiliate Contracts’’ shall have the meaning set forth in Section 7.6.

‘‘Third Party Claim’’ shall have the meaning set forth in Section 9.4(a).

‘‘Third Party Indebtedness’’ means all Indebtedness of the kind described in clause (a) of the definition of ‘‘Indebtedness’’ and owing by any Company to any Person (other than another Company).

‘‘Trademarks’’ means all trademarks, service marks, trade names, Domain Names and addresses, designs, logos, slogans, other similar designations of source or origin, together with the goodwill of any business symbolized by any of the foregoing, registrations and applications relating to all of the foregoing, and rights to sue for past Infringement thereof, throughout the world.

‘‘Trade Secrets’’ means all trade secrets (as defined under applicable Law), if any, including customer lists, vendor lists and maketing information, and rights to sue for past Infringement thereof, throughout the world.

‘‘Transfer Taxes’’ means all excise, sales, use, transfer (including real property transfer or gains), value added, stamp, documentary, filing, recordation and other similar Taxes (including "fissato bollato’’ on the transfer of the Italian Purchased Shares), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, applicable to the transactions contemplated by this Agreement.

‘‘Use’’ means to copy, adapt, display, perform, transmit, disclose to third Persons, create derivative works from and otherwise modify, make, use, sell (or offer to make, use or sell), import, export and otherwise exploit, and grant to others the right or license to do the same.

‘‘U.S. GAAP’’ means accounting principles generally accepted in the United States of America.

‘‘U.S. GAAS’’ means auditing standards generally accepted in the United States of America as promulgated by the American Institute of Certified Public Accountants.

‘‘Warnaco’’ means The Warnaco Group, Inc., a Delaware corporation.

‘‘Warrant’’ means, with respect to any specified Person, any warrant to purchase the capital stock of, or other equity interest in, such Person.

Section 1.2    Interpretation.

(a) When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless clearly indicated to the contrary.

(b) Whenever the words ‘‘include’’, ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation’’ or ‘‘but not limited to’’.

(c) The words ‘‘hereof’’, ‘‘herein’’ and ‘‘herewith’’ and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting either gender shall include both genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any Person or a party to this Agreement (including any reference to the Purchaser or any Company in Section 7.17) or any Ancillary Agreement shall include such party's predecessors, successors and permitted assigns.

(f) A reference to any ‘‘Legislative Decree’’ is to a ‘‘Decreto Legislativo’’.

(g) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(h) References to ‘‘$’’ are to United States Dollars.

(i) References to ‘‘€’’ are to Euros.

(j) Any reference to members of the supervisory board, supervisory board members or similar expressions shall include members of the board of statutory auditors (i.e., ‘‘sindaci’’) for purposes of Italian Law.

(k) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1     Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each of the Sellers, the Purchased Shares held by the Sellers (as set forth in Schedule 2.1 hereto), free and clear of all Encumbrances.

Section 2.2     Consideration.

(a) At the Closing, in consideration for the Purchased Shares and, subject to the terms and conditions of the CMI Transfer Agreement, the CMI Shares, the Purchaser shall, in accordance with Section 3.2(c), (i) pay to the Sellers €240,000,000 (the ‘‘Base Purchase Price’’), minus (1) the sum of (w) the Escrow Amount, (x) the Certified Sellers Third Party Indebtedness Amount, (y) if the Estimated Closing Date Working Capital is below the Target Working Capital Range, the amount of such deficiency and (z) if the Separation Fees exceed €5,000, the amount of such excess, plus (2) the sum of (x) the Preparation Costs Reimbursement Amount, (y) the Certified Closing Date Cash and (z) if the Estimated Closing Date Working Capital is above the Target Working Capital Range, the amount of such excess (the Base Purchase Price, as adjusted, the ‘‘Closing Purchase Price’’) and (ii) reimburse, or cause the Companies to reimburse, the Certified Sellers Third Party Indebtedness Amount. The Closing Purchase Price shall be allocated among the Sellers in amounts consistent with Schedule 2.2(a)(i) hereto (the ‘‘Allocation Schedule’’). The Closing Purchase Price is subject to post-Closing adjustments pursuant to Sections 2.2(b), 2.3, 2.4 and Article IX. For illustrative purposes, examples of the computation of the adjustments to the Closing Purchase Price described in this Article II are set forth in Schedule 2.2(a)(ii).

(b) Subject to Section 2.4(d), in the event there is a Certified Excess Amount, the Purchaser shall pay such amount to the Sellers, without interest, out of the proceeds from the collection of the accounts receivable of the Jeanswear N.V. Companies. Such amounts shall be paid to the Sellers on a monthly first-in, first-out basis, in each case, on the first Business Day of the second calendar month following the month in which such receivables were collected. Any amount remaining that is owing to the Sellers in respect of the Certified Excess Amount on the sixth-month anniversary of the Closing Date shall then be due and payable on such anniversary date. Each payment to the Sellers pursuant to this Section 2.2(b) shall be (i) paid in cash by wire transfer of immediately available funds to such account or accounts as the Sellers shall specify and in amounts consistent with the Allocation Schedule and (ii) be deemed an adjustment to the Closing Purchase Price.

(c) At the Closing, the Purchaser shall deposit (i) €20,987,240 (the ‘‘Escrow Amount’’) with the Escrow Agent in accordance with the Escrow Agreement, as security for the applicable indemnification obligations of the Sellers described under Article IX and subject to Section 9.7(e). The Escrow Agent shall hold the Escrow Amount in accordance with the Escrow Agreement.

Section 2.3     Estimated Closing Date Working Capital. Four Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser a statement setting forth a good faith estimate of the Closing Date Working Capital (such statement, the ‘‘Estimated Working Capital Statement’’). The Estimated Working Capital Statement shall be prepared in accordance with (i) Italian GAAP applied on a basis consistent with, and following the accounting principles, procedures, policies, allocations and methods employed in preparing the computation of working capital as of September, 30, 2005 (as such computation is set forth on Schedule VI) and (ii) Schedule I. The Sellers' estimate of the Closing Date Working Capital set forth in the Estimated Working Capital Statement shall hereinafter be referred to as the ‘‘Estimated Closing Date Working Capital;’’ provided, that for purposes of Sections 2.2(a) and 2.4(c), Estimated Closing Date Working Capital, to the extent in excess of €67,500,000, shall be disregarded. For the avoidance of doubt, the computations of Estimated Closing Date Working Capital and Actual Closing Date Working Capital will not include transactions solely between the Jeanswear N.V. Companies (excluding CKJ Fashion (Shanghai) Ltd.), except that margins on inventory sales on transactions solely between the Jeanswear N.V. Companies will not be eliminated.

Section 2.4     Working Capital Adjustment.

(a) As promptly as practicable, but no later than 120 days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers a statement setting forth (i) the Closing Date Working Capital (the ‘‘Preliminary Working Capital Statement’’) and (ii) any dispute(s) of the Purchaser (such statement, if any, the ‘‘Objection Statement’’ and, together with the Preliminary Working Capital Statement, the ‘‘Preliminary Adjustment Statement’’) relating to (1) the Certified Closing Date Cash (any such dispute, a ‘‘Cash Objection Item’’) and/or (2) the Certified Sellers Third Party Indebtedness Amount (any such dispute, a ‘‘Sellers Third Party Indebtedness Objection Item’’ and, together with any Cash Objection Item, an ‘‘Objection Item’’), in each case, as set forth in the Sellers Third Party Indebtedness and Cash Letter. The Preliminary Working Capital Statement shall be prepared by the Purchaser in accordance with Schedule I. The Preliminary Adjustment Statement shall provide reasonable detail (including supporting schedules) supporting the Purchaser's calculation of Closing Date Working Capital and any Objection Item. Following the Closing, each of the Purchaser and the Sellers shall give the other Person and any independent accountants of such other Person reasonable access to the properties, books, records and personnel of the Companies relating to periods prior to the Closing for purposes of preparing and reviewing the Preliminary Adjustment Statement. The Sellers shall have 60 days following delivery to the Sellers of the Preliminary Adjustment Statement during which to notify the Purchaser in writing of any dispute of any item contained in the Preliminary Adjustment Statement, which notice shall set forth in reasonable detail the basis for such dispute (including the Sellers' proposal with respect to the Closing Date Working Capital, the amount of the Companies' cash and cash equivalents (including interest earned on cash deposits) as at Closing and/or the amount of Sellers Third Party Indebtedness as at Closing (together with any accrued interest thereon and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers) (as the case may be)) (the ‘‘Dispute Notice’’). If the Sellers fail to notify the Purchaser in writing of any dispute within such 60-day period, the Preliminary Adjustment Statement shall be deemed to be the ‘‘Final Adjustment Statement.’’ In the event that the Sellers shall so notify the Purchaser of any dispute on or prior to such 60th day, any amounts contained in the Preliminary Adjustment Statement that are not disputed by the Sellers in the Dispute Notice shall be deemed to have been finally determined for purposes of calculating the Actual Closing Date Working Capital, the Actual Closing Date Cash and/or the Actual Sellers Third Party Indebtedness (as the case may be). For a period of 15 days following the delivery of the Dispute

Notice to the Purchaser, the Chief Financial Officer (or the natural Person(s) performing similar functions) of each of the Purchaser and the Sellers shall attempt to resolve in good faith the amounts disputed in the Dispute Notice. During such 15-day period, the Purchaser shall be permitted to review the working papers of the Sellers and the Sellers' auditors (subject to the execution of customary access letters) relating to the Estimated Working Capital Statement and the Dispute Notice, and the Sellers shall be permitted to review the working papers of the Purchaser and the Purchaser's auditors (subject to the execution of customary access letters) relating to the Preliminary Adjustment Statement and/or the Objection Statement (if any). Amounts resolved by such attempts within such 15-day period shall be deemed to have been finally determined for purposes of calculating the Actual Closing Date Working Capital, the Actual Closing Date Cash and/or the Actual Sellers Third Party Indebtedness (as the case may be).

(b) If the Purchaser and the Sellers are unable to resolve any such dispute(s) set forth in the Dispute Notice prior to the end of such 15-day resolution period, Grant Thornton, in the first instance, Mahoney Cohen, in the alternative, or, in the event that neither Grant Thornton or Mahoney Cohen is able to serve, an accounting firm mutually acceptable to both the Purchaser and the Sellers (the ‘‘Designated Accounting Firm’’) shall be appointed by the Purchaser and the Sellers to resolve such dispute, and such Accounting Firm's (as hereinafter defined) determination shall be final and binding on the parties to this Agreement. If the Purchaser and the Sellers cannot mutually agree on the selection of the Designated Accounting Firm (assuming that Grant Thornton and Mahoney Cohen cannot serve), the Purchaser and the Sellers shall submit to such other Person's independent accountants the name of a reputable and widely recognized accounting firm which does not as of Closing, and has not in the two years prior to Closing, provided audit or other services to any of the Sellers, the Companies or the Purchaser, and the accounting firm shall be selected by lot from these two firms by the independent accountants of the Purchaser and the Sellers (such selected accounting firm, the ‘‘Other Accounting Firm’’). Grant Thornton, Mahoney Cohen, the Designated Accounting Firm or the Other Accounting Firm finally determined in accordance with this Section 2.1(b) shall hereinafter be referred to as the ‘‘Accounting Firm’’; provided, that, in no event, may the Accounting Firm be KPMG, PricewaterhouseCoopers, Ernst & Young Global Limited, Deloitte & Touche LLP or BDO Seidman, LLP. The Accounting Firm may not make any determination with respect to any matter not set forth in the Dispute Notice or otherwise previously resolved, and the Accounting Firm's determination of (i) the Actual Closing Date Working Capital shall not be more than the Closing Date Working Capital set forth in the Dispute Notice or less than the amount of the Closing Date Working Capital set forth in the Preliminary Adjustment Statement, (ii) the Companies' cash and cash equivalents (including interest earned on cash deposits) as at Closing shall not be more than the Certified Closing Date Cash or less than the amount of the Companies' cash and cash equivalents (including interest earned on cash deposits) as at Closing set forth in the Objection Notice (if any) or (iii) the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers) as at Closing shall not be more than the amount of Sellers Third Party Indebtedness (together with any accrued interest thereon and the amount of any applicable prepayment penalties or similar costs or fees set forth in the applicable payoff letter agreed upon by the Sellers) as at Closing set forth in the Objection Notice (if any) or less than the Certified Sellers Third Party Indebtedness Amount. Each of the Purchaser and the Sellers and their respective independent accountants shall give the Accounting Firm access at all reasonable times to the properties, books, records and personnel of the Companies relating to periods prior to the Closing for purposes of reviewing the Estimated Working Capital Statement, the Dispute Notice and the Preliminary Adjustment Statement and calculating the Actual Closing Date Working Capital, the Actual Closing Date Cash and/or the Actual Sellers Third Party Indebtedness (as the case may be). The Accounting Firm shall be instructed to use every reasonable effort to perform its services within 60 days of submission of the Estimated Working Capital Statement, the Dispute Notice and the Preliminary Adjustment Statement to it and, in any case, as promptly as practicable after such submission. The Preliminary Adjustment Statement, as modified by resolution of any disputes by the Purchaser and the Sellers or by the Accounting Firm, shall be deemed to be the ‘‘Final Adjustment Statement.’’ The Actual Net Indebtedness Amount shall be computed by the Purchaser using the

Actual Sellers Third Party Indebtedness and the Actual Closing Date Cash. The Purchaser, on the one hand, and the Sellers, on the other hand, shall bear equally the fees and expenses relating to the engagement of the Accounting Firm.

(c) Within seven calendar days after the determination (in accordance with this Section 2.4) of the Actual Closing Date Working Capital:

(i) subject to Section 2.4(c)(iii), in the event that the Actual Closing Date Working Capital is less than the Estimated Closing Date Working Capital, and:

(1) the Actual Closing Date Working Capital and the Estimated Closing Date Working Capital are each above or each below the Target Working Capital Range, the Sellers shall pay to the Purchaser an amount equal to the difference between the Actual Closing Date Working Capital and the Estimated Closing Date Working Capital;

(2) the Actual Closing Date Working Capital is below the Target Working Capital Range but the Estimated Closing Date Working Capital is within the Target Working Capital Range, the Sellers shall pay to the Purchaser an amount equal to the difference between the Actual Closing Date Working Capital and €58,000,000;

(3) the Actual Closing Date Working Capital is within the Target Working Capital Range but the Estimated Closing Date Working Capital is above the Target Working Capital Range, the Sellers shall pay to the Purchaser an amount equal to the difference between the Estimated Closing Date Working Capital and €62,500,000; and

(4) the Actual Closing Date Working Capital is below the Target Working Capital Range but the Estimated Closing Date Working Capital is above the Target Working Capital Range, the Sellers shall pay to the Purchaser an amount equal to the sum of the (x) difference between the Actual Closing Date Working Capital and €58,000,000; and (y) difference between the Estimated Closing Date Working Capital and €62,500,000; or

(ii) subject to Section 2.4(c)(iii), in the event that the Actual Closing Date Working Capital is greater than the Estimated Closing Date Working Capital, and:

(1) the Actual Closing Date Working Capital and the Estimated Closing Date Working Capital are each above or each below the Target Working Capital Range, the Purchaser shall pay to the Sellers an amount equal to the difference between the Actual Closing Date Working Capital and the Estimated Closing Date Working Capital;

(2) the Estimated Closing Date Working Capital is below the Target Working Capital Range but the Actual Closing Date Working Capital is within the Target Working Capital Range, the Purchaser shall pay to the Sellers an amount equal to the difference between the Estimated Closing Date Working Capital and €58,000,000;

(3) the Estimated Closing Date Working Capital is within the Target Working Capital range but the Actual Closing Date Working Capital is above the Target Working Capital Range, the Purchaser shall pay to the Sellers an amount equal to the difference between the Actual Closing Date Working Capital and €62,500,000; and

(4) the Actual Closing Date Working Capital is above the Target Working Capital Range but the Estimated Closing Date Working Capital is below the Target Working Capital Range, the Purchaser shall pay to the Sellers an amount equal to the sum of the (x) difference between the Estimated Closing Date Working Capital and €58,000,000; and (y) difference between the Actual Closing Date Working Capital and €62,500,000.

(iii) Notwithstanding anything in Sections 2.4(c)(i) or 2.4(c)(ii) to the contrary, in the event that the Actual Closing Date Working Capital and the Estimated Closing Date Working Capital are each within the Target Working Capital Range, no payments shall be owing by either the Purchaser or the Sellers pursuant to this Section 2.4(c)(i).

(d) Within seven calendar days after the determination (in accordance with this Section 2.4) of the Actual Closing Date Cash, (i) the Sellers, in the event that the Actual Closing Date Cash is less than the Certified Cash Amount, shall pay to the Purchaser an amount equal to such deficiency or (ii) the Purchaser, in the event that the Actual Closing Date Cash is greater than the Certified Cash Amount, shall pay to the Sellers an amount equal to such excess.

(e) Within seven calendar days after the determination (in accordance with this Section 2.4) of the Actual Sellers Third Party Indebtedness:

(i) in the event that the Actual Sellers Third Party Indebtedness is greater than the Certified Sellers Third Party Indebtedness Amount: (1) the Sellers shall pay to the Purchaser an amount equal to such excess and (2) the Purchaser shall pay such excess amount to the applicable lender;

(ii) in the event that the Actual Sellers Third Party Indebtedness is less than the Certified Sellers Third Party Indebtedness Amount: (1) the Purchaser shall use its commercially reasonable efforts to cause the applicable lender to repay to the Purchaser an amount equal to such deficiency to the Purchaser and (2) upon receipt thereof, the Purchaser shall pay such amount to the Sellers; provided, that, the Purchaser shall have no payment obligation to the Sellers except to the extent of the amount (if any) paid to it by the applicable lender; provided, further, that, to the extent that the applicable lender does not repay such deficiency to the Purchaser, the Purchaser shall assign to the Sellers any right the Purchaser may have to recover such deficiency from the applicable lender.

(f) Within seven calendar days after the determination (in accordance with this Section 2.4) of the Actual Excess Amount:

(i) if the Actual Excess Amount is greater than the Certified Excess Amount, such difference shall be paid by the Purchaser to the Sellers in the manner contemplated by Section 2.2(b); and

(ii) if the Actual Excess Amount is less than the Certified Excess Amount, the aggregate remaining payments to be made by the Purchaser to the Sellers pursuant to Section 2.2(b) shall be reduced by such deficit, provided, that, if the payments previously made by the Purchaser to the Sellers pursuant to Section 2.2(b) exceed the Actual Excess Amount, the Sellers shall pay the amount of such excess to the Purchaser, and no further payments shall be made by the Purchaser to the Sellers pursuant to such Section.

(g) Any payment owing by (i) the Sellers to the Purchaser pursuant to Sections 2.4(c), 2.4(d) and 2.4(e) shall be paid in cash by wire transfer of immediately available funds to such account or accounts as the Purchaser shall specify or (ii) the Purchaser to the Sellers pursuant to Sections 2.4(c), 2.4(d) and 2.4(e) shall be paid in cash by wire transfer of immediately available funds to such account or accounts as the Sellers shall specify and in amounts consistent with the Allocation Schedule, and, in either case, such payment shall be deemed an adjustment to the Closing Purchase Price.

(h) For the avoidance of doubt, the provisions set forth in (i) Sections 2.4(c), 2.4(d) and 2.4(e) shall be used in connection with the applicable adjustments made to the Base Purchase Price in the first sentence of Section 2.2(a) and (ii) Section 2.4(f) shall be used in connection with the payment obligations of the Purchaser (if any) pursuant to Section 2.2(b).

Section 2.5     Tax Withholdings. All payments made pursuant to this Article II shall be subject to all applicable Taxes required to be withheld in respect of such payment.

ARTICLE III

CLOSING

Section 3.1     Closing. The closing of the transactions contemplated hereby (other than the CMI Transfer) (hereinafter called the ‘‘Closing’’) shall take place at the offices of Skadden, Arps, Slate Meagher & Flom, Four Times Square, New York, New York and at Amsterdam address to come at 9:00 a.m., New York local time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and place as the Sellers and the Purchaser may agree upon (the date on which the Closing actually occurs being hereinafter referred to as the ‘‘Closing Date’’); provided, that, unless otherwise agreed to in writing by the Purchaser, in no event, shall the Closing occur within the period commencing on February 16, 2006 and ending on April 2, 2006. The Closing shall be deemed to be effective at 12:01 a.m., New York local time, on the Closing Date.

Section 3.2     Closing Deliveries.

(a) At the Closing, the Sellers shall deliver or cause to be delivered (unless previously delivered) to the Purchaser:

(i) certificates, if any, representing the Purchased Shares, duly endorsed or accompanied by stock powers duly executed in blank or otherwise in a form reasonably satisfactory to the Purchaser and in compliance with applicable Laws for transfer on the books of each Purchased Company (with any requisite Transfer Tax stamps attached by the Seller);

(ii) an executed receipt for the Closing Purchase Price;

(iii) a true and complete copy, certified by an officer of each Seller, of (1) the resolutions of each Seller's board of directors authorizing the execution and delivery of this Agreement and each Ancillary Agreement and consummation of the transactions contemplated by hereby and thereby, which resolutions shall be in full force and effect and not revoked; provided, that, with respect to each of Fingen S.p.A. and Euro Cormar, if the adoption of such resolutions is not required (whether by Law, any applicable Organizational Document or otherwise), such Seller shall deliver (x) a true and complete copy, certified by an Italian Notary Public ("copia autentica’’), of the current by-laws and the resolutions of the meeting of the board of directors pursuant to which the applicable director was appointed managing director ("amministratore delegato’’) and was granted due power and authority to execute and deliver this Agreement and each Ancillary Agreement, to consummate the transactions contemplated hereby and thereby and (y) a certificate issued by the relevant Register of Enterprises, dated as of a date within five Business Days prior to the Closing Date, evidencing that such director is in office both as a director and as managing director and (2) the Organizational Documents of each Company;

(iv) a duly executed certificate of each of the Sellers pursuant to Section 8.3(c);

(v) a certificate, dated as of the Closing Date, duly executed by an executive officer of CKI, satisfactory in form to the Purchaser, certifying that the Designated Representations and Warranties are true and correct in all respects (disregarding immateriality, materiality, Material Adverse Effect or any derivation of any of the foregoing contained in the Designated Representations and Warranties), in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where any failure of such representations and warranties to be so true and correct in all respects would not reasonably be expected to result in a Material Adverse Effect;

(vi) a good standing certificate (or its equivalent), if any, for each Company issued by the applicable jurisdictions where such companies are qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, dated as of a date within seven days prior to the Closing Date;

(vii) (1) duly executed resignations (which resignations shall be in a form reasonably acceptable to the Purchaser and, with respect to resigning directors and supervisory board members, shall include a waiver and release with respect to any claims (other than, with respect to supervisory board members, claims in respect of accrued (but not overdue) fees owing to such supervisory board members) such natural Person may have against any Company on or prior to the Closing), effective as of the Closing Date, from each director and supervisory board member of any Company and such executive officers of any Company as the Purchaser shall have requested in the Resignation Request (it being understood that each such executive officer's resignation shall be limited to the resignation of such Person's title as executive officer of the applicable Company) and (2) a true and complete copy, certified by an officer of each of the Italian Purchased Companies and Jeanswear Europe, of the duly executed minutes of the stockholders/quotaholders meetings of each such Company pursuant to which its new directors, executive officers and supervisory board members are appointed in a manner consistent with the New Appointments Request;

(viii) duly executed copies of each of the Consents set forth in Schedule 3.2(a)(viii);

(ix) true and complete copies of each of the Filings to be provided by the Sellers or any Company which are set forth in Schedule 3.2(a)(ix);

(x) (1) the Sellers Third Party Indebtedness and Cash Letter and (2) the Sellers Third Party Indebtedness Certificate;

(xi) the Estimated Closing Date Working Capital Statement;

(xii) duly executed counterparts of each of the Ancillary Agreements;

(xiii) a true and complete copy of each of the agreements, amendments, endorsements, payoff letters, releases or other documentation reflecting the Termination of Affiliate Contracts (as further described in Section 7.6);

(xiv) the Italian GAAP Financials;

(xv) the Deeds of Transfer;

(xvi) a true and complete copy, certified by an officer of each Jeanswear N.V. Seller, of each of the Jeanswear N.V. Declarations of Trust; and

(xvii) all other previously undelivered documents, agreements, instruments, writings and certificates, specifications and physical product samples and such other documents, agreements, instruments, writings, certificates, specifications and physical product samples as the Purchaser may reasonably request to effect the transactions contemplated by this Agreement, in a form reasonably satisfactory to the Purchaser.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered (unless previously delivered) to the Sellers:

(i) the Closing Purchase Price in accordance with Section 3.2(c);

(ii) an executed receipt for delivery of the Purchased Shares;

(iii) a duly executed officer's certificate of Purchaser pursuant to Section 8.2(c);

(iv) a copy, certified by an officer of the Purchaser, of the joint resolutions of the board of directors of each of Warnaco and the Purchaser authorizing the execution and delivery of this Agreement and each Ancillary Agreement and consummation of the transactions contemplated hereby and thereby, which resolutions shall be in full force and effect and not revoked;

(v) a good standing certificate (or its equivalent) for Purchaser issued by the Secretary of State of the State of Delaware, dated as of a date within three Business Days prior to the Closing Date;

(vi) a duly executed counterpart of each of the Ancillary Agreements;

(vii) the Deeds of Transfer; and

(viii) all other previously undelivered documents, agreements, instruments, writings and certificates, and such other documents, agreements, instruments, writings and certificates as the Sellers may reasonably request to effect the transactions contemplated by this Agreement, in form reasonably satisfactory to the Sellers.

(c) At the Closing, the Purchaser shall pay, or cause to be paid, by wire transfer of immediately available funds to such account or accounts as the Sellers shall specify, (i) the Closing Purchase Price (as determined in accordance with Section 2.2(a)) to the Sellers in amounts consistent with the Allocation Schedule and (ii) the Certified Sellers Third Party Indebtedness Amount.

(d) the Sellers shall provide complete written account information required pursuant to this Section 3.2 to the Purchaser not less than five Business Days before the Closing Date.

Section 3.3     Transfer of the Italian Purchased Shares.

(a) At the Closing, Euro Cormar and the Purchaser shall enter into transfer deeds for the Italian Purchased Shares before a duly sworn and commissioned notary public as the Purchaser may select (and which notary is reasonably acceptable to the Sellers) substantially in the form of Exhibit D (collectively, the ‘‘Deeds of Transfer’’). The amount of any requisite Transfer Taxes related to the Deeds of Transfer shall be shared equally as between the Sellers, on the one hand, and the Purchaser, on the other hand. The originals of the duly executed Deeds of Transfer shall be filed with such duly sworn and commissioned notary public in Italy as the Purchaser may select for purposes of the registration with the relevant Italian Governmental Entity having Tax authority ("Ufficio del registro’’) and subsequent filing with the relevant Italian Register(s) of Enterprises ("Registro delle imprese’’), in accordance with applicable Law. The Sellers and Purchaser shall enter into such Deeds of Transfer as may be required under applicable Law.

(b) The Deeds of Transfer are not intended to, and shall in no way modify, alter or novate the terms and conditions of this Agreement (including any representations, warranties, agreements, covenants or obligations (including any indemnification obligations) herein) or the rights and obligations of the parties as set forth herein, which shall continue to be binding upon the parties, unmodified and in full force and effect, with respect to the transactions contemplated hereby. To the extent that the provisions of this Agreement (including the Exhibits, Schedules and other documents and instruments (other than the Deeds of Transfer) referred to herein) conflict with the terms of the Deeds of Transfer, the terms of this Agreement (including the Exhibits, Schedules and other documents and instruments (other than the Deeds of Transfer) referred to herein) shall supersede the conflicting terms of the Deeds of Transfer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FINGEN SELLERS

Except as disclosed in the correspondingly numbered section of the disclosure Schedules delivered herewith by the Fingen Sellers to the Purchaser and which are attached hereto (collectively, the ‘‘Fingen Sellers Disclosure Schedule’’), the Fingen Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

Section 4.1     Organization and Standing.

(a) Each Company is a company duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to enable it to own, lease or otherwise hold its Assets and to carry on its business as presently conducted. Each Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. A true and complete list of all such jurisdictions where each Company is qualified to do business as a foreign corporation is set forth in Section 4.1(a) of the Fingen Sellers Disclosure Schedule.

(b) Section 4.1(b) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of all Persons in which any Company (i) owns, directly or indirectly, any capital stock or other securities or (ii) has any direct or indirect ownership interest in any business, in each case, other than in any other Company.

Section 4.2     Capitalization.

(a) Section 4.2(a) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of: (i) the authorized capital stock (and par value per share (if applicable)) or other equity interests and (ii) the number of shares of capital stock or other equity interests issued and outstanding, in each case, for each Purchased Company and each of its direct or indirect Subsidiaries as of the date hereof. As of the Closing, the (i) authorized capital stock (and par value per share (if applicable)) or other equity interests and (ii) number of shares of capital stock or other equity interests issued and outstanding, in each case, for each Purchased Company and each of its direct or indirect Subsidiaries will be as provided on Section 4.2(a) of the Fingen Sellers Disclosure Schedule. The issued and outstanding shares of capital stock of, or other equity interest in, each Purchased Company's direct and indirect Subsidiaries (collectively, the ‘‘Subsidiary Shares’’) are held as of the date hereof, and will be held as of immediately prior to the Closing, by the Persons and in the amounts set forth in Section 4.2(a) of the Fingen Sellers Disclosure Schedule, free and clear of any Encumbrances. All of the Purchased Shares and the Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable securities Laws. None of the Purchased Shares or the Subsidiary Shares has been issued in violation of any Right under any provision of applicable Law, the Organizational Documents of any Company, or any Contract to which any Company is subject or by which it is bound.

(b) The Purchased Companies have no, and since January 1, 2003, have not had, any direct or indirect Subsidiaries.

(c) There are no outstanding Options, Rights or Warrants in respect of any equity interest(s) in any Company.

(d) Each Fingen Seller is, and, immediately prior to the Closing, will be the record and beneficial owners of the amount of the Purchased Shares set forth next to such Fingen Seller's name on such Schedule, free and clear of any Encumbrances. The natural Persons set forth in Section 4.2(a) of the Fingen Sellers Disclosure Schedule are, and, immediately prior to the Closing, will be, the record and beneficial owners of the amount of the Indigo Blue Shares set forth next to such Person's name on such Schedule, free and clear of any Encumbrances (it being understood that such Indigo Blue Shares are the Designated Indigo Blue Shares). Upon transfer and delivery of such Purchased Shares by the Fingen Sellers to the Purchaser on the Closing Date in accordance with Article II, the Sellers will deliver to the Purchaser good and valid title to such Purchased Shares, free and clear of any Encumbrances, excepting only (x) restrictions on the subsequent transfer of the Purchased Shares as may be imposed under applicable securities Laws and (y) Encumbrances on the Purchased Shares created by actions taken by the Purchaser.

(e) The transactions contemplated hereby shall not give rise to any Rights of any Person, nor does any Person otherwise have any Rights with respect to the capital stock of, or other equity interest in, any Company.

Section 4.3     Authorization. Each Fingen Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which such Fingen Seller is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by each Fingen Seller and the consummation by such Fingen Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, stockholder or other action of the Fingen Seller to the extent such Fingen Seller is a party thereto. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by each Fingen Seller to the extent such Fingen Seller is a party thereto, and, assuming this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the other parties thereto, each of this Agreement and the Ancillary Agreements constitutes a valid and binding agreement of each Fingen Seller to the extent such Fingen Seller is a party thereto, enforceable against each Fingen Seller in accordance with its terms, except to the extent that enforcement may be limited by or subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.4     Noncontravention. The execution, delivery and performance by each Fingen Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation by each Fingen Seller of the transactions contemplated hereby and thereby will not, (a) conflict with, or violate any provision of, the Organizational Documents of any Company or any Fingen Seller, (b) require any Consent or Filing, (c) conflict with or violate any applicable Law, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any note, bond, indenture, deed of trust, mortgage, lease, franchise, license, permit, instrument, Law or Contract to which any Company or any Fingen Seller is a party or by which any Company or any Fingen Seller is bound, except to the extent such violation, breach or default would not result in a Material Adverse Effect or (e) result in the imposition or creation of any Encumbrances on any Asset of any Company, the Purchased Shares or the Subsidiary Shares.

Section 4.5     Financial Statements; Liabilities.

(a) Section 4.5(a) of the Fingen Sellers Disclosure Schedule sets forth true and complete copies of the September 30, 2005 unaudited combined balance sheet and the related unaudited combined statement of income for the Companies (and Jeanswear Services International Trading) for the nine month period then ended (such balance sheet, the ‘‘Company Balance Sheet’’ and, together with such other financial statements, the ‘‘Company Financial Statements’’). The Company Financial Statements have been prepared (a) from the books and records of the Companies (and Jeanswear Services International Trading) and (b) in conformity with Italian GAAP consistently applied during the periods involved, and fairly present in all material respects the financial condition and the results of operations and sources and uses of cash of the Companies (and Jeanswear Services International Trading) on a combined basis as of the dates and for the periods presented therein, except as otherwise specifically noted therein. No financial statements of any Person other than the Companies (and Jeanswear Services International Trading) are required by Italian GAAP to be included in the Company Financial Statements.

(b) None of the Companies (or Jeanswear Services International Trading) has any Liabilities (whether direct, indirect, accrued or contingent) of a nature required by Italian GAAP to be disclosed on a balance sheet except for (i) Liabilities (including Taxes), commitments or obligations incurred in the ordinary course of business subsequent to September 30, 2005, (ii) Liabilities (including Taxes), commitments or obligations incurred in the ordinary course of business subsequent to September 30, 2005 and which are immaterial or (iii) Liabilities, commitments or obligations reflected on, accrued or reserved against in, the Company Balance Sheet. None of the Companies (or Jeanswear Services International Trading) has or will have as of the Closing any Liability for earnouts or other contingent payments payable to former owners of Assets, stock or other interests acquired by any Company (or Jeanswear Services International Trading) or otherwise arising out of any previous acquisitions by any Company.

(c) The Italian GAAP Financials will be prepared (i) from the books and records of the Companies (and Jeanswear Services International Trading) and (ii) in accordance with Italian GAAP consistently applied during the periods involved.

(d) Section 4.5(d) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of each jurisdiction in which a Company has supplied or was otherwise required to supply a Company Statutory Financial Filing since January 1, 2003, together with a true and complete copy of each Company Statutory Financial Filing filed since January 1, 2003.

(e) Each Company Statutory Financial Filing was prepared (i) in accordance with the books and records of the applicable Company and (ii) in accordance with Applicable GAAP consistently applied during the periods involved, and fairly presented in all material respects the financial condition and the results of operations and cash flow of the applicable Company as of the dates and for the periods presented therein. No financial statements of any Person were required by Applicable GAAP to be included in any Company Statutory Financial Filing, except for such Person(s) included in such Company Statutory Financial Filing.

(f) All Company Statutory Financial Filings have been filed when due in accordance with applicable Law. As of the date hereof, none of the Companies has requested an extension of time within which to file any Company Statutory Financial Filing, other than such requests for which the applicable Company Statutory Financial Filing has since been filed.

(g) There is no Action pending against, or with respect to, any Company relating to any Company Statutory Financial Filing, other than those Actions the outcome of which in the aggregate would not reasonably be expected to have a Material Adverse Effect. No Governmental Entity has provided to the Fingen Sellers or any Company any notice of an intention to open an Action relating to Company Statutory Financial Filing matters or any request for information relating to Company Statutory Financial Filing matters. None of the Companies has received any notice from a Governmental Entity in a jurisdiction in which such Company does not supply a Company Statutory Financial Filing that it is or may be required to do so in such jurisdiction.

Section 4.6     Indebtedness.

(a) Section 4.6(a) of the Sellers Disclosure Schedule sets forth a true and complete list of all Indebtedness owing by any Company which is outstanding as of the date hereof and any Contracts related thereto, including the amount of principal and unpaid interest outstanding under each instrument evidencing such Indebtedness as of November 30, 2005, and indicates any Indebtedness owing by any Company which is guaranteed by any Fingen Seller or its Affiliates (other than any Company) (such guaranteed Indebtedness, the ‘‘Guaranteed Indebtedness’’) together with the identity of the applicable guarantor(s) of such Indebtedness (each such Person(s), the ‘‘Applicable Guarantor’’).

(b) No Contract relating to any Sellers Third Party Indebtedness contains any restriction upon (i) the prepayment of such Sellers Third Party Indebtedness, (ii) the incurrence of Indebtedness by any Company or (iii) the ability of any Company to grant any Encumbrance on the Assets of any Company.

(c) At Closing, there will be no Sellers Third Party Indebtedness other than as set forth in the Sellers Third Party Indebtedness and Cash Letter.

(d) All Indebtedness owing by any Company is, and, at Closing, will be, unsecured.

Section 4.7     Books and Records. The books, stock transfer records, stock record books and other records of each Company, all of which have been made available to the Purchaser by the Sellers, are true and complete in all material respects and have been maintained in accordance with applicable Law and with sound business practices. The minute books of each Company contain materially accurate and materially complete records of all meetings held and corporate action taken by the stockholders, the boards of directors, boards of supervisory board members and committees of any such boards of the Companies.

Section 4.8     Accounting Practices.

(a) Each Company maintains accurate books and records reflecting its Assets and Liabilities and maintains internal accounting practices which are lawful, customary and adequate for similarly situated

Persons in the jurisdictions in which such Company is organized. Without limiting the generality of the foregoing, each Company's: (i) transactions are recorded as necessary to permit preparation of its financial statements in accordance with Applicable GAAP; and (ii) its accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of the accounts, notes and other receivables on a current, timely and consistent basis.

(b) To the Knowledge of the Fingen Sellers, since January 1, 2002, none of the Companies has received any written non-frivolous complaint, allegation, assertion or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any Company, including any non-frivolous complaint, allegation, assertion or claim that any Company has engaged in questionable accounting, reserving or auditing practices.

Section 4.9     Inventory. The inventories set forth in the Company Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with Italian GAAP consistently applied. Since September 30, 2005, the inventories related to the businesses of each Company have been maintained in the ordinary course of business. All such inventories are owned free and clear of any Encumbrances, other than Permitted Encumbrances. All of the inventories recorded on the Company Balance Sheet materially consist of, and all inventories related to the businesses of each Company on the Closing Date and recorded on the Final Adjustment Statement will materially consist of, items of a quality usable or saleable in the normal course of the businesses of each Company, except for samples and second choice goods.

Section 4.10     Accounts Receivable.

(a) All accounts, notes and other receivables of the Companies, whether reflected on the Company Balance Sheet or otherwise, (i) represent actual amounts incurred and owing by the applicable account debtors, (ii) arose from bona fide transactions in the ordinary course of business, (iii) are not subject to any consignment agreement and (iv) the reserves against such receivables set forth in Section 4.10(a)(iv) of the Fingen Sellers Disclosure Schedule have been reasonably determined based on past practice and in accordance with Italian GAAP. There have not been any write-offs as uncollectible of any customer accounts receivable of any Company (x) from September 30, 2005 through November 30, 2005 or (y) to the Knowledge of the Fingen Sellers, from December 1, 2005 through the date hereof, except, in any event, for non-material write-offs in the ordinary course of business.

(b) To the Knowledge of the Fingen Sellers, the order bookings of the Business set forth in Section 4.10(b) of the Fingen Sellers Disclosure Schedule represent bona fide orders placed by customers of the Business in the amounts set forth therein and as of November 30, 2005.

Section 4.11     Absence of Certain Changes.

(a) Since September 30, 2005, (i) except to the extent contemplated by, or in connection with, this Agreement or the Ancillary Agreements, each Company has conducted its business in the ordinary course and (ii) there has been no event, occurrence or development which would reasonably be expected to result in a Material Adverse Effect.

(b) Since January 1, 2005, none of the Companies has declared, set aside or paid any dividend (whether a cash dividend or otherwise) or other distribution (whether shares or property or any combination thereof) in respect of any capital stock (or other equity interests) or otherwise.

Section 4.12     Euro Cormar Separation.

(a) A.E.S. Advanced Euro Service is an Italian S.r.l., duly organized, validly existing and in good standing under the laws of Italy.

(b) The Assets, Liabilities and employees set forth in Section 4.12(b) of the Fingen Sellers Disclosure Schedule will, as of the Closing Date, constitute the portion of the going concern of Euro Cormar which primarily pertained to the Business as of the date hereof (the ‘‘Going Concern’’). Euro Cormar will effect and consummate, or will cause to be effected and consummated, in any event, in accordance with applicable Law and Organizational Documents, all necessary corporate and other actions, including supplying all applicable Filings (including Euro Cormar and A.E.S. Advanced Euro Service's board of directors resolutions, appointment of the expert and receipt of the expert's sworn report and assessment on the Going Concern, successful completion of the unions consultation procedure, A.E.S. Advanced Euro Service's quotaholders resolution on the contribution of the Going Concern and A.E.S. Advanced Euro Service's board of directors resolution relating to the expert's assessment) to separate the Going Concern from Euro Cormar and to contribute the Going Concern into A.E.S. Advanced Euro Service by means of an increase of A.E.S. Advanced Euro Service's capital stock together with the creation of a share premium reserve (collectively, the ‘‘Euro Cormar Separation’’).

(c) In accordance with applicable Law and Organizational Documents, the Euro Cormar Separation will result in:

(i) all of the Assets (including any rights, claims or remedies pursuant to any Contract) primarily relating to the Business which were previously owned, leased or held for use by Euro Cormar (the ‘‘Euro Cormar Business Assets’’), a true and complete list of which Assets is set forth or described in Section 4.12(b) of the Fingen Sellers Disclosure Schedule, being transferred to A.E.S. Advanced Euro Service;

(ii) only those Liabilities of Euro Cormar that were directly associated with the Euro Cormar Business Employees or with the operation of the Going Concern as specifically identified in Section 4.12(b) of the Fingen Sellers Disclosure Schedule (collectively, the ‘‘Assumed Euro Cormar Business Liabilities’’) being assumed or borne by A.E.S. Advanced Euro Service; and

(iii) the employees of Euro Cormar that primarily provided employment services to the Business and that are listed in Section 4.12(b) of the Sellers Disclosure Schedule (collectively, the ‘‘Euro Cormar Business Employees’’) being employed by A.E.S. Advanced Euro Service.

(d) The Going Concern is a going concern (‘‘azienda’’ or ‘‘ramo d'azienda’’) for the purposes and meaning of Article 2555 of the Italian civil code and all other applicable provisions of Italian Law (including such provisions relating to labor, Tax and/or social security matters) making reference to the concept of ‘‘azienda’’ or ‘‘ramo d'azienda.’’

(e) As of the Closing Date, (i) there will be no other actions of any Person (including any transaction, whether required by applicable Law, any Organizational Document or otherwise) necessary to effect the Euro Cormar Separation and (ii) all third party Consents necessary to effect the Euro Cormar Separation (including those necessary to transfer or assign any Contract being part of the Going Concern) shall have been obtained.

(f) As a result of the Euro Cormar Separation, (i) A.E.S. Advanced Euro Service will have good and marketable title to, (free and clear of all Encumbrances except for those Permitted Encumbrances set forth in Section 4.12(f) of the Fingen Sellers Disclosure Schedule) or a valid and binding leasehold interest in, the Euro Cormar Business Assets; (ii) none of Euro Cormar's current or former employees, agents, consultants and independent contractors or any other Person (other than the Euro Cormar Business Employees) may validly allege to be part of the Going Concern; and (iii) none of Euro Cormar's current or former employees, agents, consultants or independent contractors or any other Person (other than the Euro Cormar Business Employees) claimed or otherwise alleged, nor may any of the foregoing Persons validly allege, that he/she is, or should be treated as, an employee of A.E.S. Advanced Euro Service.

(g) On or prior to the Closing Date, Euro Cormar shall have caused A.E.S. Advanced Euro Service to have timely paid all Transfer Taxes relating to the contribution of the Going Concern and the Taxes relating to the increase of A.E.S. Advanced Euro Service's capital stock, the notarial fees and other costs (other than the Expert Fee) related to the Euro Cormar Separation (such Taxes, fees and other costs (other than the Expert Fee) the ‘‘Separation Fees’’). A.E.S. Advanced Euro Service is not, and will not be, subject to any Liability associated with such Taxes, fees and costs.

(h) On or prior to the Closing Date, in accordance with Article 14 of Legislative Decree No. 472 of December 18, 1997, Euro Cormar will have requested (which request shall be subject to the review of the Purchaser) from the appropriate and competent Italian Governmental Entities having Tax authority two tax clearance certificates for VAT and direct Taxes (‘‘certificati carichi pendenti fiscali per IVA e imposte dirette’’) (the ‘‘Italian Tax Clearance Certificates’’) giving evidence, as of the effective date of the Euro Cormar Separation, of any pending Tax disputes (‘‘contestazioni in corso’’) and/or Tax burdens (‘‘carichi pendenti’’) relating to Euro Cormar.

(i) True and complete copies of each of the instruments, documents, Consents, reports and corporate resolutions entered into, taken, received or produced by Euro Cormar and/or A.E.S. Advanced Euro Services to effect or otherwise consummate the Euro Cormar Separation (collectively, the ‘‘Euro Cormar Separation Documents’’) will have been made available to the Purchaser prior to the Closing Date.

Section 4.13     Bank Account. Section 4.13 of the Fingen Sellers Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which each Company maintains a bank, savings, deposit or custodial account or safe deposit box, together with the applicable account numbers and names and identification of all Persons authorized to draw thereon or to have access thereto (including Persons holding powers of attorney or agency authority from the applicable Company or any of its Affiliates).

Section 4.14     Litigation. There are (a) no outstanding Orders of any Governmental Entity by which any Company or its Assets is bound and (b) no Actions by or before any Governmental Entity pending or, to the Knowledge of the Fingen Sellers, threatened against any Company or its Assets, directors or officers, other than, in each case, those which would not reasonably be expected to result in a Material Adverse Effect.

Section 4.15     Compliance with Laws; Permits.

(a) None of the Companies is in material violation of any applicable Law or under investigation with respect to, or has been threatened to be charged with, or given notice of, any material violation of, any applicable Law.

(b) Each of the Italian Purchased Companies and Jeanswear Europe is, and has been, in compliance with the mandatory provisions of Legislative Decree No. 231 of June 8, 2001. To the Knowledge of the Fingen Sellers, there are, and have been, no circumstances, developments, changes or effects which would result in a Liability of any Italian Purchased Company (or any of its Affiliates, including, following the Closing, the Purchaser) under Legislative Decree No. 231 of June 8, 2001.

(c) Since January 1, 2003, each Company has been and is in material compliance with all of its internal policies and/or Contracts with other Persons concerning privacy or security. Each of the Italian Purchased Companies and Jeanswear Europe is in compliance with the ‘‘Documento Programmatico sulla Sicurezza’’ contemplated by Legislative Decree No. 196 of June 30, 2003 concerning personal data protection.

(d) None of the Companies is operating under any agreement or understanding with any Governmental Entity which requires it to take, or refrain from taking, any action relating to the conduct of its business or the performance of its obligations under this Agreement which would otherwise be permitted by applicable Law, except to the extent that such agreement or understanding does not materially impair any material business practice of any Company, any acquisition of material property by any Company or the conduct of business by any Company in any material respect.

(e) To the Knowledge of the Fingen Sellers, (i) all material Permits necessary to conduct the Business used or otherwise held in connection with the business of any Company (collectively, ‘‘Company Permits’’) are valid and in full force and effect; (ii) none of the Companies is in default under, or in violation of, any Company Permit, and no event has occurred or condition exists which constitutes or, that, with notice or lapse of time or both, could constitute, a default under, or violation of, any Company Permit; (iii) none of the Company Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(iv) all applications required to have been filed for the renewal of any Company Permit have been duly filed on a timely basis with the appropriate Governmental Entities; and (v) there are no material Permits required to be obtained or held by any Company (other than the Company Permits) in connection with its business.

Section 4.16     Products. There is no pending or, to the Knowledge of Fingen Sellers, threatened (a) recall or investigation of, or with respect to, any such product or (b) claim against any Company deriving from the provisions of applicable Law governing (x) manufacturers' and distributors' Liabilities for the safety of such products or (y) manufacturers' Liabilities alleging the defectiveness of such products, other than ordinary course claims of customers of the Business or consumers of the products of the Business which are immaterial.

Section 4.17     Absence of Certain Payments. None of the Companies or, to the Knowledge of the Fingen Sellers, any of its Representatives or its Affiliates acting on its behalf has, in connection with, or otherwise relating to, the operation of its business or the business of any of its Affiliates:

(a) made any bribe, payoff, influence payment, kickback, unlawful material gift or other unlawful payment to (i) obtain favorable treatment in securing business or (ii) to any Person in violation of any applicable Laws;

(b) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other Persons;

(c) to the Knowledge of the Fingen Sellers, accepted or received any unlawful contributions, payments, gifts or expenditures; or

(d) taken or omitted to take any action which action or omission would violate the FCPA (assuming for purposes of this Section 4.17(d) only that the applicable Company was subject to the FCPA).

Section 4.18     Taxes.

(a) All Tax Returns, statements, reports and forms (including estimated tax and information returns and reports) have been filed when due in accordance with applicable Law. None of the Companies has requested any extension of time within which to file any Tax Return.

(b) As of the time of filing, the Tax Returns filed by, or on behalf of, any Company were true, correct and complete in all material respects.

(c) All Taxes shown as due and payable on any Tax Return filed by, or on behalf of, any Company or that were otherwise due and payable have been timely paid or withheld and remitted to the appropriate Governmental Entity.

(d) The charges, accruals and reserves for Taxes shown on the Company Balance Sheet are adequate to cover such Taxes as of the date thereof.

(e) All Taxes that any Company is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Entity.

(f) None of the Companies has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired, and no power of attorney is currently in force with respect to any matter relating to Taxes of any Company.

(g) There is no Action pending against, or with respect to, any Company in respect of any Tax, and no Governmental Entity has provided to any Fingen Seller or any Company any notice of an intention to open an Action relating to any Tax matters, any request for information relating to Tax matters or notice of assessment, deficiency or adjustment for any amount of Tax.

(h) There are no Encumbrances for Taxes upon the Assets of any Company, except Encumbrances for current Taxes not yet due.

(i) Except for a tax sharing agreement among the Italian Purchased Companies, Jeanswear Europe and Fingen S.p.A., none of the Companies is currently a party to a Tax sharing agreement or other Contract to pay any Tax with any Person other than another Company.

(j) None of the Companies has (i) a permanent establishment in any jurisdiction other than its jurisdiction of incorporation or organization, whether directly or by virtue of the activities of any Company Consultant on its behalf or (ii) received any notice from a Governmental Entity in a jurisdiction in which such Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) None of the Companies will incur any Taxes in any taxing jurisdiction upon leaving any consolidated, combined, unitary or other Tax group of companies as a result of the transactions contemplated hereby.

(l) Each Company has complied in all material respects with respect to any information, reporting, pricing or other Tax requirement under applicable Laws relating to transfer pricing in any jurisdiction in which it is organized, formed, operates or otherwise conducts business.

(m) None of the Companies is a Controlled Foreign Corporation (as such term is defined in the Code).

Section 4.19     Customs. All transactions between any Company, on the one hand, and any other Company, Seller or Affiliate of any Seller or third party, on the other hand, including such transactions effected pursuant to, or in connection with, any Intercompany Contract or Fingen Sellers Affiliate Contract, have been conducted and performed in a manner so as to not unlawfully avoid or reduce any Liabilities (including any Taxes or fees) imposed by the ‘‘Agenzia delle Dogane’’ and any other applicable Governmental Entity having customs authority (‘‘Customs’’). There are no claims pending or, to the Knowledge of the Fingen Sellers, threatened against or affecting any Company or its Assets by Customs.

Section 4.20     Real and Personal Properties.

(a) Each Company has good and marketable title to, or a valid and binding leasehold interest in, its Assets, in any event, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) None of the Companies owns any real property. Section 4.20(b) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of all Company Leased Real Property as of November 30, 2005, listing the address of each Company Leased Real Property, the lessor and lessee (or sublessor, sublessee, assign or assignee, as the case may be) under the applicable lease (each, a ‘‘Company Lease’’).

(c) (i) Each Company Lease is a legal, valid, binding and enforceable obligation of the applicable Company, subject to bankruptcy, moratorium and/or other equitable defenses; (ii) none of the Companies has, or, to the Knowledge of the Fingen Sellers, has any other party thereto (including the lessor, sublessor or assignee thereunder), received written notice that it has violated or waived any material terms or conditions of any Company Lease which has resulted in a default beyond applicable notice and cure periods; (iii) the current use of the Company Leased Real Property by the applicable Company does not violate in any material respect the certificates of occupancy thereof or the applicable lease agreement; and (iv) the consummation of the transactions contemplated hereby will not constitute a default or give rise to a right of termination or cancellation of any material right or loss of material benefit under any of the Company Leases. The Sellers have delivered or made available to the Purchaser a true and complete copy of each of the Company Lease documents listed in Section 4.20(b) of the Fingen Sellers Disclosure Schedule, which Company Leases have not been, and will not be (except as permitted hereunder), amended, modified or terminated. To the Knowledge of the Fingen Sellers, to the extent that any Person, other than any Company, has a right to use or occupy any portion of any of the premises demised under any Company Lease, such right(s) would not reasonably be expected to result in a Material Adverse Effect.

(d) The Assets of the Companies include and will include as of the Closing Date all of the Assets (including all Intellectual Property rights and Hardware used by the Companies (including those used pursuant to license agreements)) necessary to conduct the Business as currently conducted. The tangible Assets of the Companies are free from material defects, have been maintained in all material respects in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are materially suitable for the purpose for which they are presently used.

(e) None of the Companies conducts any business activities other than those exclusively relating to the Business.

(f) None of the Companies has received written notice of any condemnation, expropriation or other proceedings in eminent domain pending or threatened (to the Knowledge of the Fingen Sellers) with respect to any of the Company Leased Real Property by any Person. There is no Order outstanding, or any Action pending or, to the Knowledge of the Fingen Sellers, threatened in writing, relating to the lease, use, occupancy or operation by any Company of any of the Company Leased Real Property.

(g) Each Company Leased Real Property (i) is adequate and suitable for its present use and (ii) has water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities necessary for the present conduct of the business of the Company occupying such Company Leased Real Property, except where failure to have the same would not reasonably be expected to result in a Material Adverse Effect.

Section 4.21     Intellectual Property.

(a) Section 4.21(a) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of all applications and registrations pertaining to Intellectual Property owned by any Company.

(b) Except for the licenses granted pursuant to the Company IP Agreements, which material written licenses are set forth in Section 4.21(b) of the Fingen Sellers Disclosure Schedule, a Company owns or otherwise has the right to use all Intellectual Property rights necessary to the businesses of the Companies, free and clear of all Encumbrances.

(c) Since January 1, 2003, there have been no Actions that would reasonably be expected to result in a Material Adverse Effect have been asserted in writing against any Company by any third party (x) alleging that the conduct of the businesses of any Company or the manufacture, sourcing, use, or sale of any product, operation of any retail store, or the use of any process, or of any Intellectual Property, now used by any Company infringes, misappropriates or otherwise violates or dilutes or otherwise makes any claim on or against any Intellectual Property rights of any such third party, or (y) challenging the validity of any Intellectual Property rights of any Company or Intellectual Property used by any Company.

(d) To the Knowledge of the Fingen Sellers, no third party is misappropriating, infringing, diluting or violating in any material respect any Intellectual Property owned or used by the Company, and, to the Knowledge of the Fingen Sellers, no claims have been brought, asserted or threatened by or against any third party with regard to the foregoing.

(e) All Intellectual Property set forth in Section 4.21(a) of the Fingen Sellers Disclosure Schedule is subsisting; and the applicable Company has properly and fully recorded all Company IP Agreements which are required to be recorded or registered with any Governmental Agency anywhere in the world.

(f) To the Knowledge of the Fingen Sellers, no material Intellectual Property owned or used by any Company infringes the Intellectual Property rights of any third party or is the subject of any written notices of breach, default, termination or infringement.

(g) Section 4.21(g) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of all Company IP Agreements. All material Company IP Agreements are in full force and effect, and except as specifically disclosed herein, are not subject to any outstanding notices of termination or breach, default, non-renewal or other violation by any party thereto (or with notice or lapse of time or both, would be in violation or breach of or in default under any such material Company IP Agreement).

(h) To the Knowledge of the Fingen Sellers, none of the Companies has waived any of its material rights, claims or remedies arising under, or pursuant to, any Company IP Agreement, including such material rights, claims or remedies resulting from a breach or other violation of such Company IP Agreement.

(i) All Intellectual Property set forth in Section 4.21(a) of the Fingen Seller Disclosure Schedule has proper title ownership in the name of the Company or such other Person(s) set forth on such Schedule.

Section 4.22     Employee Benefits.

(a) Section 4.22(a)(i) of the Fingen Sellers Disclosure Schedule contains a true and complete list of the Company Business Employees as of November 30, 2005, and whether any written employment Contracts exist relating to any Company Business Employees (such Contracts, the ‘‘Company Business Employee Contracts’’). Section 4.22(a)(ii) of the Sellers Disclosure Schedule contains a true and complete list, as of the date hereof, of all Company Business Employee Contracts. To the Knowledge of the Fingen Sellers, each Company Business Employee provides employment services to the Business on an exclusive basis and does not provide any employment services to any Person other than one or more Companies.

(b) There are no overdue material Liabilities of any Company relating to salaries, bonuses, commissions, pensions, severance indemnity, severance payments or any other compensation or benefits of any nature.

(c) There have been no increases with respect to the salaries, bonuses, pensions, commission or other compensation or benefits to any Company Business Employees since September 30, 2005, except for increases which were (i) required by Law or existing Contracts or (ii) made in the ordinary course of business consistent with past practice.

(d) Section 4.22(d) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of all employee benefit plans sponsored or maintained by any Company or with respect to which any Company may have any Liability, in any case, for the benefit of the Company Business Employees or former employees of any Company (collectively, the ‘‘Company Benefit Plans’’). The Sellers have made available to the Purchaser a true and complete copy of each Company Benefit Plan document, including all amendments thereto and written descriptions thereof, which Company Benefit Plan has not been, and will not be, amended, modified or terminated, except to the extent that such amendment, modification or termination would not reasonably be expected to result in a Material Adverse Effect. The benefits provided under any Company Benefit Plan have not been increased subsequent to the date hereof.

(e) There is no Contract with any Company Business Employee which requires notice prior to termination of the employment of such Company Business Employee, except as may be required by applicable Law or collective labor contracts.

(f) Each Company has timely filed or caused to be timely filed true and complete copies of all required social security returns and social security reports (or equivalents of any of the foregoing) with respect to the Company Business Employees. All Liabilities of any Company with respect to social security (including interest and penalties) (or any equivalent thereof) due and payable on or prior to the date hereof have been paid and such Liabilities which become due and payable prior to the Closing will have been paid prior to Closing.

(g) Section 4.22(g)(i) of the Fingen Sellers Disclosure Schedule sets forth, as of November 30, 2005, a true and complete list of all Company Consultants with compensation in excess of €100,000 per year, indicating the services provided by such Company Consultant and the consideration paid by the applicable Company on account of such services and whether any written Contracts exist relating to any Company Consultant (such Contracts, the ‘‘Company Consultant Contracts’’). Section 4.22(g)(ii) of the Fingen Sellers Disclosure Schedule contains a true and complete list of all Company Consultant Contracts as of the date hereof. As of the date hereof, there are no, and, at Closing, there will not be any, overdue Liabilities of any Company with respect to commissions, contributions, indemnification obligations or any other amounts due to any Company Consultant (whether pursuant to the terms of any Company Consultant Contract or otherwise). None of the Companies has any Liability, including under, or on account of, any Company Benefit Plan, arising out of the hiring of natural Persons to provide services to such Company and treating such Persons as agents, consultants or independent contractors and not as employees of the Company. None of the Company Consultants or former agents, consultants or independent contractors of any Company or other Person has claimed or otherwise alleged that he/she is, or should be treated as, an employee of any Company.

(h) There are no Liabilities of any Company relating to salaries, bonuses, commissions, pensions, severance indemnity, severance payments or any other compensation or benefits of any nature owing or which could become owing to any Company Service Provider, any former Company Service Provider or any natural Person who is or was, and in such Person's capacity as, an employee, agent, consultant or independent contractor of any Company Service Provider, including such Liabilities resulting from the insolvency of any Company Service Provider.

(i) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Company Business Employees or former employees of any Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or by collective labor agreement, (ii) death benefits under any ‘‘pension plan’’ or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent any Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any Company Business Employee or former employee of any Company other than limitations imposed by applicable Law or by collective labor agreement.

(j) The execution and delivery by the Fingen Sellers of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (either alone or in combination with any other event) (i) entitle any Company Business Employees to resign, (ii) entitle any Company Business Employee, Company Consultant or other natural Person to any additional compensation, severance, indemnity in lieu of a notice period or other benefits, including pursuant to any Company Business Employee Contract or Company Consultant Contract, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iv) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Company Benefit Plan.

(k) Each Company Business Employee Contract and each Company Consultant Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the applicable Company, except to the extent that enforcement may be limited by, or subject to, (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (where considered in a proceeding in equity or at law), and, to the Knowledge of the Fingen Sellers, of each other party thereto (other than Contracts that have expired or terminated in the ordinary course of business); and none of the Companies or, to the Knowledge of the Fingen Sellers, any other party to such Company Business Employee Contract or Company Consultant Contract is in violation or breach of, or default under, any such Company Business Employee Contract or Company Consultant Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Company Business Employee Contract or Company Consultant Contract). No written notice of default, termination or non-renewal under any such Company Business Employee Contract or Company Consultant Contract has been received by any Company or any Fingen Seller, and no action has been taken or omitted to be taken by any Company, or, to the Knowledge of the Fingen Sellers, by other parties thereto which, with the giving of notice or the lapse of time or both, would result in or become a violation or breach of, or give any Company or any Fingen Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel terminate or modify, any Company Business Employee Contract or Company Consultant Contract. To the Knowledge of the Fingen Sellers, none of the Companies has waived any of its material rights, claims or remedies arising under, or pursuant to, any

Company Business Employee Contract or Company Consultant Contract, including such material rights, claims or remedies resulting from a breach or other violation of such Company Business Employee Contract or Company Consultant Contract.

(l) The Sellers have previously provided or made available to the Purchaser, a true and complete copy of each Company Business Employee Contract and each Company Consultant Contract, which Company Business Employee Contract or Company Consultant Contract has not been, and will not be, amended, modified or terminated (except as otherwise permitted pursuant to Section 7.1).

Section 4.23     Labor Matters.

(a) Section 4.23(a) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of any (i) labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contracts with any labor union, labor organization or works council (‘‘consiglio di fabbrica’’ and ‘‘rappresentanza sindacale aziendale’’) to which any Company is a party or is otherwise legally bound by; (ii) labor agreements, collective bargaining agreements, work rules or practice or any other labor-related Contracts that pertain to any of the Company Business Employees; (iii) Company Business Employees represented by any labor organization with respect to their employment and (iv) unfair labor practices committed by the Companies or their Representatives. To the Knowledge of the Fingen Sellers, (i) no proceeding relating to unfair labor practices has been threatened against any Company or its Representatives since January 1, 2002, (ii) there are no labor union organizing activities with respect to any Company Business Employee, and (iii) there have been no actual or threatened labor disputes, material arbitrations, material grievances, strikes, lockouts, slowdowns or work stoppages against or affecting any Company since January 1, 2002 specific to employees of the Companies (e.g., excluding general and national strikes and work stoppages).

(b) Each Company and, to the Knowledge of the Fingen Sellers, each Company Service Provider has been in compliance with all applicable Laws respecting employment and employment practices, including (x) all Laws with respect to terms and conditions of employment, health and safety (including work conditions), wages, hours and overtime compensation, benefits, immigration, freedom of association Laws of the applicable country of manufacture, child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is higher than 15), prison, indentured, exploited, bonded, forced and/or slave labor, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers compensation, labor relations, employee leave issues and unemployment insurance and (y) and Legislative Decree No. 626/1994, Presidential Decree No. 175/1988 and Legislative Decree No. 334/1998. No notice of violation of any of the foregoing has been received by any Fingen Seller, Company or, to the Knowledge of the Fingen Sellers, any Company Service Provider. To the Knowledge of the Fingen Sellers, none of the Companies or any Company Service Provider utilizes forced labor, prison labor, convict labor, indentured labor or child labor in connection with the manufacture of the products for the Companies.

(c) There are no material Liabilities of any Company relating to labor or social security (or equivalents thereof) matters in respect of the Company Business Employees other than as otherwise provided in the Company Balance Sheet.

(d) Each Company has materially complied with all redundancy plans. There are no Liabilities of any Company relating to any lay-offs, redundancies or plant closings by any Company.

(e) To the Knowledge of the Fingen Sellers, no Company Business Employee is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other Contract with a former employer of any such employee relating (i) to the right of any such employee to be employed by any Company or (ii) to the Knowledge or Use of any Intellectual Property.

(f) Each Company and, to the Knowledge of the Fingen Sellers, each Company Service Provider is properly registered or licensed as a garment manufacturer in each jurisdiction which requires any such registration or licensing and in which such Company or Company Service Provider (as the case may be) conducts business, except where the failure to be so registered or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 4.24     Environmental Matters.

(a) Neither the conduct nor operation of the businesses of any Company, nor any condition of any of the Company Leased Real Property, violates any applicable Environmental Law, except where such conduct or violation would not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Companies or any Fingen Seller has received or been subject to any notice, Action, Order or written information request from any Person stating or alleging, or, in the case of a written information request, raising the possibility, that any Company is in violation of any applicable Environmental Law or is otherwise liable pursuant to any applicable Environmental Law, except where such violation or liability would not reasonably be expected to result in a Material Adverse Effect.

(c) There have been no spills, disposals or releases of Hazardous Materials on, at, under, or from any Company Leased Real Property, except where such spill, disposal or release would not reasonably be expected to result in a Material Adverse Effect.

(d) The Purchaser hereby acknowledges and agrees that Section 4.15 and this Section 4.24 are the Fingen Sellers' sole and exclusive representations and warranties as to environmental matters and that none of the other representations and warranties contained in this Agreement shall be deemed to apply, directly or indirectly, to environmental matters.

Section 4.25     Material Contracts.

(a) Section 4.25(a) of the Fingen Sellers Disclosure Schedule sets forth a true and complete list of the Company Material Contracts as of November 30, 2005. For purposes hereof, ‘‘Company Material Contracts’’ shall mean, collectively, each of the following types of executory Contracts, including all amendments, modifications and binding supplements thereto, to which any Company is a party or is otherwise bound:

(i) leases (whether of real or personal property) providing for annual rentals of €100,000 or more (provided, that the Fingen Sellers hereby jointly and severally represent and warrant to the Purchaser that, other than such lease Contracts constituting Material Contracts, there are approximately 30 leases (whether of real or personal property) to which any Company is a party or is otherwise legally bound);

(ii) Contracts for the purchase or sale of Assets, products or services providing for either (1) annual payments by or to the Companies of €100,000 or more or (2) aggregate future payments by or to the Companies of €250,000 or more;

(iii) all distribution, franchise or agency Contracts providing for the sale by the Companies of Assets, products or services of €100,000 or more (other than such Contracts which (x) are non-exclusive with respect to Assets, products or services and (y) may be terminated by the applicable Company upon 30 days notice without incurrence by a Company of any payment, premium fee, penalty or similar costs);

(iv) partnership, joint venture, consortia, co-operation, profit-sharing or shareholders Contracts with any Person (provided, that such Contracts on Section 4.25(a) of the Fingen Sellers Disclosure Schedule shall be marked by one asterisk);

(v) Contracts with any Governmental Entity relating to the (1) participation of any Company in any amnesty program or (2) the settlement or other disposition of any Tax audit of any Company (provided, that such Contracts on Section 4.25(a) of the Fingen Sellers Disclosure Schedule shall be marked by two asterisks);

(vi) Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Company or its Affiliates to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with any Company or its Affiliates (other than radius restrictions contained in any Material Contract described in Section 4.25(a)(iii) (provided, that such Contracts on Section 4.25(a) of the Fingen Sellers Disclosure Schedule shall be marked by three asterisks);

(vii) Contracts under which any Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than any other Company, in an amount in excess of €100,000 (other than extensions of trade credit in the ordinary course of business); and

(viii) Contracts that commit capital expenditures after the date hereof in excess of €100,000.

(b) Each Company Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the applicable Company, except to the extent that enforcement may be limited by, or subject to, (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (where considered in a proceeding in equity or at law), and, to the Knowledge of the Fingen Sellers, of each other party thereto (other than Contracts that have expired or terminated in the ordinary course of business); and none of the Companies or, to the Knowledge of the Fingen Sellers, any other party to such Company Material Contract is in violation or breach of, or default under, any such Company Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Company Material Contract). No notice of default, termination or non-renewal under any such Company Material Contract has been received by any Company or any Fingen Seller, and no action has been taken or omitted to be taken by any Company, or, to the Knowledge of the Fingen Sellers, by other parties thereto which, with the giving of notice or the lapse of time or both, would result in or become a violation or breach of, or give any Company or any Fingen Seller or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel terminate or modify, any Company Material Contract. To the Knowledge of Fingen Sellers, none of the Companies has waived any of its material rights, claims or remedies arising under, or pursuant to, any Company Material Contract, including such material rights, claims or remedies resulting from a breach or other violation of such Company Material Contract.

(c) The Sellers have previously provided or made available to the Purchaser, (i) a true and complete copy of each Company Material Contract, which Company Material Contract has not been, and will not be, amended, modified or terminated (except as otherwise permitted pursuant to Section 7.1) or (ii) with respect to each Company Material Contract that has not been reduced to writing, a written description thereof (including a summary of the material terms thereof), which description is set forth in Section 4.25(c) of the Fingen Sellers Disclosure Schedule, and which Company Material Contract has not been, and will not be, amended, modified or terminated.

Section 4.26     Insurance Coverage. Section 4.26 of the Fingen Sellers Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds relating to any Company or its operations, Assets and officers and employees. There is no material claim by any Company or any Fingen Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Companies and/or the Fingen Sellers have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the businesses of the Companies. The Fingen Sellers do not have Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 4.27     Affiliate Relationships.

(a) Section 4.27(a) of the Fingen Sellers Disclosure Schedule sets forth all executory Contracts between any Company, on the one hand, and any Fingen Seller and/or its Affiliates (other than any Company), on the other hand (collectively, the ‘‘Fingen Sellers Affiliate Contracts’’).

(b) Section 4.27(b) of the Fingen Sellers Disclosure Schedule sets forth all material executory Contracts between any Company, on the one hand, and any other Company, on the other hand (collectively, the ‘‘Intercompany Contracts’’).

(c) No director, officer or, to the Knowledge of the Fingen Sellers, other Affiliate (who is a natural Person) of any Company or member of any such director's, officer's, or Affiliate's immediate family:

(i) is indebted to any Company;

(ii) has any direct or indirect ownership interest in any supplier, customer or competitor of any Company; or

(iii) has a direct or indirect interest in any Company Material Contract or has a claim to have an interest in the Intellectual Property rights of any Company.

Section 4.28     Brokers. None of the Companies or any Fingen Seller has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders' fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Fingen Sellers or any Company have or could have any Liability.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CKI

Except as disclosed in the correspondingly numbered section of the disclosure Schedules delivered herewith by CKI to the Purchaser and which are attached hereto (collectively, the ‘‘CKI Disclosure Schedule’’), CKI hereby represents and warrants to the Purchaser as follows:

Section 5.1     Organization and Standing.

(a) Each Jeanswear N.V. Company is a company duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to enable it to own, lease or otherwise hold its Assets and to carry on its business as presently conducted. Each Jeanswear N.V. Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. A true and complete list of all such jurisdictions where each Jeanswear N.V. Company is qualified to do business as a foreign corporation is set forth in Section 5.1(a) of the CKI Disclosure Schedule.

(b) Section 5.1(b) of the CKI Disclosure Schedule sets forth a true and complete list of all Persons in which any Jeanswear N.V. Company (i) owns, directly or indirectly, any capital stock or other securities or (ii) has any direct or indirect ownership interest in any business, in each case, other than in any other Jeanswear N.V. Company.

Section 5.2     Capitalization.

(a) Section 5.2(a) of the CKI Disclosure Schedule sets forth a true and complete list of: (i) the authorized capital stock (and par value per share (if applicable)) or other equity interests and (ii) the number of shares of capital stock or other equity interests issued and outstanding, in each case, for Jeanswear N.V. and each of its direct or indirect Subsidiaries as of the date hereof. As of the Closing, the (i) authorized capital stock (and par value per share (if applicable)) or other equity interests and (ii) number of shares of capital stock or other equity interests issued and outstanding, in each case, for Jeanswear N.V. and each of its direct or indirect Subsidiaries will be as provided on Section 5.2(a) of the CKI Disclosure Schedule. The issued and outstanding shares of capital stock of, or other equity interest in, each of Jeanswear N.V.'s direct and indirect Subsidiaries (collectively, the ‘‘Jeanswear N.V. Subsidiary Shares’’) are held as of the date hereof, and will be held as of immediately prior to the

Closing, by the Persons and in the amounts set forth in Section 5.2(a) of the CKI Disclosure Schedule, free and clear of any Encumbrances. All of the Jeanswear N.V. Shares and the Jeanswear N.V. Subsidiary Shares are duly authorized, validly issued, fully paid and nonassessable and have been issued in compliance with applicable securities Laws. None of the Jeanswear N.V. Shares or the Jeanswear N.V. Subsidiary Shares has been issued in violation of any Right under any provision of applicable Law, the Organizational Documents of any Jeanswear N.V. Company, or any Contract to which any Jeanswear N.V. Company is subject or by which it is bound.

(b) Jeanswear N.V. has no, and since January 1, 2003, has not had, any direct or indirect Subsidiaries.

(c) There are no outstanding Options, Rights or Warrants in respect of any equity interest(s) in any Jeanswear N.V. Company.

(d) CKI is, and, immediately prior to the Closing, will be, the record and beneficial owner of the amount of the Jeanswear N.V. Shares set forth next to CKI's name in Section 5.2(a) of the CKI Disclosure Schedule, free and clear of any Encumbrances. Upon transfer and delivery of such Jeanswear N.V. Shares by CKI to the Purchaser on the Closing Date in accordance with Article II, the Sellers will deliver to the Purchaser good and valid title to such Jeanswear N.V. Shares, free and clear of any Encumbrances, excepting only (x) restrictions on the subsequent transfer of the Purchased Shares as may be imposed under applicable securities Laws and (y) Encumbrances on the Purchased Shares created by actions taken by the Purchaser.

(e) The transactions contemplated hereby shall not give rise to any Rights of any Person, nor does any Person otherwise have any Rights with respect to the capital stock of, or other equity interest in, any Jeanswear N.V. Company.

Section 5.3     Authorization. CKI has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which CKI is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by CKI and the consummation by CKI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, stockholder or other action of CKI to the extent CKI is a party thereto. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by CKI to the extent CKI is a party thereto, and, assuming this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the other parties thereto, each of this Agreement and the Ancillary Agreements constitutes a valid and binding agreement of CKI to the extent CKI is a party thereto, enforceable against CKI in accordance with its terms, except to the extent that enforcement may be limited by or subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.4     Noncontravention. The execution, delivery and performance by CKI of this Agreement and each Ancillary Agreement to which it is a party and the consummation by CKI of the transactions contemplated hereby and thereby will not, (a) conflict with, or violate any provision of, the Organizational Documents of any Jeanswear N.V. Company or CKI, (b) require any Consent or Filing, (c) conflict with or violate any applicable Law, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any note, bond, indenture, deed of trust, mortgage, lease, franchise, license, permit, instrument, Law or Contract to which any Jeanswear N.V. Company or CKI is a party or by which any Jeanswear N.V. Company or CKI is bound, except to the extent such violation, breach or default would not result in a Material Adverse Effect or (e) result in the imposition or creation of any Encumbrances on any Asset of any Jeanswear N.V. Company, the Jeanswear N.V. Shares or the Jeanswear N.V. Subsidiary Shares.

Section 5.5     Financial Statements; Liabilities.

(a) Insofar as the Company Financial Statements relate to the Jeanswear N.V. Companies, the Company Financial Statements have been prepared (a) from the books and records of the Companies

(and Jeanswear International Trading) and (b) in conformity with Italian GAAP consistently applied during the periods involved, and fairly present in all material respects the financial condition and the results of operations and sources and uses of cash of the Companies (and Jeanswear International Trading) on a combined basis as of the dates and for the periods presented therein, except as otherwise specifically noted therein.

(b) None of the Jeanswear N.V. Companies has any Liabilities (whether direct, indirect, accrued or contingent) of a nature required by Italian GAAP to be disclosed on a balance sheet except for (i) Liabilities (including Taxes), commitments or obligations incurred in the ordinary course of business subsequent to September 30, 2005, (ii) Liabilities (including Taxes), commitments or obligations incurred in the ordinary course of business subsequent to September 30, 2005 and which are immaterial or (iii) Liabilities, commitments or obligations reflected on, accrued or reserved against in, the Company Balance Sheet. None of the Jeanswear N.V. Companies has or will have as of the Closing any Liability for earnouts or other contingent payments payable to former owners of Assets, stock or other interests acquired by any Jeanswear N.V. Company or otherwise arising out of any previous acquisitions by any Jeanswear N.V. Company.

(c) Section 5.5(c) of the CKI Disclosure Schedule sets forth a true and complete list of each jurisdiction in which a Jeanswear N.V. Company has supplied or was otherwise required to supply a Jeanswear N.V. Company Statutory Financial Filing since January 1, 2003, together with a true and complete copy of each Jeanswear N.V. Company Statutory Financial Filing filed since January 1, 2003.

(d) Each Jeanswear N.V. Company Statutory Financial Filing was prepared (i) in accordance with the books and records of the applicable Jeanswear N.V. Company and (ii) in accordance with Applicable GAAP consistently applied during the periods involved, and fairly presented in all material respects the financial condition and the results of operations and cash flow of the applicable Jeanswear N.V. Company as of the dates and for the periods presented therein. No financial statements of any Person were required by Applicable GAAP to be included in any Jeanswear N.V. Company Statutory Financial Filing, except for such Person(s) included in such Jeanswear N.V. Company Statutory Financial Filing.

(e) All Jeanswear N.V. Company Statutory Financial Filings have been filed when due in accordance with applicable Law. As of the date hereof, none of the Jeanswear N.V. Companies has requested an extension of time within which to file any Jeanswear N.V. Company Statutory Financial Filing, other than such requests for which the applicable Company Statutory Financial Filing has since been filed.

(f) There is no Action pending against, or with respect to, any Company relating to any Jeanswear N.V. Company Statutory Financial Filing, other than those Actions the outcome of which in the aggregate would not reasonably be expected to have a Material Adverse Effect. No Governmental Entity has provided to CKI or any Company any notice of an intention to open an Action relating to Jeanswear N.V. Company Statutory Financial Filing matters or any request for information relating to Jeanswear N.V. Company Statutory Financial Filing matters. None of the Jeanswear N.V. Companies has received any notice from a Governmental Entity in a jurisdiction in which such Jeanswear N.V. Company does not supply a Jeanswear N.V. Company Statutory Financial Filing that it is or may be required to do so in such jurisdiction.

Section 5.6     Third Party Indebtedness.

(a) Section 5.6(a) of the CKI Disclosure Schedule sets forth a true and complete list of all Indebtedness owing by any Jeanswear N.V. Company which is outstanding as of the date hereof and any Contracts related thereto, including the amount of principal and unpaid interest outstanding under each instrument evidencing such Indebtedness as of November 30, 2005.

(b) No Contract relating to any Jeanswear N.V. Third Party Indebtedness contains any restriction upon (i) the prepayment of such Jeanswear Third Party Indebtedness, (ii) the incurrence of Indebtedness by any Company or (iii) the ability of any Jeanswear N.V. Company to grant any Encumbrance on the Assets of any Company.

(c) At Closing, there will be no Jeanswear N.V. Third Party Indebtedness other than as set forth in the Sellers Third Party Indebtedness and Cash Letter.

(d) All Indebtedness owing by any Jeanswear N.V. Company is, and, at Closing, will be, unsecured.

Section 5.7     Books and Records. The books, stock transfer records, stock record books and other records of each Jeanswear N.V. Company, all of which have been made available to the Purchaser by the Sellers, are true and complete in all material respects and have been maintained in accordance with applicable Law and with sound business practices. The minute books of each Jeanswear N.V. Company contain materially accurate and materially complete records of all meetings held and corporate action taken by the stockholders, the boards of directors, boards of supervisory board members and committees of any such boards of the Jeanswear N.V. Companies.

Section 5.8     Accounting Practices.

(a) Each Jeanswear N.V. Company maintains accurate books and records reflecting its Assets and Liabilities and maintains internal accounting practices which are lawful, customary and adequate for similarly situated Persons in the jurisdictions in which such Company is organized. Without limiting the generality of the foregoing, each Jeanswear N.V. Company's: (i) transactions are recorded as necessary to permit preparation of its financial statements in accordance with Applicable GAAP and (ii) its accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of the accounts, notes and other receivables on a current, timely and consistent basis.

(b) To the Knowledge of CKI, since January 1, 2002, none of the Jeanswear N.V. Companies has received any written non-frivolous complaint, allegation, assertion or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any Jeanswear N.V. Company, including any non-frivolous complaint, allegation, assertion or claim that any Jeanswear N.V. Company has engaged in questionable accounting, reserving or auditing practices.

Section 5.9     Inventory. The inventories set forth in the Company Balance Sheet (insofar as the Company Balance Sheet relates to the Jeanswear N.V. Companies) were properly stated therein at the lesser of cost or fair market value determined in accordance with Italian GAAP consistently applied. Since September 30, 2005, the inventories related to the businesses of each Jeanswear N.V. Company have been maintained in the ordinary course of business. All such inventories are owned free and clear of any Encumbrances, other than Permitted Encumbrances. All of the inventories recorded on the Company Balance Sheet materially (insofar as the Company Balance Sheet relates to the Jeanswear N.V. Companies) consist of, and all inventories related to the businesses of each Jeanswear N.V. Company on the Closing Date and recorded on the Final Adjustment Statement will materially consist of, items of a quality usable or saleable in the normal course of the businesses of each Jeanswear N.V. Company, except for samples and second choice goods.

Section 5.10     Accounts Receivable.

(a) All accounts, notes and other receivables of the Jeanswear N.V. Companies, whether reflected on the Company Balance Sheet (insofar as the Company Balance Sheet relates to the Jeanswear N.V. Companies) or otherwise, (i) represent actual amounts incurred and owing by the applicable account debtors, (ii) arose from bona fide transactions in the ordinary course of business, (iii) are not subject to any consignment agreement and (iv) the reserves against such receivables set forth in Section 5.10(a)(iv) of the CKI Disclosure Schedule have been reasonably determined based on past practice and in accordance with Italian GAAP. There have not been any write-offs as uncollectible of any customer accounts receivable of any Jeanswear N.V. Company (x) from September 30, 2005 through November 30, 2005 or (y) to the Knowledge of CKI, from December 1, 2005 through the date hereof, except, in any event, for non-material write-offs in the ordinary course of business.

(b) To the Knowledge of CKI, to the extent applicable to the Jeanswear N.V. Companies, the order bookings of the Business set forth in Section 5.10(b) of the CKI Disclosure Schedule represent bona fide orders placed by customers of the Business in the amounts set forth therein and as of November 30, 2005.

Section 5.11     Absence of Certain Changes.

(a) Since September 30, 2005, (i) except to the extent contemplated by, or in connection with, this Agreement or the Ancillary Agreements, each Jeanswear N.V. Company has conducted its business in the ordinary course and (ii) there has been no event, occurrence or development which would reasonably be expected to result in a Material Adverse Effect.

(b) Since January 1, 2005, none of the Jeanswear N.V. Companies has declared, set aside or paid any dividend (whether a cash dividend or otherwise) or other distribution (whether shares or property or any combination thereof) in respect of any capital stock (or other equity interests) or otherwise

Section 5.12     Bank Account. Section 5.12 of the CKI Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which each Jeanswear N.V. Company maintains a bank, savings, deposit or custodial account or safe deposit box, together with the applicable account numbers and names and identification of all Persons authorized to draw thereon or to have access thereto (including Persons holding powers of attorney or agency authority from the applicable Jeanswear N.V. Company or any of its Affiliates).

Section 5.13     Litigation. There are (a) no outstanding Orders of any Governmental Entity by which any Jeanswear N.V. Company or its Assets is bound and (b) no Actions by or before any Governmental Entity pending or, to the Knowledge of CKI, threatened against any Jeanswear N.V. Company or its Assets, directors or officers, other than, in each case, those which would not reasonably be expected to result in a Material Adverse Effect.

Section 5.14     Compliance with Laws; Permits.

(a) None of the Jeanswear N.V. Companies is in material violation of any applicable Law or under investigation with respect to, or has been threatened to be charged with, or given notice of, any material violation of, any applicable Law.

(b) Jeanswear Europe is, and has been, in compliance with the mandatory provisions of Legislative Decree No. 231 of June 8, 2001. To the Knowledge of CKI, there are, and have been, no circumstances, developments, changes or effects which would result in a Liability of Jeanswear Europe (or any of its Affiliates, including, following the Closing, the Purchaser) under Legislative Decree No. 231 of June 8, 2001.

(c) Since January 1, 2003, each Jeanswear N.V. Company has been and is in material compliance with all of its internal policies and/or Contracts with other Persons concerning privacy or security. Each of the Italian Purchased Companies and Jeanswear Europe is in compliance with the ‘‘Documento Programmatico sulla Sicurezza’’ contemplated by Legislative Decree No. 196 of June 30, 2003 concerning personal data protection.

(d) None of the Jeanswear N.V. Companies is operating under any agreement or understanding with any Governmental Entity which requires it to take, or refrain from taking, any action relating to the conduct of its business or the performance of its obligations under this Agreement which would otherwise be permitted by applicable Law, except to the extent that such agreement or understanding does not materially impair any material business practice of any Jeanswear N.V. Company, any acquisition of material property by any Jeanswear N.V. Company or the conduct of business by any Jeanswear N.V. Company in any material respect.

(e) To the Knowledge of CKI (i) all material Permits necessary to conduct the Business used or otherwise held in connection with the business of any Jeanswear N.V. Company (collectively, ‘‘Jeanswear N.V. Company Permits’’) are valid and in full force and effect; (ii) none of the Jeanswear N.V. Companies is in default under, or in violation of, any Jeanswear N.V. Company Permit, and no event has occurred or condition exists which constitutes or, that, with notice or lapse of time or both, could constitute, a default under, or violation of, any Jeanswear N.V. Company Permit; (iii) none of the Jeanswear N.V. Company Permits shall be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; (iv) all applications required to have been filed for the renewal of any Jeanswear N.V. Company Permit have been duly filed on a timely basis with the appropriate Governmental Entities; and (v) there are no material Permits required to be obtained or held by any Jeanswear N.V. Company (other than the Jeanswear N.V. Company Permits) in connection with its business.

Section 5.15     Products. There is no pending or, to the Knowledge of CKI, threatened (a) recall or investigation of, or with respect to, any such product or (b) claim against any Jeanswear N.V. Company deriving from the provisions of applicable Law governing (x) manufacturers' and distributors' Liabilities for the safety of such products or (y) manufacturers' Liabilities alleging the defectiveness of such products other than ordinary course claims of customers of the Business or consumers of the products of the Business which are immaterial.

Section 5.16     Absence of Certain Payments. None of the Jeanswear N.V. Companies or, to the Knowledge of CKI, any of its Representatives or its Affiliates acting on its behalf has, in connection with, or otherwise relating to, the operation of its business or the business of any of its Affiliates:

(a) made any bribe, payoff, influence payment, kickback, unlawful material gift or other unlawful payment to (i) obtain favorable treatment in securing business or (ii) to any Person in violation of any applicable Laws;

(b) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other Persons;

(c) to the Knowledge of CKI, accepted or received any unlawful contributions, payments, gifts or expenditures; or

(d) taken or omitted to take any action which action or omission would violate the FCPA (assuming for purposes of this Section 5.16(d) only that the applicable Jeanswear N.V. Company was subject to the FCPA).

Section 5.17     Taxes.

(a) All Tax Returns, statements, reports and forms (including estimated tax and information returns and reports) have been filed when due in accordance with applicable Law. None of the Jeanswear N.V. Companies has requested any extension of time within which to file any Tax Return.

(b) As of the time of filing, the Tax Returns filed by, or on behalf of, any Jeanswear N.V. Company were true, correct and complete in all material respects.

(c) All Taxes shown as due and payable on any Tax Return filed by, or on behalf of, any Jeanswear N.V. Company or that were otherwise due and payable have been timely paid or withheld and remitted to the appropriate Governmental Entity.

(d) The charges, accruals and reserves for Taxes shown on the Company Balance Sheet are adequate to cover such Taxes as of the date thereof.

(e) All Taxes that any Jeanswear N.V. Company is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Entity.

(f) None of the Jeanswear N.V. Companies has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired, and no power of attorney is currently in force with respect to any matter relating to Taxes of any Jeanswear N.V. Company.

(g) There is no Action pending against, or with respect to, any Jeanswear N.V. Company in respect of any Tax, and no Governmental Entity has provided to CKI or any Jeanswear N.V. Company any notice of an intention to open an Action relating to any Tax matters, any request for information relating to Tax matters or notice of assessment, deficiency or adjustment for any amount of Tax.

(h) There are no Encumbrances for Taxes upon the Assets of any Jeanswear N.V. Company, except Encumbrances for current Taxes not yet due.

(i) Except for a tax sharing agreement among the Italian Purchased Companies, Jeanswear Europe and Fingen S.p.A., none of the Jeanswear N.V. Companies is currently a party to a Tax sharing agreement or other Contract to pay any Tax with any Person other than another Company.

(j) None of the Jeanswear N.V. Companies has (i) a permanent establishment in any jurisdiction other than its jurisdiction of incorporation or organization, whether directly or by virtue of the activities of any Jeanswear N.V. Company Consultant on its behalf or (ii) received any notice from a Governmental Entity in a jurisdiction in which such Jeanswear N.V. Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) None of the Jeanswear N.V. Companies will incur any Taxes in any taxing jurisdiction upon leaving any consolidated, combined, unitary or other Tax group of companies as a result of the transactions contemplated hereby.

(l) Each Jeanswear N.V. Company has complied in all material respects with respect to any information, reporting, pricing or other Tax requirement under applicable Laws relating to transfer pricing in any jurisdiction in which it is organized, formed, operates or otherwise conducts business.

(m) None of the Companies is a Controlled Foreign Corporation (as such term is defined in the Code).

Section 5.18     Customs. All transactions between any Jeanswear N.V. Company, on the one hand, and any other Company, Seller or Affiliate of any Seller or third party, on the other hand, including such transactions effected pursuant to, or in connection with, any Designated Intercompany Contract or CKI Affiliate Contract, have been conducted and performed in a manner so as to not unlawfully avoid or reduce any Liabilities (including any Taxes or fees) imposed by Customs. There are no claims pending or, to the Knowledge of CKI, threatened against or affecting any Jeanswear N.V. Company or its Assets by Customs.

Section 5.19     Real and Personal Properties.

(a) Each Jeanswear N.V. Company has good and marketable title to, or a valid and binding leasehold interest in its Assets, in any event, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) None of the Jeanswear N.V. Companies owns any real property. Section 5.19(b) of the CKI Disclosure Schedule sets forth a true and complete list of all Jeanswear N.V. Leased Real Property as of November 30, 2005, listing the address of each Jeanswear N.V. Leased Real Property, the lessor and lessee (or sublessor, sublessee, assign or assignee, as the case may be) under the applicable lease (each, a ‘‘Jeanswear N.V. Lease’’).

(c) (i) Each Jeanswear N.V. Lease is a legal, valid, binding and enforceable obligation of the applicable Jeanswear N.V. Company, subject to bankruptcy, moratorium and/or other equitable defenses; (ii) none of the Jeanswear N.V. Companies has, or, to the Knowledge of CKI, has any other party thereto (including the lessor, sublessor or assignee thereunder), received written notice that it has violated or waived any material terms or conditions of any Jeanswear N.V. Lease which has resulted in a default beyond applicable notice and cure periods; (iii) the current use of the Jeanswear N.V. Leased Real Property by the applicable Jeanswear N.V. Company does not violate in any material respect the certificates of occupancy thereof or the applicable lease agreement; and (iv) the consummation of the transactions contemplated hereby will not constitute a default or give rise to a right of termination or cancellation of any material right or loss of material benefit under any of the Jeanswear N.V. Leases. The Sellers have delivered or made available to the Purchaser a true and complete copy of each of the Jeanswear N.V. Lease documents listed in Section 5.19(b) of the CKI Disclosure Schedule, which Jeanswear N.V. Leases have not been and will not be (except as permitted hereunder), amended, modified or terminated. To the Knowledge of CKI, to the extent that any Person, other than any Jeanswear N.V. Company, has a right to use or occupy any portion of any of the premises demised under any Jeanswear N.V. Lease, such right(s) would not reasonably be expected to result in a Material Adverse Effect.

(d) The Assets of the Jeanswear N.V. Companies include and will include as of the Closing Date all of the Assets (including all Intellectual Property rights and Hardware used by the Jeanswear N.V.

Companies (including those used pursuant to license agreements)) necessary to conduct the Business as currently conducted. The tangible Assets of the Jeanswear N.V. Companies are free from material defects, have been maintained in all material respects in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are materially suitable for the purpose for which they are presently used.

(e) None of the Jeanswear N.V. Companies conducts any business activities other than those exclusively relating to the Business.

(f) None of the Jeanswear N.V. Companies has received written notice of any condemnation, expropriation or other proceedings in eminent domain pending or threatened (to the Knowledge of CKI) with respect to any of the Jeanswear N.V. Leased Real Property by any Person. There is no Order outstanding, or any Action pending or, to the Knowledge of CKI, threatened in writing, relating to the lease, use, occupancy or operation by any Jeanswear N.V. Company of any of the Jeanswear N.V. Leased Real Property.

(g) Each Jeanswear N.V. Leased Real Property (i) is adequate and suitable for its present use and (ii) has water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protections, drainage and other public utilities necessary for the present conduct of the business of the Company occupying such Jeanswear N.V. Leased Real Property, except where failure to have the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.20     Intellectual Property.

(a) Section 5.20(a) of the CKI Disclosure Schedule sets forth a true and complete list of all applications and registrations pertaining to Intellectual Property owned by any Jeanswear N.V. Company.

(b) Except for the licenses granted pursuant to the Jeanswear N.V. IP Agreements, which material written licenses are set forth in Section 5.20(b) of the CKI Disclosure Schedule, a Jeanswear N.V. Company owns or otherwise has the right to use all Intellectual Property rights necessary to the businesses of Jeanswear N.V. Companies, free and clear of all Encumbrances.

(c) Since January 1, 2003, there have been no Actions that would reasonably be expected to result in a Material Adverse Effect have been asserted in writing against any Jeanswear N.V. Company by any third party (x) alleging that the conduct of the businesses of any Jeanswear N.V. Company or the manufacture, sourcing, use, or sale of any product, operation of any retail store, or the use of any process, or of any Intellectual Property, now used by any Jeanswear N.V. Company infringes, misappropriates or otherwise violates or dilutes or otherwise makes any claim on or against any Intellectual Property rights of any such third party, or (y) challenging the validity of any Intellectual Property rights of any Jeanswear N.V. Company or Intellectual Property used by any Jeanswear N.V. Company.

(d) To the Knowledge of CKI, no third party is misappropriating, infringing, diluting or violating in any material respect any Intellectual Property owned or used by the Jeanswear N.V. Company, and to the Knowledge of CKI, no claims have been brought, asserted or threatened by or against any third party with regard to the foregoing.

(e) All Intellectual Property set forth in Section 5.20(a) of the CKI Disclosure Schedule is subsisting; and the applicable Jeanswear N.V. Company has properly and fully recorded all Jeanswear N.V. IP Agreements which are required to be recorded or registered with any Governmental Agency anywhere in the world.

(f) To the Knowledge of CKI, no material Intellectual Property owned or used by any Jeanswear N.V. Company infringes the Intellectual Property rights of any third party or is the subject of any written notices of breach, default, termination or infringement.

(g) Section 5.20(g) of the CKI Disclosure Schedule sets forth a true and complete list of all Jeanswear N.V. IP Agreements. All material Jeanswear N.V. IP Agreements are in full force and effect, and except as specifically disclosed herein, are not subject to any outstanding notices of termination or breach, default non-renewal or other violation by any party thereto or with notice or lapse of time or both, would be in violation or breach of or in default under any such material Jeanswear N.V. IP Agreements.

(h) To the Knowledge of CKI, none of the Companies has waived any of its material rights, claims or remedies arising under, or pursuant to, any Jeanswear N.V. IP Agreement, including such material rights, claims or remedies resulting from a breach or other violation of such Jeanswear N.V. IP Agreement.

(i) All Intellectual Property set forth in Section 5.20(a) of the CKI Disclosure Schedule has proper title ownership in the name of the Company or such other Person(s) set forth on such Schedule.

Section 5.21     Employee Benefits.

(a) Section 5.21(a)(i) of the CKI Disclosure Schedule contains a true and complete list of the Jeanswear N.V. Company Business Employees as of November 30, 2005, and whether any written employment Contracts exist relating to any Jeanswear N.V. Business Employees (such Contracts, the ‘‘Jeanswear N.V. Business Employee Contracts’’). Section 5.21(a)(ii) of the CKI Disclosure Schedule contains a true and complete list, as of the date hereof, of all Jeanswear N.V. Business Employee Contracts. To the Knowledge of CKI, each Jeanswear N.V. Business Employee provides employment services to the Business on an exclusive basis and does not provide any employment services to any Person other than one or more Companies.

(b) There are no overdue material Liabilities of any Jeanswear N.V. Company relating to salaries, bonuses, commissions, pensions, severance indemnity, severance payments or any other compensation or benefits of any nature.

(c) There have been no increases with respect to the salaries, bonuses, pensions, commission or other compensation or benefits to any Jeanswear N.V Business Employees since September 30, 2005, except for increases which were (i) required by Law or existing Contracts or (ii) made in the ordinary course of business consistent with past practice.

(d) Section 5.21(d) of the CKI Disclosure Schedule sets forth a true and complete list of all employee benefit plans sponsored or maintained by any Jeanswear N.V. Company or with respect to which any Company may have any Liability, in any case, for the benefit of the Jeanswear N.V. Business Employees or former employees of any Jeanswear N.V. Company (collectively, the ‘‘Jeanswear N.V. Benefit Plans’’). The Sellers have made available to the Purchaser a true and complete copy of each Jeanswear N.V. Benefit Plan document, including all amendments thereto and written descriptions thereof, which Jeanswear N.V. Benefit Plan has not been, and will not be, amended, modified or terminated, except to the extent that such amendment, modification or termination would not reasonably be expected to result in a Material Adverse Effect. The benefits provided under any Jeanswear N.V Benefit Plan have not been increased subsequent to the date hereof.

(e) There is no Contract with any Jeanswear N.V Business Employee which requires notice prior to termination of the employment of such Jeanswear N.V Business Employee, except as may be required by applicable Law or collective labor contracts.

(f) Each Jeanswear N.V. Company has timely filed or caused to be timely filed true and complete copies of all required social security returns and social security reports (or equivalents of any of the foregoing) with respect to the Jeanswear N.V Business Employees. All Liabilities of any Jeanswear N.V. Company with respect to social security (including interest and penalties) (or any equivalent thereof) due and payable on or prior to the date hereof have been paid and such Liabilities which become due and payable prior to the Closing will have been paid prior to Closing.

(g) Section 5.21(g)(i) of the CKI Disclosure Schedule sets forth, as of November 30, 2005, a true and complete list of all Jeanswear N.V. Company Consultants with compensation in excess of €100,000 per year, indicating the services provided by such Jeanswear N.V. Company Consultant and the consideration paid by the applicable Jeanswear N.V. Company on account of such services and whether any written Contracts exist relating to any Jeanswear N.V. Company Consultant (such Contracts, the ‘‘Jeanswear N.V. Company Consultant Contracts’’). Section 5.21(g)(ii) of the CKI Disclosure Schedule contains a true and complete list of all Jeanswear N.V. Company Consultant Contracts as of the date hereof. As of the date hereof, there are no, and, at Closing, there will not be any, overdue Liabilities of any Jeanswear N.V. Company with respect to commissions, contributions, indemnification obligations or any other amounts due to any Jeanswear N.V. Company Consultant (whether pursuant to the terms of any Jeanswear N.V. Company Consultant Contract or otherwise). None of the Jeanswear N.V. Companies has any Liability, including under, or on account of, any Jeanswear N.V. Benefit Plan, arising out of the hiring of natural Persons to provide services to such Jeanswear N.V. Company and treating such Persons as agents, consultants or independent contractors and not as employees of the Jeanswear N.V. Company. None of the Jeanswear N.V. Company Consultants or former agents, consultants or independent contractors of any Jeanswear N.V. Company or other Person has claimed or otherwise alleged that he/she is, or should be treated as, an employee of any Jeanswear N.V. Company.

(h) There are no Liabilities of any Jeanswear N.V. Company relating to salaries, bonuses, commissions, pensions, severance indemnity, severance payments or any other compensation or benefits of any nature owing or which could become owing to any Jeanswear N.V. Service Provider, any former Jeanswear N.V. Service Provider or any natural Person who is or was, and in such Person's capacity as, an employee, agent, consultant or independent contractor of any Jeanswear N.V. Service Provider, including such Liabilities resulting from the insolvency of any Jeanswear N.V. Service Provider.

(i) No Jeanswear N.V Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for Jeanswear N.V. Business Employees or former employees of any Jeanswear N.V. Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or by collective labor agreement, (ii) death benefits under any ‘‘pension plan’’ or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent any Jeanswear N.V. Company from amending or terminating any Jeanswear N.V Benefit Plan providing health or medical benefits in respect of any Jeanswear N.V. Business Employee or former employee of any Jeanswear N.V. Company other than limitations imposed by applicable Law or by collective labor agreement.

(j) The execution and delivery by CKI of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (either alone or in combination with any other event) (i) entitle any Jeanswear N.V. Company Business Employee to resign, (ii) entitle any Jeanswear N.V Company Business Employee, Jeanswear N.V Company Consultant or other natural Person to any additional compensation, severance, indemnity in lieu of a notice period or other benefits, including pursuant to any Jeanswear N.V Business Employee Contract or Company Consultant Contract, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Jeanswear N.V Benefit Plan or (iv) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Jeanswear N.V Company Benefit Plan.

(k) Each Jeanswear N.V. Business Employee Contract and each Jeanswear N.V. Consultant Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the applicable Jeanswear N.V. Company, except to the extent that enforcement may be limited by, or subject to, (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (where considered in a proceeding in equity or at law), and, to the Knowledge of CKI, of each other party thereto (other than Contracts that have expired or terminated in the ordinary course of business); and none of the Companies or, to the Knowledge of CKI, any other party to such Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract is in violation or breach of, or default under, any such Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract). No written notice of default, termination or non-renewal under any such Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract has been received by any Jeanswear N.V. Company or CKI, and no action has been taken or omitted to be taken by any Jeanswear N.V. Company, or, to the Knowledge of CKI, by other parties thereto which, with the giving of notice or the lapse of time or both, would result in or become a violation or breach of, or give any Jeanswear N.V. Company or CKI or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel terminate or modify, any Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract. To the Knowledge of CKI, none of the Jeanswear N.V. Companies has waived any of its material rights, claims or remedies arising under, or pursuant to, any Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract, including such material rights, claims or remedies resulting from a breach or other violation of such Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract.

(l) The Sellers have previously provided or made available to the Purchaser, a true and complete copy of each Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract, which Jeanswear N.V. Business Employee Contract or Jeanswear N.V. Consultant Contract has not been, and will not be, amended, modified or terminated (except as otherwise permitted pursuant to Section 7.1).

Section 5.22     Labor Matters.

(a) Section 5.22(a) of the CKI Disclosure Schedule sets forth a true and complete list of any (i) labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contracts with any labor union, labor organization or works council (‘‘consiglio di fabbrica’’ and ‘‘rappresentanza sindacale aziendale’’) to which any Jeanswear N.V. Company is a party or is otherwise legally bound by; (ii) labor agreements, collective bargaining agreements, work rules or practice or any other labor-related Contracts that pertain to any of the Jeanswear N.V. Business Employees; (iii) Jeanswear N.V. Business Employees represented by any labor organization with respect to their employment and (iv) unfair labor practices committed by the Jeanswear N.V. Companies or their Representatives. To the Knowledge of CKI, (i) no proceeding relating to unfair labor practices has been threatened against any Jeanswear N.V. Company or its Representatives since January 1, 2002, (ii) there are no labor union organizing activities with respect to any Jeanswear N.V Business Employee, and (iii) there have been no actual or threatened labor disputes, material arbitrations, material grievances, strikes, lockouts, slowdowns or work stoppages against or affecting any Jeanswear N.V. Company since January 1, 2002 specific to employees of the Jeanswear N.V. Companies (e.g., excluding general and national strikes and work stoppages).

(b) Each Jeanswear N.V. Company and, to the Knowledge of CKI, each Jeanswear N.V. Service Provider has been in compliance with all applicable Laws respecting employment and employment practices, including (x) all Laws with respect to terms and conditions of employment, health and safety (including work conditions), wages, hours and overtime compensation, benefits, immigration, freedom of association Laws of the applicable country of manufacture, child (persons under the age of 15 or younger than the age for completing compulsory education, if that age is higher than 15), prison, indentured, exploited, bonded, forced and/or slave labor, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers compensation, labor relations, employee leave issues and unemployment insurance and (y) and Legislative Decree No. 626/1994, Presidential Decree No. 175/1988 and Legislative Decree No. 334/1998. No notice of violation of any of the foregoing has been received by CKI, any Jeanswear N.V. Company or, to the Knowledge of CKI, any Jeanswear N.V. Service Provider. To the Knowledge of CKI, none of the Jeanswear N.V. Companies or any Jeanswear N.V. Service Provider utilizes forced labor, prison labor, convict labor, indentured labor or child labor in connection with the manufacture of the products for the Jeanswear N.V. Companies.

(c) There are no material Liabilities of any Jeanswear N.V. Company relating to labor or social security (or equivalents thereof) matters in respect of the Jeanswear N.V. Business Employees other than as otherwise provided in the Company Balance Sheet (insofar as the Company Balance Sheet relates to the Jeanswear N.V. Companies).

(d) Each Jeanswear N.V. Company has materially complied with all redundancy plans. There are no Liabilities of any Jeanswear N.V. Company relating to any lay-offs, redundancies or plant closings by any Jeanswear N.V. Company.

(e) To the Knowledge of the CKI, no Jeanswear N.V. Business Employee is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other Contract with a former employer of any such employee relating (i) to the right of any such employee to be employed by any Jeanswear N.V. Company or (ii) to the Knowledge or Use of any Intellectual Property.

(f) Each Jeanswear N.V. Company and, to the Knowledge of CKI, each Jeanswear N.V. Service Provider is properly registered or licensed as a garment manufacturer in each jurisdiction which requires any such registration or licensing and in which such Jeanswear N.V. Company or Jeanswear N.V. Service Provider (as the case may be) conducts business, except where the failure to be so registered or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 5.23     Environmental Matters.

(a) Neither the conduct nor operation of the businesses of any Jeanswear N.V. Company, nor any condition of any of the Jeanswear N.V. Leased Real Property, violates any applicable Environmental Law, except where such conduct or violation would not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Jeanswear N.V. Companies or CKI has received or been subject to any notice, Action, Order or written information request from any Person stating or alleging, or, in the case of a written information request, raising the possibility, that any Jeanswear N.V. Company is in violation of any applicable Environmental Law or is otherwise liable pursuant to any applicable Environmental Law, except where such violation or liability would not reasonably be expected to result in a Material Adverse Effect.

(c) There have been no spills, disposals or releases of Hazardous Materials on, at, under, or from any Jeanswear N.V. Leased Real Property, except where such spill, disposal or release would not reasonably be expected to result in a Material Adverse Effect.

(d) The Purchaser hereby acknowledges and agrees that Section 5.14 and this Section 5.23 are CKI's sole and exclusive representations and warranties as to environmental matters and that none of the other representations and warranties contained in this Agreement shall be deemed to apply directly or indirectly to environmental matters.

Section 5.24     Material Contracts.

(a) Section 5.24(a) of the CKI Disclosure Schedule sets forth a true and complete list of the Jeanswear N.V. Company Material Contracts as of November 30, 2005. For purposes hereof, ‘‘Jeanswear N.V. Company Material Contracts’’ shall mean, collectively, each of the following types of executory Contracts, including all amendments, modifications and binding supplements thereto, to which any Company is a party or is otherwise bound:

(i) leases (whether of real or personal property) providing for annual rentals of €100,000 or more (provided, that CKI hereby represents and warrants to the Purchaser that, other than such lease Contracts constituting Material Contracts, there are approximately 30 leases (whether of real or personal property) to which any Jeanswear N.V. Company is a party or is otherwise legally bound);

(ii) Contracts for the purchase or sale of Assets, products or services providing for either (1) annual payments by or to the Jeanswear N.V. Companies of €100,000 or more or (2) aggregate future payments by or to the Jeanswear N.V. Companies of €250,000 or more;

(iii) all distribution, franchise or agency Contracts providing for the sale by the Jeanswear N.V. Companies of Assets, products or services of €100,000 or more (other than such Contracts with (x) are non-exclusive with respect to Assets, products or services and (y) may be terminated by the applicable Jeanswear N.V. Company upon 30 days notice without incurrence by a Jeanswear N.V. Company of any payment premium fee, penalty, or similar costs);

(iv) partnership, joint venture, consortia, co-operation, profit-sharing or shareholders Contracts with any Person (provided, that such Contracts on Sections 5.24(a) of the CKI Disclosure Schedule shall be marked by one asterisk);

(v) Contracts with any Governmental Entity relating to the (1) participation of any Jeanswear N.V. Company in any amnesty program or (2) the settlement or other disposition of any Tax audit of any Jeanswear N.V. Company (provided, that such Contracts on Sections 5.24(a) of the CKI Disclosure Schedule shall be marked by two asterisks);

(vi) Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of any Jeanswear N.V. Company or its Affiliates to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with any Jeanswear N.V. Company or its Affiliates (other than radius restrictions contained in any Material Contract described in Section 5.24 (a)(iii of the CKI Disclosure Schedule) ( provided, that such Contracts on Section 5.24(a) of CKI Disclosure Schedule shall be marked by three asterisks);

(vii) Contracts under which any Jeanswear N.V. Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, other than any other Jeanswear N.V. Company, in an amount in excess of €100,000 (other than extensions of trade credit in the ordinary course of business); and

(viii) Contracts that commit capital expenditures after the date hereof in excess of €100,000;

(b) Each Jeanswear N.V. Company Material Contract and CK Jeanswear License is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the applicable Jeanswear N.V. Company, except to the extent that enforcement may be limited by, or subject to, (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (ii) general equitable principles (where considered in a proceeding in equity or at law), and, to the Knowledge of CKI, of each other party thereto (other than Contracts that have expired or terminated in the ordinary course of business); and none of the Jeanswear N.V. Companies or, to the Knowledge of CKI, any other party to such Jeanswear N.V. Company Material Contract is in violation or breach of, or default under, any such Jeanswear N.V. Company Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Jeanswear N.V. Company Material Contract). No notice of default, termination or non-renewal under any such Jeanswear N.V. Company Material Contract has been received by any Jeanswear N.V. Company or CKI, and no action has been taken or omitted to be taken by any Jeanswear N.V. Company, or to the Knowledge of CKI, by other parties thereto which, with the giving of notice or the lapse of time or both, would result in or become a violation or breach of, or give any Jeanswear N.V. Company or CKI or any other Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel terminate or modify, any Jeanswear N.V. Company Material Contract. To the Knowledge of CKI, none of the Jeanswear N.V. Companies has waived any of its material rights, claims or remedies arising under, or pursuant to, any Jeanswear N.V. Company Material Contract, including such material rights, claims or remedies resulting from a breach or other violation of such Company Material Contract.

(c) The Sellers have previously provided or made available to the Purchaser, (i) a true and complete copy of each Jeanswear N.V. Company Material Contract, which Jeanswear N.V. Company Material Contract has not been, and will not be, amended, modified or terminated (except as permitted pursuant to Section 7.1) or (ii) with respect to each Jeanswear N.V. Company Material Contract that has not been reduced to writing, a written description thereof (including a summary of the material terms thereof), which description is set forth in Section 5.24(c) of the CKI Disclosure Schedule, and which Jeanswear N.V. Company Material Contract has not been, and will not be, amended, modified or terminated.

Section 5.25     Insurance Coverage. Section 5.25 of the CKI Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds relating to any Jeanswear N.V. Company or its operations, Assets and officers and employees. There is no material claim by any Jeanswear N.V. Company or CKI pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Jeanswear N.V. Companies and/or CKI have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to the businesses of the Jeanswear N.V. Companies. CKI does not have Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

Section 5.26     Affiliate Relationships.

(a) Section 5.26(a) of the CKI Disclosure Schedule sets forth all executory Contracts between any Company, on the one hand, and CKI and/or its Affiliates (other than any Company), on the other hand (collectively, the ‘‘CKI Affiliate Contracts’’).

(b) Section 5.26(b) of the CKI Disclosure Schedule sets forth all material executory Contracts between any Jeanswear N.V. Company, on the one hand, and any other Company, on the other hand (collectively, the ‘‘Designated Intercompany Contracts’’).

(c) No director (to the extent such director was appointed or otherwise designated by CKI) or officer of any Jeanswear N.V. Company or member of any such director's or officer's immediate family:

(i) is indebted to any Jeanswear N.V. Company;

(ii) has any direct or indirect ownership interest in any supplier, customer or competitor of any Jeanswear N.V. Company; or

(iii) has a direct or indirect interest in any Jeanswear N.V. Company Material Contract or has a claim to have an interest in the Intellectual Property rights of any Jeanswear N.V. Company.

Section 5.27     Brokers. None of the Jeanswear N.V. Companies or CKI has employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders' fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which CKI or any Jeanswear N.V. Company have or could have any Liability.

Section 5.28     CKI's Knowledge. Notwithstanding anything herein to the contrary, all of the Designated Representations and Warranties are made to CKI's Knowledge.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in the correspondingly numbered section of the disclosure Schedules delivered herewith by the Purchaser to the Sellers and which are attached hereto (collectively, the ‘‘Purchaser Disclosure Schedule’’), the Purchaser hereby represents and warrants to the Sellers as follows:

Section 6.1     Organization and Existence. The Purchaser is a company duly organized, validly existing and in good standing (or its equivalent) under the laws of the State of Delaware and has the requisite corporate power and authority to enable it to own, lease or otherwise hold its Assets and to carry on its business as presently conducted. The Purchaser is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a material adverse effect on the ability of the Purchaser, to consummate the transactions contemplated hereby.

Section 6.2     Authorization. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which the Purchaser is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, stockholder or other action of the Purchaser to the extent the Purchaser is a party thereto. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by the Purchaser to the extent the Purchaser is a party thereto, and, assuming this Agreement and the Ancillary Agreements have been duly authorized, executed and delivered by the other parties thereto, each of this Agreement and the Ancillary Agreements constitutes a valid and binding agreement of the Purchaser to the extent the Purchaser is a party thereto, enforceable against the Purchaser in accordance with its terms, except to the extent that enforcement may be limited by or subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

Section 6.3     Noncontravention. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not, (a) conflict with, or violate any provision of, the Organizational Documents of the Purchaser, (b) require any Consent or Filing, (c) conflict with or violate any applicable Law or (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under any note, bond, indenture, deed of trust, mortgage, lease, franchise, license, permit, instrument, Law or Contract to which the Purchaser is a party or by which either the Purchaser is bound, except to the extent such violation, breach or default would not result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

Section 6.4     Financing. The Purchaser will have, at or prior to the Closing Date, sufficient funds available to pay the Closing Purchase Price. To the knowledge of the Purchaser, upon consummation of the Acquisition, the Purchaser will have reasonably sufficient working capital to operate the Business.

Section 6.5     Brokers. Other than JPMorgan Securities Inc., the Purchaser has not employed any investment banker, broker or finder or incurred any Liability for any investment banking fees, brokerage fees, commissions or finders' fees or any other similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Purchaser or any Company has or could have any Liability.

ARTICLE VII

COVENANTS

Section 7.1     Conduct of the Business.

(a) Except as otherwise expressly provided in this Agreement (including in respect of the consummation of the Euro Cormar Separation and the CKI Share Conversion and Section 7.1(d)), from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Jeanswear N.V. Sellers shall use their commercially reasonable efforts to cause each Jeanswear N.V. Company and the Retail Sellers shall use their commercially reasonable efforts to cause each Retail Company to conduct its business only in the ordinary course of business. Without limiting the generality of the foregoing, the Jeanswear N.V. Sellers shall use commercially reasonable efforts to cause each Jeanswear N.V. Company and the Retail Sellers shall use commercially reasonable efforts to cause each Retail Company to preserve intact such Company's present business organization. In addition, the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) shall use commercially reasonable efforts to cause each Jeanswear N.V. Company and each Retail Company (as the case may be) not to, without the prior written consent of the Purchaser (unless otherwise expressly provided in this Agreement (including in respect of the consummation of the Euro Cormar Separation and the CKI Share Conversion and Section 7.1(d))):

(i) amend its Organizational Documents or take any action with respect to any such amendment thereof;

(ii) authorize, issue, sell or otherwise dispose of, or commit to sell or deliver any shares of, capital stock or other equity interests, including any Options, Rights or Warrants with respect to any Company;

(iii) split, combine or reclassify any shares of any capital stock or other equity interests; declare, set aside or pay any dividend (whether a cash dividend or otherwise) or other distribution (whether shares or property or any combination thereof) in respect of any capital stock (or other equity interests) or otherwise; or directly or indirectly redeem, purchase or otherwise acquire any capital stock or other equity interests, including any Option, Right or Warrant with respect to any Person;

(iv) except in the ordinary course of business or as required pursuant to any Company Business Employee Contract or Company Consultant Contract, increase or otherwise change the rate or nature of compensation (including wages, salaries and bonuses) for services provided by any Company Business Employee or any Company Consultant;

(v) enter into any employment or similar Contract with any Company Business Employee, Company Consultant or prospective employee, agent, consultant or independent contractor providing for annual payments by the Companies of €80,000 or more;

(vi) except as otherwise required by applicable Law, adopt any new employee benefit plan, policy, program or arrangement, or amend any Company Benefit Plan in a way that would serve to materially increase the benefits payable thereunder;

(vii) enter into, or materially amend the terms of, any collective bargaining agreement or similar labor Contract;

(viii) adopt a plan of complete or partial liquidation, dissolution, merger, demerger, consolidation, restructuring, recapitalization, equity contribution or other reorganization;

(ix) except as may be required as a result of a change in Law, change any of the accounting principles or practices (whether for financial accounting or tax purposes) used by any Company;

(x) revalue any of its Assets, including write-off notes or accounts receivable, other than in the ordinary course of business;

(xi) make or revoke any material Tax election, change an accounting period, adopt or change an accounting method, file any amended Tax Return, or enter into any agreement to settle or compromise any Tax Liability;

(xii) except in the ordinary course of business, (i) incur, assume or compromise any Indebtedness or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person; (iii) make any loans, advances or capital contributions to any Person; (iv) pledge or otherwise encumber shares of capital stock or other equity interests of any Company; or (v) mortgage or pledge any of the Assets of any Company, or create or suffer to exist any Encumbrance thereupon, other than Permitted Encumbrances;

(xiii) sell, license, lease or otherwise dispose of any Assets, except pursuant to Contracts existing as of the date hereof relating to the sale or disposition of products of any Company or otherwise in the ordinary course;

(xiv) enter into, terminate or materially (A) amend, (B) extend or (C) waive any right, claim or remedy arising under, or pursuant to, any material Contract, including all Company IP Agreements (other than in the ordinary course);

(xv) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other Person (or division thereof) or any equity interest therein, or any Assets of any Person (other than Assets acquired in the ordinary course);

(xvi) within any 30-day period subsequent to the date hereof, authorize or make capital expenditures in the aggregate in excess of €500,000;

(xvii) take or fail to take any action whereby any material Intellectual Property rights owned or used by any Company may lapse or become abandoned or unenforceable;

(xviii) enter into any transaction or Contract which restricts any Company or its Affiliates from engaging in any business or activity anywhere in the world, other than distribution, franchise or agency Contracts (x) providing for the sale by the Companies of Assets, products or services of less than €200,000 and (y) which contain reasonable and customary radius restrictions on any Company (but not on any of its Affiliates (other than any other Company));

(xix) institute any Action or settle or compromise any pending or threatened Action (1) which relates to the transactions contemplated hereby (other than any Action by any Seller or its Affiliates (including any Company) against the Purchaser) or (2) that is, or is reasonably expected to be, material to the Business;

(xx) request or require any Person to accelerate the payment of, factor, or write-off or otherwise reduce amounts owing by any Person in respect of, the accounts receivable of any Company, except in the ordinary course of business or as otherwise required by Applicable GAAP;

(xxi) defer the payment of the accounts payable of any Company beyond such Company's payment practices in the ordinary course of business;

(xxii) take any other action not in the ordinary course of business which affects the Closing Date Working Capital, including accelerating the shipment of any inventory of any Company or taking any other action which would accelerate the sales of any products of any Company; or

(xxiii) take or agree in writing or otherwise to take any of the actions described in Sections 7.1(a)(i) through 7.1(a)(xxii) or any action which would make any of the representations or warranties of any of the Sellers contained in this Agreement untrue or incorrect.

(b) Except as otherwise expressly provided in this Agreement, from the date hereof through the Closing, the Jeanswear N.V. Sellers (with respect to the Jeanswear N.V. Companies) and the Retail Sellers (with respect to the Retail Companies) shall not, and shall cause their Affiliates and/or the applicable Companies not to, sell, transfer, assign, pledge or take any other action that would result in any Encumbrance on the Purchased Shares or the Subsidiary Shares.

(c) Notwithstanding anything in this Section 7.1 to the contrary, at any time prior to the Closing, CKI shall have the right to enforce the terms of any licensing Contract set forth in Schedule II in accordance with their respective terms (it being understood that nothing in this Section 7.1(c) shall have any effect on the terms and conditions of the CKI Release Agreement).

(d) Notwithstanding anything herein to the contrary, from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, Fingen S.p.A. shall use its commercially reasonable efforts to cause CMI to conduct its business in accordance with the business plan set forth on Exhibit E hereto (the ‘‘CMI Business Plan’’) and otherwise only in the ordinary course. Without limiting the generality of the foregoing, Fingen S.p.A. shall use its commercially reasonable efforts to cause CMI to preserve intact its present business organization, and retain the services of the key business employees and consultants and preserve its relationships with customers, suppliers and others having business dealings with CMI, all with the intent of preserving unimpaired its goodwill and ongoing businesses at the CMI Closing Date.

Section 7.2     Access to Information; Confidentiality.

(a) Subject to the terms and conditions of this Agreement and applicable Law, from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Retail Sellers and the Jeanswear N.V. Sellers (as the case may be) shall, and each of them shall cause their Representatives to, give the Purchaser and its Representatives, investment bankers, attorneys and accountants reasonable access to the business of each Jeanswear N.V. Company or each Retail Company (as the case may be), as well as their respective operations, properties, personal property, books and records, Contracts and commitments during normal business hours and upon prior notice (provided, that, such access shall not unreasonably interfere with normal operations of any Company and, in the Sellers' discretion, such access may be monitored by an Affiliate or Representative of the Sellers) and shall furnish to the Purchaser and its authorized Representatives, investment bankers, attorneys and accountants such financial and operating data, including financial reports prepared for the directors and officers of any Jeanswear N.V. Company or each Retail Company (as the case may be) or the Sellers, and other information as the Purchaser may reasonably request and instruct the Representatives of the Companies to assist the Purchaser in its investigation of any Company. Without limiting the generality of the foregoing, the Jeanswear N.V. Sellers or the Retail Sellers (as the case may be) shall (a) provide, or cause to be provided, reasonable access to the properties of any Company and (b) use their commercially reasonable efforts to provide, or cause to be provided, reasonable access to the properties of any Company Service Provider, in each case, as the Purchaser may request for purposes of performing audits in order to determine whether the Jeanswear N.V. Sellers and the Retail Sellers are in compliance with the representations and warranties set forth in Sections 4.23(b) and 5.22(b), respectively.

(b) For a period of three years following the date hereof, the Jeanswear N.V. Sellers (with respect to the Jeanswear N.V. Companies), the Retail Sellers (with respect to the Retail Companies), and the Purchaser shall, and shall cause their respective Representatives, Affiliates, investment bankers, attorneys, accountants and agents to, keep confidential and not disclose or transfer any information regarding any Company or the Purchaser (in the case of any Seller), or the Sellers (in the case of the Purchaser) obtained in connection with the transactions contemplated hereby or otherwise unless such information (i) is or becomes publicly available (other than as a result of breach of this Section 7.2(b)), (ii) is disclosed after written approval for such disclosure has been given by the Purchaser or the Sellers, as appropriate or (iii) is requested pursuant to, or required by applicable Law, to be disclosed (provided, that, the party receiving such request shall promptly notify the Purchaser, in the case of any of the Sellers, or the Sellers, in the case of the Purchaser, so that the applicable party may seek a protective order or other appropriate remedy).

Section 7.3     Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement and applicable Law, each of the Sellers and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as soon as practicable. Without limiting the foregoing, each of the Sellers, on the one hand and on behalf of any Company, and the Purchaser, on the other hand, shall use their commercially reasonable efforts to (to the extent not already obtained or completed) (i) obtain all Consents, Permits or Orders by, and give all necessary notices to, and make all Filings with, and applications and submissions to, any Governmental Entity or other Person, including in respect of, or as required by, applicable antitrust Laws, necessary in connection with the consummation of the transactions contemplated hereby as soon as reasonably practicable; and (ii) provide all such information concerning such party (or, in the case of any Seller, such Company) as may be necessary or reasonably requested in connection with any of the foregoing. No later than three Business Days after the date hereof, the Purchaser shall file or cause to be filed, the application, documents and other materials required to be filed with the Italian anti-trust authorities (‘‘Autorita Garante della Concurrenza’’) in connection with the consummation of the transactions contemplated by this Agreement.

(b) Each of the Sellers and the Purchaser shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and shall reasonably cooperate in connection with obtaining all required Consents of any Governmental Entity. In that regard, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall, without limitation, and, in each case, subject to applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of oral communications, advise each other orally of) any communications from or with any Governmental Entity with respect to the Acquisition or any of the other transactions contemplated hereby, (ii) permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Entity, (iii) not participate in any meeting, teleconference or videoconference with any such Governmental Entity unless it first consults with the Sellers or the Purchaser (as the case may be) and to the extent permitted by such Governmental Entity gives the Sellers or the Purchaser (as the case may be) the opportunity to attend and participate thereat, (iv) furnish each other with copies of all correspondence, filings and communications between it and any such Governmental Entity with respect to this Agreement and the transactions contemplated hereby and (v) furnish each other with such necessary information and reasonable assistance as the Sellers or the Purchaser (as the case may be) may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. The Sellers, on the one hand, and the Purchaser, on the other hand, as each deems advisable and necessary, may reasonably designate any competitively sensitive material provided to the other under this Section 7.3(b) as ‘‘counsel only.’’ Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Sellers or the Purchaser, as the case may be) or such applicable Person's legal counsel.

(c) Except as otherwise expressly provided herein, prior to the Closing, the Purchaser shall not, without the prior consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed) contact or communicate with any Business customer or Company Service Provider in connection with the transactions contemplated hereby.

Section 7.4     Transitional Matters; Post-Closing Books and Records.

(a) The Purchaser, on the one hand, and the Jeanswear N.V. Sellers (with respect to the Jeanswear N.V. Companies) and the Retail Sellers (with respect to the Retail Companies), on the other hand, shall use commercially reasonable efforts to cooperate with each other, and shall cause their respective Representatives to cooperate with each other, for a period of not less than 180 days after the Closing Date to ensure the orderly transition of the Companies from the Sellers to the Purchaser and to minimize any disruption that might result from the transition contemplated hereby; provided, that, this Section 7.4(a) shall not apply to the transitional matters described in Section 7.4(b). During such 180-day period, upon reasonable written notice and during normal business hours, the parties shall provide each other with such information and records and make such of its Representatives, investment bankers, attorneys and accountants as may reasonably be requested by such other party in connection with financial reporting and accounting matters that relate to the Companies or the preparation of any Tax Return, Tax audit or Action with respect to Taxes that relates to any Company. The party requesting such assistance shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred in providing such assistance pursuant to this Section 7.4. The access rights provided pursuant to this Section 7.4 shall be in addition to those rights described in Section 2.4.

(b) The Purchaser and the applicable Fingen Sellers (as the case may be) hereby agree to, or to cause the applicable Companies or the applicable Sellers to (as the case may be), provide the services described in Schedule 7.4(b) to the Purchaser or the Fingen Sellers (as the case may be) in accordance with the terms and conditions set forth therein.

(c) For a period of five years following the Closing Date (or such longer period as may be required by any Governmental Entity or legal proceeding or applicable Law):

(i) unless consented to in writing (which consent shall not be unreasonably withheld, delayed or conditioned) by the Sellers or the Purchaser (as the case may be), the Sellers or the Purchaser (as the case may be) shall not dispose of or destroy any of the books, records or files relating to Business; provided, that requests by the Sellers or the Purchaser (as the case may be) to dispose of or destroy any such books, records or files shall be made in writing and shall specify the contents of, and the matters to which, such books, records or files relate; provided, further, that, this Section 7.4(c)(i) shall apply to CKI solely in its capacity as a Company shareholder and shall not limit the ability of CKI (in its capacity as a licensor) to destroy or dispose of any books, records or files relating to any applicable licensing Contract; and

(ii) subject to applicable Law and appropriate contractual arrangements regarding confidentiality, the Purchaser or the Sellers (as the case may be) shall allow the Sellers or the Purchaser (as the case may be) and their respective Affiliates and Representatives, attorneys and accountants, reasonable access to the books, records and files which are reasonably required by such parties for purposes related to Tax matters (including preparation of any Tax Returns), regulatory filings, financial statements or the conduct of any litigation or regulatory dispute, in any event, during regular business hours and upon reasonable notice. The requesting party (whether the Sellers or the Purchaser) shall have the right to make copies of any such books, records and files, at such requesting parties' expense.

Section 7.5     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, any Ancillary Agreement and any other agreements entered into in connection with, or in anticipation of, the Acquisition shall be paid by the party incurring such costs and expenses. Notwithstanding any provision herein to the contrary, all Sellers Expenses shall be incurred and borne by the Fingen Sellers, CKI and/or their respective Affiliates (other than any Company or CMI).

Section 7.6     Termination of Affiliate Contracts. The Fingen Sellers shall, and shall cause their respective Affiliates (other than the Companies), on the one hand, and the Companies, on the other hand, to terminate, effective at any time at or prior to the Closing, the Fingen Sellers Affiliate Contracts, other than the Fingen Sellers Affiliate Contracts set forth on Schedule 7.6 (the ‘‘Termination of Affiliate Contracts’’). The Termination of Affiliate Contracts shall result in none of the Companies or, at or following the Closing, the Purchaser or its Affiliates being subject to any Liabilities with respect to such Fingen Sellers Affiliate Contracts or otherwise as a result of the Termination of Affiliate Contracts, including in respect of any outstanding amounts payable by any Company to any Person (other than another Company). At the Closing, each of the Fingen Sellers, on the one hand, and the Purchaser and Warnaco on the other hand (as the case may be) and their respective Affiliates (other than the Companies) shall provide (in a form reasonably acceptable to the other parties) a full written release and exculpation to, and for the benefit of, the parties and any other Affiliates, from any Liability, Loss, restriction or performance in connection with, arising out of, or relating to, such terminated Fingen Sellers Affiliate Contracts and the Termination of Affiliate Contracts.

Section 7.7     Italian GAAP Financials.

(a) The Sellers shall use their commercially reasonable efforts to cause KPMG (or such other independent accounting firm which the parties may agree to in writing) (the ‘‘Italian GAAP Financials Auditors’’) to (i) conduct an audit of the Companies in accordance with U.S. GAAS and to deliver the Italian GAAP Financials as soon as practicable, including preparing, or causing to be prepared, the necessary financial information (including applicable financial statements) required by the Italian GAAP Financials Auditors of the Sellers and the Companies in order to conduct such audit and make such delivery and providing such access to the properties of any Company as the Italian GAAP Financials Auditors may reasonably request in order to conduct a physical count of the inventory of the Companies and (ii) consent to the inclusion of the Italian GAAP Financials Auditors' report to the Italian GAAP Financials in such Filings as are required to be made by the Purchaser or any of its Affiliates pursuant to the applicable rules of the Exchange Act of 1934, as amended, relating to Form 8-K.

(b) Notwithstanding anything in Section 7.7(a) to the contrary, until the Italian GAAP Financials are delivered to the Purchaser and to the extent permitted by the Italian GAAP Financials Auditors' internal policies and procedures, the Sellers shall (i) deliver to the Purchaser and its Representatives (from time to time or as otherwise reasonably requested by the Purchaser) status reports with respect to, among other things, the Italian GAAP Financials Auditors' progress in completing the Italian GAAP Financials, (ii) not take or fail to take any action which would prevent the Purchaser from communicating with, or receiving any documentation or other information (including any work papers) from, the Italian GAAP Financials Auditors relating to its audit of the Companies (including its preparation of the Italian GAAP Financials), and (iii) use their commercially reasonable efforts to deliver to the Purchaser and its Representatives copies of all material documentation or other material information relating to the Italian GAAP Financials which are delivered by the Sellers to, or which are received by the Sellers from, the Italian GAAP Financials Auditors.

(c) All fees, costs and other amounts owing to the Italian GAAP Financials Auditors solely in respect of its services provided in connection with the Acquisition (collectively, the ‘‘Preparation Costs’’), including the Italian GAAP Financials Auditors' audit of the Italian GAAP Financials, shall be incurred and borne by one or more of the Sellers or its Affiliates (other than the Companies or CMI); provided, that, at the Closing, the Purchaser shall reimburse the Sellers for 80% of the Preparation Costs (such amount of the Preparation Costs, the ‘‘Preparation Costs Reimbursement Amount’’) (which amount shall serve as an adjustment to the Base Purchase Price as further described in Section 2.2(a)); provided, further, that, in the event that this Agreement is terminated for any reason (whether pursuant to Section 10.1 or otherwise and without regard to the date of such termination), the Purchaser shall reimburse the Sellers for 80% of the Preparation Costs no later than two Business Days after (x) such termination and (y) receipt by the Purchaser of an accounting prepared by the Italian GAAP Financials Auditor of the Preparation Costs owing at the time of such termination.

(d) Notwithstanding anything herein to the contrary, the Purchaser shall have received the Italian GAAP Financials (together with the Italian GAAP Financials Auditors' work-papers relating to the audit of the Italian GAAP Financials) at least four days prior to the Closing Date; provided, that, the Purchaser may not delay the Closing if all other conditions set forth in Article VIII have been satisfied or waived.

Section 7.8     Taxes.

(a) The Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) shall (on behalf of the Jeanswear N.V. Companies or the Retail Companies (as the case may be)), or shall cause the Jeanswear N.V. Companies or the Retail Companies (as the case may be) to, prepare and file, in a manner consistent with prior practice except as required by applicable Law, all Tax Returns that are required to be filed by, or with respect to, the applicable Companies that are due on or prior to the day immediately prior to the Closing Date and shall remit or cause to be remitted any Taxes arising in respect of such Tax Returns. The Purchaser shall file, or cause to be filed, all other Tax Returns with respect to any Company and shall remit or cause to be remitted any Taxes arising in respect of such Tax Returns. With respect to any Tax Return (i) to be prepared by the Purchaser in accordance with this Section 7.8 and (ii) relating to any Tax period beginning prior to the day immediately prior to the Closing Date, the Purchaser shall provide the Sellers with a draft of any such Tax Return no later than 10 Business Days prior to the time that such Tax Return is filed and shall allow the Sellers to review, comment upon and reasonably approve, without undue delay, any such Tax Return. No later than 10 Business Days following the filing of any such Tax Return, the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) shall reimburse the Purchaser for the portion of the Taxes shown on the Tax Return attributable to the period ending on the day immediately prior to the Closing Date, as determined in accordance with Section 7.8(b). Notwithstanding the foregoing, the Purchaser shall file, or shall cause each applicable Company to file, all Tax Returns relating to Transfer Taxes, shall remit any Transfer Taxes in respect of such Tax Returns and shall provide the Sellers with copies of such Tax Returns no later than 10 Business Days following the time that any such Tax Return is filed; provided, that, upon its receipt of any such Tax Return and at the Purchaser's written request, the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) shall promptly reimburse the Purchaser for one-half of any amounts paid by the Purchaser in respect of Transfer Taxes reflected in the Tax Return. If Tax Returns relating to Transfer Taxes are required by applicable Law to be filed by the Sellers, the Purchaser shall provide the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) with a draft of any such Tax Return no later than 10 Business Days prior to the time that such Tax Return is required to be filed and shall allow the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) to review, comment upon and approve any such Tax Return; provided, further, that, at the written request of the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be), the Purchaser shall promptly reimburse the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) for one-half of any amounts paid by the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be) in respect of Transfer Taxes reflected in the Tax Return filed by the Jeanswear N.V. Sellers and the Retail Sellers (as the case may be).

(b) If requested by the Purchaser, the Jeanswear N.V. Sellers, and/or the Retail Sellers (as the case may be) will, or will cause their applicable Affiliates to, unless prohibited by applicable Law, close the taxable period of each Company as of the close of business on the Closing Date. The Jeanswear N.V. Sellers and/or the Retail Sellers (as the case may be), shall not, and such Persons shall cause their Affiliates not to take any position inconsistent with the preceding sentence on any Tax Return. Any Taxes attributable to a taxable period that ends on or before the Closing Date shall be allocated to the applicable Seller(s). Any Taxes attributable to a taxable period that begins after the Closing Date shall be allocated to the Purchaser. If applicable Law does not permit any Company to close its taxable year as of the close of business on the Closing Date, or where Taxes are assessed with respect to a taxable period which includes the Closing Date (but does not end on that day), then Taxes, if any, attributable to the taxable period of such Company beginning before and ending after the Closing Date shall be allocated (i) to the applicable Seller(s) for the period up to and including the Closing Date and (ii) to the Purchaser for the period subsequent to the Closing Date. In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts that are imposed on the business or the assets acquired, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c) Each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall, and shall cause its Representatives, attorneys and accountants to, provide the other party with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Action by any Governmental Entity, any judicial or administrative Actions relating to Liability for Taxes, and each shall, or shall cause any Company to, retain and provide the other parties with any records or information that may be relevant to any such Tax Return or Action. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

Section 7.9     Non-Solicitation of Employees; Non-Competition.

(a) Until the two-year anniversary of the Closing, none of the Fingen Sellers nor any of its Affiliates will, directly or indirectly, solicit for purposes of employment, offer to hire, entice away, or enter into any employment Contract or similar contract with any employee of the Purchaser or any of its Affiliates with an annual base salary of €50,000 (or the United States Dollar equivalent applicable at such time), including any Company, or otherwise solicit, induce or otherwise encourage any such person to discontinue, cancel or refrain from entering into any employment or similar relationship (contractual or otherwise) with the Purchaser or any of its respective Affiliates, including any Company (other than through general advertising or other general solicitation not targeted to the Purchaser or any of its respective Affiliates (including any Company's employees or contractors) without the Purchaser's prior written consent; provided, that the foregoing shall not prohibit the solicitation of employment or hiring by any Fingen Seller (or its Affiliates) of any natural Persons (x) who respond to general advertising or general solicitations that are not targeted or directed specifically to such Persons or (y) whose employment with a Company has been terminated by such Company.

(b) Until the three-year anniversary of the Closing, none of the Fingen Sellers or its Affiliates will, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business similar to the Business or the Collection Business which competes with the Business or the Collection Business by marketing products under the trademarks listed in Schedule 7.9(b) anywhere that any Company currently conducts business; provided, that the foregoing shall not (x) prohibit any of the Fingen Sellers or its Affiliates from owning, as a passive investment, 5% or less of the outstanding equity of any publicly-traded entity and (y) apply to any business owned by a Fingen Seller or its Affiliates as of the date hereof but only to the extent such business competes with Business or the Collection Business as of the date hereof.

(c) Until the three-year anniversary of the Closing Date, none of the Fingen Sellers or its Affiliates will, directly or indirectly, take any action which materially adversely interferes with the business relationship between any agent or distributor of the Companies as of the date hereof or as of the Closing Date, including by soliciting, inducing or otherwise encouraging such agent or distributor to discontinue such business relationship; provided, that, this Section 7.9(c) shall not prohibit any Fingen Seller or its Affiliates from maintaining any existing business relationship with any such agent or distributor.

(d) For the avoidance of doubt, this Section 7.9 shall not restrict the activities of CKI or its Affiliates.

Section 7.10     Bank Accounts. Prior to the Closing Date, the Jeanswear N.V. Sellers and/or the Retail Sellers (as the case may be) shall, and shall cause their respective Affiliates to, change, effective as of the Closing, the individuals authorized to draw on, or having access to, the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by any Company to the individuals designated in writing by the Purchaser not less than three Business Days prior to the Closing Date.

Section 7.11     Waiver of Rights. Each Seller hereby irrevocably and unconditionally waives, and each Seller shall cause its Affiliates (including the applicable Companies) to irrevocably and unconditionally waive, any Rights relating to the Purchased Shares or the Subsidiary Shares which any Seller or its Affiliates (including any Company) may have pursuant to, or arising under, any Organizational Document of any Company (including any shareholders agreements or similar agreement applicable to any Company) or otherwise, in any event, which would be exercisable or otherwise available to such Seller or its Affiliates (including any Company) as a result of the Acquisition or any other transaction contemplated hereby, and each Seller shall not, and each Seller shall cause each of its Affiliates (including the applicable Companies) not to, take or fail to take any action which would have the effect of causing any such any Right to be exercised or otherwise effected.

Section 7.12     Resignations.

(a) The Sellers shall cause (i) such executive officers of any Company as the Purchaser may request in writing not less than two Business Days prior to the Closing Date (such written request, the ‘‘Resignation Request’’) to resign in such Person's capacity as an officer, effective as at the Closing and (ii) each director and supervisory board member of any Company to resign, in the case of each of subclauses (i) and (ii), effective as at the Closing. In connection with such resignations, the Sellers shall cause each director and supervisory board member of any Company to duly execute and deliver to the Purchaser such Person's resignation in a form reasonably acceptable to the Purchaser (which such resignation shall include a waiver and release with respect to any claims (other than, with respect to supervisory board members, claims in respect of accrued (but not overdue) fees owing to such supervisory board members) such Person may have against any Company). Notwithstanding anything in this Section 7.12(a) to the contrary, the Sellers shall not terminate the employment of any executive officer set forth in the Resignation Request (it being understood that such officer's resignation shall be limited to the resignation of such Person's title as an executive officer of the applicable Company).

(b) The Fingen Sellers shall cause each Italian Purchased Company and the Jeanswear N.V. Sellers shall cause Jeanswear Europe, in each case, to duly call and hold a board of directors meeting and/or stockholders/quotaholders meeting immediately prior to the Closing to effectuate the appointment of new directors, executive officers and/or supervisory board members as the Purchaser shall request not less than two Business Days prior to the Closing Date (the ‘‘New Appointments Request’’). The Fingen Sellers or the Jeanswear N.V. Sellers (as the case may be) shall take all actions necessary to cause each Italian Company and Jeanswear Europe (as the case may be) to duly call, give notice of, and convene such meeting of such Company in accordance with applicable Law and the Organizational Documents of such Company.

Section 7.13     Transfer of Nominee Shares. Promptly following the date hereof (and, in any event, prior to the Closing), the Jeanswear N.V. Sellers shall, and shall cause their respective Affiliates (including the applicable Jeanswear N.V. Companies) to, in each case, in accordance with applicable Law and the Organizational Documents of such Sellers and their respective Affiliates, (i) take all actions necessary to transfer the Gold Lightening Shares not held by a Company (such Gold Lightening Shares, the ‘‘Gold Lightening Nominee Shares’’) and the Jeanswear Asia Shares not held by a Company (such Jeanswear Asia Shares, the ‘‘Jeanswear Asia Nominee Shares’’), in each case, to Jeanswear Korea and (ii) cause Jeanswear Korea (1) to execute a declaration of trust (in a form reasonably acceptable to the Purchaser) in favor of Jeanswear Asia and in respect of the Gold Lightening Nominee Shares (the ‘‘Gold Lightening Declaration of Trust’’), (2) to execute a declaration of trust (in a form reasonably acceptable to the Purchaser) in favor of Jeanswear N.V. and in respect of the Jeanswear Asia Nominee Shares (the ‘‘Jeanswear Asia Declaration of Trust’’ and, together with the Gold Lightening Declaration of Trust, the ‘‘Jeanswear N.V. Declarations of Trust’’), (3) to comply with the terms and conditions of each of the Jeanswear N.V. Declarations of Trust and (4) not to take any action which would create or suffer to exist any Encumbrance upon the Gold Lightening Nominee Shares or the Jeanswear Asia Nominee Shares or which would otherwise violate the terms and conditions of this Agreement.

Section 7.14     Euro Cormar Separation. The Fingen Sellers shall cause Euro Cormar and A.E.S. Advanced Euro Service to take all necessary corporate and other actions in order to consummate the Euro Cormar Separation prior to Closing in accordance with applicable Law, Euro Cormar's and A.E.S. Advanced Euro Service's Organizational Documents and the provisions of this Agreement, including in such a manner so as not to cause the Fingen Sellers to be in breach or other violation of Section 4.11. Euro Cormar shall (i) bear the amount of the Expert Fee in its entirety and (ii) deliver to the Purchaser an accounting, in writing not less than two day prior to the Closing Date (in reasonable detail), of the amount of all of the Separation Fees. If the amount of all of the Separation Fees exceeds €5,000, the Sellers shall reimburse the Purchaser for such excess amount (which excess amount shall serve as an adjustment to the Base Purchase Price as further described in Section 2.2(a)).

Section 7.15     CK Jeanswear Licenses. At Closing, CKI and its applicable Affiliates, on the one hand, and the Purchaser and their respective applicable Affiliates, on the other hand, shall execute, or cause to be executed, each of the Contracts attached hereto as Exhibit D, in each case, in the form attached hereto as Exhibit D or such other form as CKI and the Purchaser or their respective applicable Affiliates may otherwise agree to on or prior to the Closing (collectively, the ‘‘CK Jeanswear Licenses’’).

Section 7.16     Indebtedness. At Closing, the Purchaser and/or their respective Affiliates shall (a) repay all Sellers Third Party Indebtedness and (b) otherwise cause to be released (unless the Purchaser and/or its respective Affiliates shall have previously released) all of the guarantee(s) of each Applicable Guarantor.

Section 7.17     Director Liability.

(a) To the fullest extent permitted by applicable Law, the Purchaser hereby unconditionally and irrevocably waives and relinquishes for itself and on behalf of its Affiliates (including its directors) and employees any and all any claims, counterclaims, offsets, causes of action, damages and Liabilities, that he, she or it has had, may have or claims to have had, as of the Closing or at any time thereafter directly against any director or supervisory board member of any Company, arising out of, or resulting from, matters existing or occurring on or prior to the Closing Date, including the transactions contemplated hereby. The Purchaser hereby agrees that the Sellers may cause any Company to approve, on or prior to the Closing Date, such stockholders/quotaholders resolutions as may be reasonably required to cause the Companies to unconditionally waive for itself and on behalf of its Affiliates and employees any and all any claims, counterclaims, offsets, causes of action, damages and Liabilities, that it may have as of the Closing or at any time thereafter directly against any director or supervisory board member of any Company, arising out of, or resulting from, matters existing or occurring on or prior to the Closing Date, including the transactions contemplated hereby; provided, that the Sellers shall (x) provide the Purchaser with drafts of such resolutions no later than five Business Days prior to their approval and (x) include for adoption such reasonable comments as the Purchaser may provide thereto.

(b) Section 7.17(a) shall be deemed effective as of the Closing.

Section 7.18     Delivery of Books and Records and Other Files. The Sellers shall take all actions necessary to cause (a) the minute books, stock transfer records, stock record books (or equivalent corporate book) and corporate seal (if in existence) of each Company and all other materials related to their corporate administration and (b) all other files (including Tax Returns) maintained by the Sellers relating to any Company, including copies of all Contracts (including Company IP Agreements all historical and archived files maintained by Fingen S.p.A. relating to designs and specifications) and related amendments, correspondence and other documentations, in each case, to be delivered to the applicable Company CMI on or prior the Closing (to the extent such books, records, corporate seals and other files are not kept with the relevant Company as of the date hereof).

Section 7.19     CMI Transfer Agreement. At Closing, Fingen S.p.A. and the Purchaser shall execute, or cause to be executed, the agreement attached hereto as Exhibit F, in the form attached hereto as Exhibit F or such other form as Fingen S.p.A. and the Purchaser may otherwise agree to on or prior to the Closing (the ‘‘CMI Transfer Agreement’’)

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1     Conditions of the Parties' Obligations to Effect the Closing. The respective obligations of the parties to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each of the parties prior to the Closing of the following conditions:

(a) no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting consummation of the transactions contemplated hereby; and

(b) all Consents of Governmental Entities listed in Schedule 8.1(b) shall have been obtained, all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including under applicable antitrust Laws) shall have expired and no such approval or expiration shall contain any material conditions, limitations or restrictions.

Section 8.2     Additional Conditions to Obligation of the Sellers to Effect the Closing. The obligations of the Sellers to effect the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) the Purchaser shall have performed in all material respects its agreements, covenants or obligations under this Agreement required to be performed by the Purchaser on or prior to the Closing Date;

(b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects (disregarding immateriality, materiality, material adverse effect or any derivation of any of the foregoing contained in such representations and warranties), in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where any failure of such representations and warranties to be so true and correct in all respects would not reasonably be expected to result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby;

(c) the Sellers shall have received from the Purchaser a certificate, dated the Closing Date, duly executed by an executive officer of the Purchaser, satisfactory in form to the Sellers, to the effect of paragraphs (a) and (b) of this Section 8.2; and

(d) the Sellers shall have received from the Purchaser (i) each of the documents or other deliveries referred to in Sections 3.2(b)(i) through 3.2(b)(vii) and (ii) each of the documents or other deliveries material for purposes of consummating the transactions contemplated hereby which are referred to in Section 3.2(b)(viii).

Section 8.3     Additional Conditions to Obligation of the Purchaser to Effect the Closing. The obligations of the Purchaser to effect the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) the Sellers shall have performed in all material respects their agreements, covenants or obligations under this Agreement required to be performed by the Sellers on or prior to the Closing Date;

(b) the representations and warranties of the Sellers contained in this Agreement, other than the Designated Representations and Warranties shall be true and correct in all respects (disregarding immateriality, materiality, Material Adverse Effect or any derivation of any of the foregoing contained in such representations and warranties), in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date), except where any failure of such representations and warranties to be so true and correct in all respects would not reasonably be expected to result in a Material Adverse Effect;

(c) the Purchaser shall have received from each of the Sellers a certificate, dated the Closing Date, duly executed by each Seller, satisfactory in form to the Purchaser, to the effect of paragraphs (a) and (b) above;

(d) there shall not have been any event, occurrence or development which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(e) the Purchaser shall have received from the Sellers (i) each of the documents or other deliveries referred to in Sections 3.2(a)(i) through 3.2(a)(xvi) and (ii) each of the documents or other deliveries material for purposes of consummating the transactions contemplated hereby which are referred to in Section 3.2(a)(xvii).

ARTICLE IX

 INDEMNIFICATION; SELLERS' REPRESENTATIVE

Section 9.1     Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement will survive the Closing until March 13, 2007; provided, that (i) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.12, 5.1, 5.2, 5.3, 6.1 and 6.2 shall survive indefinitely and (ii) the representations and warranties contained in Sections 4.15(b), 4.18, 4.24, 5.14(b), 5.17 and 5.23 shall survive until the expiration of the statute of limitations for the applicable representation and warranty plus thirty days. Any representation or warranty that would otherwise terminate in accordance with this Section 9.1 shall continue to survive until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX if notice of a claim for indemnification shall have been given under this Article IX on or prior to such termination date; provided, that, the representation or warranty shall continue to survive only on account of, and only with respect to, such related claim for indemnification. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 9.1 shall limit any agreement, covenant or obligation of the parties which by its terms contemplates performance after the Closing.

Section 9.2     Indemnification of the Purchaser. Subject to the limitations contained in this Article IX, the Sellers shall indemnify, defend and hold harmless the Purchaser and its respective Affiliates (including the Companies) and their respective officers, managers, directors, employees and the successors, heirs and assigns of any of the foregoing (the ‘‘Purchaser Indemnified Parties’’) from and against any and all Losses which arise out of, or result from:

(a) any breach of any representation or warranty made by the Sellers in this Agreement (other than any breach of any representation and warranty made by any Seller in Sections 4.18 or 5.17, such breaches being Tax Matters under Section 9.6); provided, that, (x) to the extent that any such representation or warranty (other than any representation or warranty in Sections 4.5(a), 4.5(e), 5.5(a) or 5.5(d)) is qualified by immateriality, materiality or Material Adverse Effect or any derivation of any of the foregoing and (y) Section 5.28, in each such qualifications and such Section shall be ignored for purposes of indemnification under this Section 9.2(a);

(b) any breach by any Seller of any agreement, covenant or obligation of such Seller contained in this Agreement;

(c) any Software Cure Costs;

(d) any Retained Euro Cormar Liability;

(e) any Retained Customs Liability;

(f) any Retained Product Liability;

(g) any Retained Euro Retail Liability;

(h) any CKI Transfer Liability; and

(i) any Jeanswear Services International Trading Liability.

Section 9.3     Indemnification of the Sellers. Subject to the limitations contained in this Article IX, the Purchaser shall indemnify, defend and hold harmless each Seller and its Affiliates and their respective officers, managers, directors, employees and the successors, heirs and assigns of any of the foregoing (the ‘‘Sellers Indemnified Parties’’) from and against any and all Losses which arise out of, or result from:

(a) any breach of any representation or warranty made by the Purchaser in this Agreement; provided, that, to the extent that any such representation or warranty is qualified by immateriality, materiality, material adverse effect or any derivation of any of the foregoing, such qualifications shall be ignored for purposes of indemnification under this Section 9.3(a); and

(b) any breach by the Purchaser of any of its agreements, covenants or obligations contained in this Agreement.

Section 9.4     Indemnification Procedure for Third Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice from any third party of a claim or demand in respect of which indemnity may be sought under Section 9.2 or 9.3 which is asserted against or sought to be collected from the Indemnified Party, including the commencement of any Action against it (‘‘Third Party Claim’’), the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under such Section 9.2 or 9.3, as applicable, give notice to the Indemnifying Party of the Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party's failure to receive such notice. Such notice shall be delivered in accordance with Section 11.1.

(b) If any Third Party Claim referred to in Section 9.4(a) is brought against an Indemnified Party, the Indemnifying Party will be entitled to participate in any Action underlying the claim and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which event such Indemnified Party shall have the right to retain, at the Indemnifying Party's reasonable expense, one separate counsel, reasonably satisfactory to the Indemnifying Party, to defend such claim on behalf of such Indemnified Party), assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, except in the circumstances described in the parenthetical above, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 9.4 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case, subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of the Third Party Claim: (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (1) there is no finding or admission of any violation of Law by any Indemnified Party or any violation of the rights of any Person, (2) such settlement or compromise releases the Indemnified Party in connection with such Third Party Claim, (3) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (4) such settlement or compromise does not restrict in any manner the ability of the Indemnified Party to conduct its business; (ii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claim effected without its written consent; and (iii) the Indemnified Party shall have the right to participate in such defense and to employ counsel, in each case, at its own expense. Subject to Section 9.4(c), if notice is given to an Indemnifying Party of any Third Party Claim and the Indemnifying Party does not, within 35 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party and the Indemnifying Party will be responsible for any Losses incurred in connection with the defense, compromise, settlement or final determination of such Action.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, except where nonmonetary relief is merely incidental to a primary claim or claims for monetary damages, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Action (provided, that any costs or fees incurred by the Indemnified Party in connection with such defense, compromise or settlement shall be borne exclusively by such Indemnified Party), but the Indemnifying Party will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld); provided, that the Indemnifying Party shall have the right to participate in such defense and to employ counsel at its own expense.

(d) The parties shall cooperate in the defense of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with the provisions of this Article IX.

Section 9.5     Indemnification Procedure for Other Claims.

(a) In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article IX that does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of a claim promptly following the Indemnified Party becoming aware of the same; such notice shall be delivered in accordance with Section 11.1. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party under this Article IX, except to the extent that the Indemnifying Party has been prejudiced by such failure.

(b) If the Indemnifying Party does not notify the Indemnified Party within 35 Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party under this Article IX, and (i) where, on or prior to the applicable Release Date, the Indemnifying Party is a Seller, the Purchaser shall execute on behalf of the Purchaser Indemnified Party, and deliver to the Escrow Agent, a Joint Notice to pay the amount of such Liability to such Indemnified Party on demand or due, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined and (ii) where (x) the Indemnifying Party is the Purchaser or (y) following the applicable Release Date, the Indemnifying Party is the Seller, in each case, the Indemnifying Party shall pay (in cash by wire transfer of immediately available funds) the amount of such Liability to the Indemnified Party on demand or due, or, in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined.

(c) If the Indemnifying Party disputes its Liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with Section 11.6 (in any event, such resolved amount, the ‘‘Resolved Amount’’). Where on or prior to the applicable Release Date, the Indemnifying Party is a Seller, within two Business Days of the resolution of such dispute, the Sellers and the Purchaser shall execute on behalf of the Purchaser Indemnified Party, and deliver to the Escrow Agent, a Joint Notice, instructing such Escrow Agent to pay the Resolved Amount to the Purchaser Indemnified Party pursuant to the Escrow Agreement. Any payments made to the Purchaser shall not be subject to withholding Taxes. Where (x) the Indemnifying Party is the Purchaser or (y) following the applicable Release Date, the Indemnifying Party is a Seller, in each case, within two Business Days of the resolution of such dispute, the Indemnifying Party shall pay the Resolved Amount (in cash by wire transfer of immediately available funds) to the Indemnified Party.

(d) Notwithstanding anything herein to the contrary, promptly following (i) March 13, 2007 (the ‘‘Initial Release Date’’), the Sellers and the Purchaser shall execute and deliver to the Escrow Agent a Joint Notice to affect the delivery by the Escrow Agent to the Sellers of all property then held by the Escrow Agent (subject to retention of amounts sufficient to satisfy any pending claims for Losses), less €6,715,917 or such lesser amount then held by the Escrow Agent (including amounts retained on account of pending claims for Losses) (the ‘‘Designated Escrow Amount’’), which Designated Escrow Amount the Escrow Agent shall continue to hold under, and pursuant to, the Escrow Agreement and (ii) March 12, 2008 (the ‘‘Final Release Date’’ and, together with the Initial Release Date, the ‘‘Release Dates’’), the Sellers and the Purchaser shall execute and deliver to the Escrow Agent a Joint Notice to affect the delivery by such Escrow Agent to the Sellers of all property then held by the Escrow Agent (subject to retention of amounts sufficient to satisfy any pending claims for Losses).

Section 9.6     Certain Tax Matters.

(a) Indemnification of the Purchaser. Subject to Section 9.7(b), the Sellers shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Losses which arise out of, or result from, the following Tax matters (collectively, the ‘‘Tax Matters’’): (i) any Tax in excess of amounts accrued in respect of such Tax on any Company's financial books and records (which accruals shall be made in accordance with Applicable GAAP and shall not reflect any of the transactions contemplated by this Agreement) payable by or on behalf of the Sellers or any Sellers' Affiliates, or any Company, for any taxable period ending on or prior to the Closing Date (or for the portion ending on the Closing Date of any taxable period that includes but does not begin or end on the Closing Date), (ii) any deficiencies in any Tax payable by, or on behalf of, the Sellers or any Sellers' Affiliates, or any Company arising from any audit by any taxing agency or authority with respect to any period ending on or prior to the Closing Date (or for the portion ending on the Closing Date of any taxable period that includes but does not begin or end on the Closing Date), (iii) any claim or demand for reimbursement or indemnification resulting from any transfer by the Sellers prior to the Closing of any Tax benefits or credits to any other Person, (iv) one-half of any Transfer Taxes arising from the Transactions contemplated by this Agreement, (v) any Liability for Taxes as a result of the Euro Cormar Separation and (vi) any breach of any representation or warranty made by any Seller in Sections 4.18 and 5.17 (provided, that, to the extent that any such representation or warranty is qualified by immateriality, materiality, material adverse effect or any derivation of any of the foregoing, such qualifications shall be ignored for purposes of indemnification under this Section 9.6); provided, that the Purchaser shall not be entitled to recover more than the amount of any Loss due as a result of bringing a claim for indemnification under more than one clause of this Section 9.6(a); provided, further, that a ‘‘Loss’’ for purposes of this Section 9.6(a) only shall not include any amount of Tax to the extent attributable to a change by a Company after the Closing Date in a legally permissible method of tax accounting that was used by such Company consistently through the Closing Date (but a change after the Closing Date by any Company relating to the transfer pricing used in respect of any payment between any of the Companies shall not be viewed as a change in a legally permissible method of tax accounting for purposes of the preceding proviso).

(b) Audit Matters. If any claim for Losses in respect of Taxes relating to any Company involving taxable periods for which the Sellers have an obligation to indemnify the Purchaser under Section 9.6(a) hereof is asserted by any taxing authority against the Purchaser, the Purchaser shall promptly notify the Sellers in writing of such fact; provided, however, that the failure to notify the Sellers will not relieve the Sellers of any liability that it may have to the Purchaser, except to the extent that the Sellers demonstrate that the Sellers were actually prejudiced by the Sellers' failure to receive such notice. The Sellers shall have the right, at the Sellers' expense, directly or through the Sellers' designated Representatives, subject to the execution of a confidentiality agreement by the Sellers and each of Sellers' designated Representatives, in form and substance reasonably satisfactory to the Purchaser, for the purpose of protecting the confidentiality and use of information of the Purchaser or its Affiliates, including any Company to control any audit, examination, or proceedings relating to Taxes (a ‘‘Tax Contest’’), in respect of any Tax Return for periods ending on or prior to the Closing Date if such Tax Contest could give rise to a claim for indemnification hereunder; provided, however, that the Purchaser shall have the right to participate in any such Tax Contest and to review in advance and comment upon all submissions made in the course of any Tax Contest to any Governmental Entity. In case the Sellers exercise any of the rights under this Section 9.6(b), the Sellers shall provide to the Purchaser the funds necessary to make any payment due in connection with any settlement (i) of a Tax Contest and (ii) of a Tax Contest ("concordato’’/"condono fiscale’’) within five Business Days of payment by the Purchaser. The Purchaser shall have the right to control any audit, examination or proceedings related to Taxes in respect of any Tax Return for periods (x) beginning before, but ending after, the Closing Date and (y) beginning on or following the Closing Date; provided, however, that the Sellers shall have the right to participate in any such Tax Contest and to review in advance and comment upon all submissions made in the course of any Tax Contest to any Governmental Entity.

(c) Cooperation on Tax Matters. After the Closing Date, the Sellers, on the one hand, and the Purchaser and the Companies, on the other hand, shall (i) provide, or cause to be provided, to each other's respective Representatives, investment bankers, attorneys and accountants, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Returns, or any audit of any Company in respect of which the Sellers, on the one hand, or the Purchaser or any Company, on the other hand, as the case may be, are responsible, and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this Section 9.6(c) shall include the Sellers and the Purchaser (x) making their Representatives, attorneys and accountants and the Representatives of their respective Affiliates available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, Schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

(d) The Purchaser shall not amend any Tax Return in respect of any taxable period ending on or prior to the Closing without Sellers' consents.

Section 9.7     Limitations on Indemnification.

(a) The Sellers shall have no Liability to indemnify the Purchaser for Losses under Section 9.2(a)(i) until the total of all such Losses that are incurred by the Purchaser exceeds $5,000,000, and then only for the amount by which such Losses exceed $5,000,000. The Sellers' maximum Liability for such Losses with respect to all claims for indemnification under this Article IX shall be limited to and shall not exceed (in the aggregate) the sum of (i) €37,320,000 (which Euro amount shall constitute 77.75% of the Cap) plus (ii) $12,722,016 (which United States Dollar amount shall constitute 22.25% of the Cap) (the ‘‘Cap’’); provided, that (x) the Fingen Sellers' maximum Liability for such claims shall be limited to and shall not exceed the Fingen Seller's Pro Rata Share of the Cap, in the aggregate and (y) CKI's maximum Liability for such Losses with respect to such claims shall be limited to and shall not exceed CKI's Pro Rata Share of the Cap. Notwithstanding any provision in this Section 9.7(a) to the contrary, at the Sellers' option, the Sellers shall have no Liability to indemnify the Purchaser for Losses under Section 9.2(a) in respect of any individual claim for which the Loss relating thereto is less than $50,000; provided, further, that the Sellers' may exercise such option with respect to no more than ten individual claims.

(b) To the extent that any Losses arise out of, or result from a breach by both the Fingen Sellers and CKI of one or more representations, warranties, agreements, covenants or obligations, the Fingen Sellers, on the one hand, and CKI, on the other hand, shall severally but not jointly indemnify the Purchaser in an amount equal to the Fingen Sellers Pro Rata Share and the CKI Pro Rata Share, respectively, of such Losses (it being understood that any Losses arising out of, or resulting from, a Designated Representation and Warranty shall be allocated as between the Fingen Sellers and CKI in an amount equal to the Fingen Sellers Pro Rata Share and the CKI Pro Rata Share, respectively). To the extent that any Losses arise out of, or result from, a breach by only (x) one or more Fingen Sellers or (y) CKI, in each case, of one or more representations, warranties, agreements, covenants or obligations, the Fingen Sellers or CKI (as the case may be) shall solely indemnify the Purchaser in an amount equal to such Losses. The indemnification obligation of any Fingen Seller under this Article IX shall be on a joint and several basis as among the Fingen Sellers.

(c) The Purchaser shall have no Liability to indemnify the Sellers for Losses under Section 9.2(b)(i) until the total of all such Losses that are incurred by the Sellers exceeds $5,000,000, and then only for the amount by which such Losses exceed $5,000,000. The Purchaser's maximum Liability for such Losses with respect to all claims for indemnification under this Article IX shall be limited to and shall not exceed $57,177,600. Notwithstanding any provision in this Section 9.7(c) to the contrary, at the Purchaser's option, the Purchaser shall have no Liability to indemnify the Sellers for Losses under Section 9.2(c) in respect of any individual claim for which the Loss relating thereto is less than $50,000; provided, further, that the Purchaser may exercise such option with respect to no more than ten individual claims.

(d) The limitations contained in Section 9.7(a) or 9.7(c) (as the case may be) shall not apply to Losses which arise out of, or result from: (i) any breach by any Seller of any representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.12, 4.18, 5.1, 5.2, 5.3, and 5.17, (ii) any breach by the

Purchaser of any representations and warranties contained in Sections 6.1 and 6.2, (iii) any breach by any Seller or the Purchaser (as the case may be) of any of its agreements, covenants or obligations contained in this Agreement (other than any agreement, covenant or obligation to certify any representations and warranties herein), (iv) any intentional breach of this Agreement or fraudulent or knowing misrepresentations by the parties hereto, (v) the Tax Matters, (vi) any Software Cure Cost, (vii) any Retained Euro Cormar Liability, (viii) any Retained Customs Liability, (ix) any Retained Product Liability, (x) any Retained Euro Retail Liability or (xi) any CKI Transfer Liability and (xii) any Jeanswear Services International Trading Liability (such exceptions to the limitations contained in Section 9.7(a) which are described in this Section 9.7(d), collectively, the ‘‘Designated Matters’’); provided, that the Sellers' maximum Liability for Losses pursuant to Article X shall not exceed the Closing Purchase Price. For the avoidance of doubt, the Sellers' indemnification obligations in respect of any of the Designated Matters described in clauses (v) through (ix) of the immediately preceding sentence, shall be limited to Losses which arise out of, or result from, a pre-Closing act or pre-Closing omission.

(e) All Losses payable to any Purchaser Indemnified Party pursuant to this Article IX shall be paid first from the funds held in the Escrow Account; provided, that, following the Initial Release Date, the Designated Escrow Amount shall not be applied towards Losses other than Losses relating to the Designated Matters; provided, further, that, the right of any Purchaser Indemnified Party to recover for Losses shall not be limited to the funds (if any) remaining in the Escrow Account.

(f) Notwithstanding anything in this Article IX to the contrary, the Sellers shall have no Liability to indemnify the Purchasers for Losses pursuant to Article IX to the extent that such Losses do not exceed the amount of any applicable reserves established on the Final Adjustment Statement.

(g) All indemnification payments paid pursuant to this Agreement shall be made directly to the Purchaser (in the case of indemnification obligations of the Sellers) and shall be treated as adjustments to the Closing Purchase Price for all Tax purposes.

Section 9.8     Exclusive Remedy. After the Closing, to the extent permitted by Law, the indemnities set forth in this Article IX shall be the exclusive remedies of any Indemnified Party for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any agreement, covenant or obligation contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof or otherwise in connection with this Agreement, all of which the parties hereto hereby waive; provided, that the foregoing shall not apply to claims of actual fraud or intentional breach of this Agreement.

Section 9.9     Acknowledgment. The parties acknowledge that (i) the indemnification obligations of each Seller hereunder are autonomous and independent obligations, (ii) none of the representations and warranties of any of the Sellers set forth herein or in any certificate or document delivered at Closing by, or on behalf of, the Sellers pursuant to this Agreement shall be construed or otherwise deemed as a representation or warranty for purposes of or under Articles 1490 or 1497 of the Italian civil code, which civil code shall not apply to any breach or other violation of any representation, warranty, agreement, covenant or obligation of any of the Sellers and (iii) any claim, right or remedy of any Purchaser Indemnified Party arising hereunder with respect to any such breach or violation shall not be subject to the statute of limitation (‘‘prescrizione’’) periods and forfeiture (‘‘decadenza’’) restrictions set forth in Article 1495 of the Italian civil code.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

Section 10.1     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing by mutual written agreement of the Purchaser and the Sellers;

(b) by the Purchaser, if there shall have been a breach by the Sellers of any of their representations, warranties, agreements, covenants or obligations hereunder, which breach would result in the failure to satisfy the conditions set forth in Section 8.3 and, in any such case, such breach (x) shall be incapable of being cured or (y) shall not have been cured in all material respects, in each case, within 30 days after written notice thereof shall have been received by the Sellers;

(c) by the Sellers, if there shall have been a breach by the Purchaser of any of its respective representations, warranties, agreements, covenants or obligations hereunder, which breach would result in the failure to satisfy the conditions set forth in Section 8.2 and, in any such case, such breach (x) shall be incapable of being cured or (y) shall not have been cured in all material respects, in each case, within 30 days after written notice thereof shall have been received by the Purchaser;

(d) by the Sellers or the Purchaser, if a Governmental Entity shall have issued a nonappealable, final Order or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; or

(e) by either the Purchaser or the Sellers upon written notice given to the other party solely in the event that the Closing shall not have taken place on or before February 15, 2006 (the ‘‘Outside Date’’); provided, that the failure of the Closing to occur on or before such date is not the result of a breach of any representations, warranties, agreements, covenants or obligations hereunder by the party (the Sellers, on the one hand, and the Purchaser, on the other hand, as the case may be) seeking such termination; provided, further, that, if on the Outside Date the Purchaser has not received the delivery referred to in Section 3.2(a)(xiv), then the Outside Date shall be extended to May 20, 2006.

Section 10.2     Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, this Agreement will forthwith become null and void, and there will be no Liability or obligation on the part of the parties (or any of their respective Representatives, Affiliates, investment bankers, attorneys, accountants or agents), except that the provisions of Sections 7.2(b) and 7.5 (other than the second sentence thereof), 11.1, 11.7, 11.8 and this Section 10.2, will continue to apply following any such termination. Notwithstanding the previous sentence, no party to this Agreement shall be released from any Liability for any intentional or willful breach of this Agreement or fraudulent or knowing misrepresentations or action by the parties hereto.

ARTICLE XI

MISCELLANEOUS

Section 11.1     Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

if to the Purchaser, to:

c/o The Warnaco Group, Inc.
501 Seventh Avenue
New York, New York 10018
Attention: Jay A. Galluzzo, Esq.
Fax: (212) 287-8275

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Alan C. Myers, Esq.
Fax: (212) 735-2000

and to:

Gianni, Origoni, Grippo & Partners
1270 Avenue of the Americas
23rd Floor
New York, NY 10020
Attention: Stefano Crosio, Esq.
Fax: (212) 957-9608

and, as to Intellectual Property, with a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022-2585
Attention: Karen Artz Ash, Esq.
Fax: (212) 940-8671

if to CKI, to:

Calvin Klein, Inc.
c/o Phillips — Van Heusen Corporation
200 Madison Ave.
New York, NY 10016
Attn: Mark D. Fischer, Esq.
Fax: (212) 381-3970

if to the Fingen Sellers, to:

Fingen Apparel NV
Strawinskylaan 3051-1077
Amsterdam
Attn: Colin Longhurst
Fax: 0031-2030-12116.

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Serge Benchetrit, Esq.
Fax: (212) 728-8111

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by telefax, receipt confirmed (with a confirmation copy to be sent by one of the other permitted methods of delivery). Each such notice, request or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 11.1 (or in accordance with the latest unrevoked written direction from the receiving party) and (ii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section 11.1 (or in accordance with the latest unrevoked written direction from the receiving party), and the appropriate confirmation is received.

Section 11.2     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.3     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement.

Section 11.4     Disclosure Schedules. Notwithstanding anything to the contrary contained in any Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of such Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of such Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure. The inclusion of any information in any part of any Disclosure Schedule shall not be deemed to be an admission or acknowledgement by the Purchaser or the applicable Sellers (as the case may be), in and of itself, that such information is material to, or outside the ordinary course of, the business of the Purchased Companies. There shall be no obligation on behalf of any of the parties to update any Disclosure Schedule pursuant to Sections 8.2(b) and 8.3(b); provided, that, in the event that a party elects to update any Disclosure Schedule following the execution of this Agreement, such update shall not (x) be deemed to cure any breach or other violation of any representation or warranty of such party or (y) affect any claim, right or remedy any other party may have had hereunder (including Article IX) prior to such update.

Section 11.5     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including any confidentiality agreement entered into between the parties or their Affiliates prior to the date hereof with respect to the sale of the Business and (b) is not intended to confer upon any Person other than the parties hereto, any rights or remedies hereunder.

Section 11.6     Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Purchaser and the Sellers. Any of the Purchaser or the Sellers may, by an instrument in writing signed on behalf of such party, waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

Section 11.7     Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the rules of conflict of laws of the State of New York (other than Section 5-1401 of the New York General Obligations Law) or any other jurisdiction that would require the application of any other jurisdiction's laws. The Purchaser and each of the Sellers irrevocably and unconditionally consent to submit to the jurisdiction and venue of any federal court within the City of New York or any state court located in the City of New York (the ‘‘New York Courts’’)(and of the appropriate appellate courts of such courts) for any action to compel arbitration, for provisional or preliminary relief in aid of arbitration or to prevent irreparable harm prior to the appointment of the arbitral tribunal (and except for an action to enforce a final arbitral award, irrevocably and unconditionally agree not to commence any litigation relating hereto except in such courts) and waive any objection or claim that such party may now or hereafter have to the jurisdiction or venue of such courts or that such litigation was brought in an inconvenient court or forum. Process in any such action may be served on any party hereto anywhere in the world or in accordance with Section 11.1 herein.

Section 11.8     Dispute Resolution

(a) Except as otherwise expressly set forth herein, including Section 2.4, all disputes, controversies, and claims directly or indirectly arising out of, or in relation to, this Agreement or the validity, interpretation, construction, performance, breach, termination, or enforceability of this Agreement (‘‘Disputes’’) shall be finally, exclusively and conclusively settled by binding arbitration, as provided in this Section 11.8, under the International Arbitration Rules of the AAA in effect at the time any such arbitration is commenced, except as modified in this Section 11.8.

(b) The arbitral tribunal shall be comprised of three arbitrators. Within 30 days after the receipt by respondent of the demand for arbitration, the Purchaser shall nominate one arbitrator and the Sellers shall collectively nominate one arbitrator. Within 20 days of the appointment of the second arbitrator, the two arbitrators so selected shall select a third arbitrator, who shall chair the arbitral tribunal (the ‘‘Chair’’). If the Chair is not timely appointed, or if either party fails to nominate an arbitrator as noted herein, at the request of any party, the Chair or other arbitrator shall be appointed by the AAA using listing, ranking and striking procedures. Any arbitrator appointed by the AAA shall be an experienced arbitrator of disputes arising out of large, complex commercial transactions, with at least 15 years experience as a judge or practicing attorney, and shall be unaffiliated and without prior or current financial alliances or affiliates with any party.

(c) The arbitration proceedings shall be conducted in the English language, and all documents not in English submitted by any party as evidence must be accompanied by a certified English translation if the arbitrators so request. The arbitration proceedings shall be conducted and any arbitral award shall be rendered in New York (Borough of Manhattan), New York.

(d) Each party shall have the right to request the other party or parties to produce certain specified documents or categories of documents relevant to the issues in dispute, and any disputes regarding the scope of production shall be submitted to the arbitral tribunal (or the Chair). In making any determination regarding the scope of production, the Chair or the arbitral tribunal shall be guided by the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration.

(e) In rendering an award, the arbitral tribunal shall be required to follow the law of the jurisdiction designated by the parties herein. In addition to damages, the arbitral tribunal may award temporary or permanent injunctive relief, including specific performance of any obligation under this Agreement. The arbitral tribunal shall not be empowered to award consequential, punitive, multiple or exemplary damages, and the parties hereby waive any right to such damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction over any of the parties or any of their assets.

(f) By agreeing to arbitration, the parties do not intend to deprive any New York Court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or to maintain the status quo or prevent irreparable harm and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a New York Court, the arbitral tribunal shall have full authority to grant provisional remedies or to order the parties to request that a New York court modify or vacate any temporary or preliminary relief issued by such national court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

(g) In order to facilitate the comprehensive resolution of related Disputes, upon the request of any party to an arbitration proceeding brought under this Agreement, the arbitral tribunal for such proceeding shall consolidate any arbitration proceeding constituted under this Agreement with any other arbitration proceeding constituted under this Agreement, if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitral tribunal constituted hereunder and another arbitral tribunal constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration.

Section 11.9     Publicity. None of the parties hereto or their respective Affiliates or Representatives shall issue or cause the publication of any press release or other public announcement or communication with respect to the transactions contemplated by this Agreement without the consent of the Sellers and the Purchaser, except to the minimum extent necessary to comply with the requirements of applicable Law or the regulations or policies of any securities exchange based on the advice of counsel, in which case the party required to make the release or statement or communication shall allow the Sellers or the Purchaser, as the case may be, reasonable time to comment on such release or statement or communication in advance of such issuance, disclosure or filing. The parties have agreed to the contents and time of release of the initial press release announcing the execution of this Agreement. Notwithstanding anything herein to the contrary, the Purchaser and/or its Affiliates may disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a United States publicly-owned company, including any such disclosures in investor conference calls accessible to the general public or in press interviews.

Section 11.10     Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, however, that the Purchaser may assign (in whole or in part) its rights or obligations hereunder, including with respect to the purchase, acquisition and acceptance of the Purchased Shares and/or the CMI Shares, to one or more of its wholly-owned direct or indirect Subsidiaries; provided, further, that no such assignment shall relieve the Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.10 shall be null and void ab initio.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

WARNACO INC.
By: /s/ Joseph R. Gromek Name: Joseph R. Gromek Title: President and Chief Executive Officer
FINGEN APPAREL N.V.
By: /s/ Gabriele Martini Name: Gabriele Martini Title: Director
FINGEN S.P.A.
By: /s/ Cesare Brogi Name: Cesare Brogi Title: Chief Executive Officer and Director
EURO CORMAR S.P.A.
By: /s/ Corrado Fratini Name: Corrado Fratini Title: Chief Executive Officer and Director
CALVIN KLEIN, INC.
By: /s/ Mark Fischer Name: Mark Fischer Title: Vice President and Secretary